Exhibit 2.1

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

NABORS ENERGY TRANSITION CORP. II,

LIFFEY MERGER SUB, LLC,

and

E2COMPANIES LLC

Dated as of February 11, 2025

i

(continued)

(continued)

(continued)

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Amended and Restated Certificate of Incorporation of Acquiror
Exhibit D	Form of Amended and Restated Bylaws of Acquiror
Exhibit E	Form of Stockholder and Registration Rights Agreement
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of Company Interest Holders Written Consent
Schedule A	Company Knowledge Parties
Schedule B	Key Company Interest Holders

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 11, 2025 (this “Agreement”), by and among Nabors Energy Transition Corp. II, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Liffey Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Acquiror (“Merger Sub”), and e2Companies LLC, a Florida limited liability company (the “Company”).

WHEREAS, upon the terms and subject to the provisions of this Agreement, on the Domestication Date (as defined below), Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) (such deregistration and transfer by way of continuation, including all matters necessary or ancillary in order to effect such domestication, the “Domestication”);

WHEREAS, concurrently with and as part of the Domestication, Acquiror shall file a certificate of incorporation (the “Domestication Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws (the “Domestication Bylaws” and collectively with the Domestication Certificate of Incorporation, the “Domestication Organizational Documents”) (in substantially the forms attached as Exhibit A and Exhibit B hereto);

WHEREAS, in connection with and as part of the Domestication, (a) each then-issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into one share of Class A common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Class A Common Stock”); (b) each then-issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into one share of Class B common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Class B Common Stock”); (c) each then-issued and outstanding share of Acquiror Class F Common Stock shall convert automatically, on a one-for-one basis, into one share of Class F common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Class F Common Stock” and, together with the Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Class B Common Stock, the “Domesticated Acquiror Common Stock”); (d) each then-issued and outstanding Acquiror Warrant shall convert automatically into one warrant to acquire one share of Domesticated Acquiror Class A Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Acquiror Warrant Agreements; and (e) each then-issued and outstanding Acquiror Unit shall convert automatically into one unit of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Units”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Class A Common Stock and one-half of one Domesticated Acquiror Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and Title XXXVI, Chapter 608 of the 2012 Florida Statutes, as amended (the “FLLCA”), Acquiror and the Company will enter into a business combination transaction pursuant to which, on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror (the Company, in its capacity as the surviving company of the Merger, is sometimes referred to herein as the “Surviving Company”);

WHEREAS, immediately following the Effective Time, Acquiror shall file an amended and restated certificate of incorporation (the “A&R Certificate of Incorporation”) with the Secretary of State of Delaware and adopt amended and restated bylaws (the “A&R Bylaws” and collectively with the A&R Certificate of Incorporation, the “A&R Organizational Documents”) (in substantially the forms attached as Exhibit C and Exhibit D hereto);

WHEREAS, the Board of Managers of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and the Company Interest Holders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the Company Interest Holders (the “Company Recommendation”);

WHEREAS, Acquiror and the Key Company Interest Holders and Luce SDIRAI, LLC, concurrently with the execution and delivery of this Agreement, are entering into the Support Agreement, dated as of the date hereof (the “Support Agreement”), providing that, among other things, the Key Company Interest Holders will vote their Company Units in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement and all holders of Company Class A Units acknowledge that they are not entitled to appraisal rights with respect to its securities in connection with the Merger and thereby waive any rights to receive payment of the fair value of their capital securities under the FLLCA;

WHEREAS, the Board of Directors of Acquiror (the “Acquiror Board”) has (a) determined that this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) are in the best interests of Acquiror and its shareholders, (b) approved and adopted this Agreement and declared its advisability and approved the payment of the applicable Per Share Merger Consideration (as defined below) to the Company Interest Holders pursuant to this Agreement and the other transactions contemplated by this Agreement and (c) has recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger and the Domestication, by the shareholders of Acquiror;

WHEREAS, Acquiror, as the sole member of Merger Sub has authorized, approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Nabors Corporate Services, Inc. is entering into a Corporate Services Support Agreement with the Company, pursuant to which, among other things, Nabors Corporate Services, Inc. will provide certain corporate support services to the Company;

WHEREAS, in connection with the Closing, Acquiror, Sponsor, certain other stockholders of Acquiror and certain other Company Interest Holders shall enter into a Stockholder and Registration Rights Agreement, substantially in the form attached hereto as Exhibit E (the “Stockholder and Registration Rights Agreement”), setting forth certain post-closing governance matters;

WHEREAS, in connection with the Closing, Acquiror and certain Company Interest Holders shall enter into Lock-Up Agreements, substantially in the form attached hereto as Exhibit F (each, a “Lock-Up Agreement” and collectively, the “Lock-Up Agreements”), setting forth their agreement with respect to the transfer of shares of Domesticated Acquiror Common Stock after Closing;

WHEREAS, prior to the Closing, Acquiror may enter into subscription agreements, with the approval of the Company (the “Subscription Agreements”) with certain investors pursuant to which such investors (the “PIPE Investors”), upon the terms and subject to the conditions set forth therein, will agree to purchase securities of Acquiror (“PIPE Shares”), in a private placement or placements (the “Private Placements”) to be consummated in connection with Closing (the “Private Placement Financing”);

WHEREAS, Sponsor and the Company, concurrently with the execution and delivery of this Agreement, are entering into a letter agreement (the “Sponsor Letter”) with Nabors Lux 2 S.à.r.l., a Luxembourg private limited liability company (société à responsabilité limitée) (“Nabors Lux 2”), and each of the other signatories thereto, pursuant to which, subject to the terms and conditions set forth therein, at and conditioned upon the Closing, the Sponsor and its affiliates have agreed (a) effective immediately prior to the Closing, to waive the anti-dilution rights set forth in the Acquiror Organizational Documents, with respect to the shares of Domesticated Acquiror Class F Common Stock and Domesticated Acquiror Class B Common Stock directly or indirectly owned by them that may be triggered from the Private Placements, the Merger and/or the other transactions contemplated hereunder, (b) only to the extent necessary to satisfy its obligations with respect to Section 8.03(i), if a PIPE Investor subscribes to purchase PIPE Shares at a per share price less than the Redemption Price, to forfeit a number of shares of Acquiror Class F Common Stock on the terms set forth therein; (c) to the provisions set forth in Section 7.01, and (d) to vote all shares of Acquiror Class F Common Stock and Acquiror Class B Common Stock held by them in favor of the adoption and approval of this Agreement and the other Acquiror Proposals;

WHEREAS, immediately prior to the Closing, all aggregate principal amount of Indebtedness plus accrued interest owed by the Company to Iepreneur Consulting, LLC and Avanti Insieme, LLC (the “Company Affiliate Loans”), except for an aggregate amount of $8 million of such Indebtedness under the Company Affiliate Loans which shall remain outstanding and be assumed by Acquiror, shall be directly or indirectly exchanged for shares of Domesticated Acquiror Class A Common Stock (the “Company Affiliate Loans Exchange”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Acquiror and Sponsor are entering into an agreement, pursuant to which the Company and Acquiror have agreed that for twelve (12) months following the Closing, neither Acquiror nor the Company shall issue or sell any shares of common stock, or deliver any Draw Down Notice (as defined in the GEM Share Purchase Agreement) relating to the issuance of any shares of common stock, under the GEM Share Purchase Agreement without the prior written consent of Sponsor (the “GEM Side Letter”);

WHEREAS, as soon as practicable after the effectiveness of the Registration Statement, the Company shall, or shall cause its subsidiaries that are the issuers of the Company Bonds to, offer to holders of the Company Bonds the opportunity to elect to directly or indirectly exchange such Company Bonds for a number of shares of Domesticated Acquiror Class A Common Stock (the “Company Bond Exchange”) at Closing equal to the quotient of the aggregate principal amount outstanding under such Company Bond, plus accrued interest, divided by a price mutually agreed to by the Parties (the “Company Bond Exchange Ratio”), on terms reasonably satisfactory to Acquiror (the “Bond Exchange Election”); and

WHEREAS, for U.S. federal income tax purposes, (a)(i) the Domestication is intended to be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (as defined herein), and (ii) the Merger, taken together with the Private Placement Financing, the Company Affiliate Loans Exchange and the Company Bond Exchange, be treated as integrated transactions constituting a single exchange qualifying as a transaction described in Section 351 of the Code if permitted by applicable Law (clause (a), the “Intended Tax Treatment”) and (b) this Agreement is intended to constitute, and is hereby adopted by the parties as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the Domestication.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.01            Certain Definitions. For purposes of this Agreement:

“Acquiror Articles of Association” means Acquiror’s Amended and Restated Memorandum and Articles of Association, dated July 13, 2023.

“Acquiror Class A Common Stock” means the Class A ordinary shares, par value $0.0001 each, in the share capital of the Acquiror.

“Acquiror Class B Common Stock” means the Class B ordinary shares, par value $0.0001 each, in the share capital of the Acquiror.

“Acquiror Class F Common Stock” means the Class F ordinary shares, par value $0.0001 each, in the share capital of the Acquiror.

“Acquiror Common Stock” means (a) prior to the Domestication, the Acquiror Class A Common Stock, the Acquiror Class B Common Stock and the Acquiror Class F Common Stock, and (b) immediately following the Domestication, the Domesticated Acquiror Class A Common Stock, the Domesticated Acquiror Class B Common Stock and the Domesticated Acquiror Class F Common Stock.

“Acquiror Material Adverse Effect” means any event, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) is or is reasonably expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of Acquiror, or (ii) would prevent, materially delay or materially impede the performance by Acquiror or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Acquiror Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Acquiror operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical or social conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics, social unrest (including protests, demonstrations, riots, arson, conflagration, looting, boycotts), and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by Acquiror as required by this Agreement or any Ancillary Agreement, or (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), except in the cases of clauses (a) through (d), to the extent that Acquiror is materially disproportionately affected thereby as compared with other participants in the industry in which Acquiror operates.

“Acquiror Organizational Documents” means the incorporation and constitutional documents of Acquiror, including (a) prior to the Domestication, the Acquiror Articles of Association and the Trust Agreement, (b) following the Domestication and prior to the Effective Time, Domestication Organizational Documents and (c) following the Effective Time, the A&R Organizational Documents.

“Acquiror Private Warrant Agreement” means that certain Private Warrant Agreement, dated July 13, 2023, by and between Acquiror and Continental Stock Transfer & Trust Company.

“Acquiror Private Warrants” means whole warrants to purchase shares of Acquiror Class A Common Stock as contemplated under the Acquiror Private Warrant Agreement, with each whole warrant exercisable for one share of Acquiror Class A Common Stock at an exercise price of $11.50.

“Acquiror Public Warrant Agreement” means that certain Public Warrant Agreement, dated July 13, 2023, by and between Acquiror and Continental Stock Transfer & Trust Company.

“Acquiror Public Warrants” means whole warrants to purchase shares of Acquiror Class A Common Stock as contemplated under the Acquiror Public Warrant Agreement, with each whole warrant exercisable for one share of Acquiror Class A Common Stock at an exercise price of $11.50.

“Acquiror Unit” means one share of Acquiror Class A Common Stock and one-half of one Acquiror Public Warrant.

“Acquiror Warrant Agreements” means the Acquiror Private Warrant Agreement and the Acquiror Public Warrant Agreement.

“Acquiror Warrants” means Acquiror Public Warrants and Acquiror Private Warrants.

“Advisory Charter Proposals” means the non-binding proposals relating to the approval of the Domestication Organizational Documents submitted for a vote at the Acquiror Stockholders’ Meeting.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Stockholder and Registration Rights Agreement, the Lock-Up Agreements, the Support Agreement, the Sponsor Letter, the GEM Side Letter and all other agreements, certificates and instruments executed and delivered by Acquiror, Merger Sub, Nabors, Sponsor or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), (ii) the Criminal Justice (Corruption Offences) Act 2018 of Ireland, (iii) the UK Bribery Act 2010, (iv) anti-bribery legislation promulgated by the European Union and implemented by its member states, (v) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (vi) similar legislation of any jurisdiction applicable to the Company or any Company Subsidiary.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY or the state of Florida; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service” and Products that include any of the foregoing, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Closing Company Cash” means, as of the Effective Time, the aggregate cash and cash equivalents of the Company and the Company Subsidiaries on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Company and the Company Subsidiaries as of such time.

“Company Bonds” means the bonds issued pursuant to (i) that certain Indenture, dated as of April 30, 2020, between e2c ESA Bond 1, LLC and UMB Bank, N.A. as Trustee (as supplemented by the First Supplemental Indenture, dated March 19, 2021 and the Second Supplemental Indenture, dated November 24, 2021) and (ii) that certain Indenture, dated as of September 22, 2022, between e2c ESA Bond 2, LLC and UMB Bank, N.A. as Trustee (as supplemented by the First Supplemental Indenture, dated October 23, 2023).

“Company Class A Unit” means a Class A Unit of the Company, entitling the holder to the respective rights, benefits and preferences of a Class A Member (as defined in the Company Operating Agreement) pursuant to the Company Operating Agreement.

“Company Class B Unit” means a Class B Unit of the Company, entitling the holder to the respective rights, benefits and preferences of a Class B Member (as defined in the Company Operating Agreement) pursuant to the Company Operating Agreement.

“Company Class C Unit” means a Class C Unit of the Company, entitling the holder to the respective rights, benefits and preferences of a Class C Member (as defined in the Company Operating Agreement) pursuant to the Company Operating Agreement.

“Company Equity Incentive Plan” means the e2Companies LLC Equity Incentive Plan, as amended from time to time.

“Company Equity Value” means $500,000,000.

“Company Interest Holders” means the holders of the issued and outstanding Company Units.

“Company Interest Holders Approval” means the affirmative vote of the Company Interest Holders owning at least fifty percent (50%) plus one (1) of the outstanding Company Class A Units then held by Company Interest Holders.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical or social conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics, social unrest (including protests, demonstrations, riots, arson, conflagration, looting, boycotts), and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), or (g) any failure to meet any internal or external projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Operating Agreement” means the Second Amended and Restated Operating Agreement of the Company, dated August 9, 2024, as such may have been amended, supplemented or modified from time to time.

“Company Organizational Documents” means the Company Operating Agreement and the Company’s certificate of formation, as amended, modified or supplemented from time to time.

“Company Outstanding Units” means the total number of Company Units outstanding immediately prior to the Effective Time plus the number of Company Units that are issuable in relation to any Company REU Awards outstanding immediately prior to the Effective Time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company REU Award” means each award of restricted equity units (whether vested or unvested) subject to time-based vesting and granted under the Company Equity Incentive Plan that is outstanding immediately prior to the Effective Time.

“Company Subsidiary” means each subsidiary of the Company.

“Company Units” means the Company Class A Units, the Company Class B Units and the Company Class C Units.

“Company Warrants” means warrants to purchase Company Class B Units.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries or Acquiror or its subsidiaries (as applicable) that is bound by any written confidentiality agreements.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Convertible Debt” means convertible secured notes of the Company issued to third parties pursuant to that certain Confidential Private Placement Memorandum of the Company, dated August 29, 2024 and October 15, 2024.

“Disabling Device” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP or Business Data from unauthorized access, acquisition or misuse.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, commission, stock option, stock purchase, restricted stock, phantom equity or other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension, post termination or retiree medical, hospitalization or other health, medical, dental, vision, life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, agreements, policies, practices, programs or arrangements.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety (with respect to exposure to pollution in the environment).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation, or any similar Laws of any jurisdiction applicable to the Company or any Company Subsidiary.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (i) the Exchange Share Consideration by (ii) the Company Outstanding Units.

“Exchange Share Consideration” means an aggregate number of shares of Domesticated Acquiror Class A Common Stock equal to (a)(i) the Company Equity Value plus (ii) the face value of any Convertible Debt and Company Bond that converts into Company Units immediately prior to or simultaneously with the Merger plus (iii) the aggregate exercise price of Company Warrants exercised prior to the Closing plus (iv) any proceeds received by the Company pursuant to the issuance of any Company Units by the Company after the date hereof divided by (b) the Redemption Price.

“GEM Commitment Fee” means the $2,000,000 fee payable by the Company to GEM Yield Bahamas Limited pursuant to the terms of the GEM Share Purchase Agreement.

“GEM Share Purchase Agreement” means the Share Purchase Agreement, dated January 13, 2024, by and between the Company, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited.

“Government Contract” means any contract for the sale of supplies or services currently in performance, in performance in the past six (6) years, or that has not been closed that is between the Company or any Company Subsidiary, on one hand, and a Governmental Authority, on the other hand, or that is entered into by the Company or any Company Subsidiary and a third party under which the Company’s or the Company Subsidiary’s goods or services are directly or indirectly provided to or for use by a Governmental Authority, including but not limited to any contract under which the Company or any Company Subsidiary serves as a subcontractor or supplier at any tier to a prime contractor or higher-tiered subcontractor in connection with a contract between another person and a Governmental Authority, and including but not limited to any reseller or distributor agreement pursuant to which the Company or any Company Subsidiary has agreed to allow a third party to sell its products or services to a Governmental Authority.

“Government Official” means any officer or employee of a Governmental Authority, a public international organization, or any department, agency or instrumentality thereof or any person acting in an official capacity for such government or organization, including (i) a foreign official as defined in the FCPA, (ii) a foreign official as defined in the Criminal Justice (Corruption Offences) Act 2018 of Ireland, (iii) an Irish official as defined in the Criminal Justice (Corruption Offences) Act 2018 of Ireland, (iv) a foreign public official as defined in the U.K. Bribery Act 2010, (v) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company, and (vi) any non-U.S. political party, any party official or representative of a non-U.S. political party, or any candidate for a non-U.S. political office.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under applicable Environmental Laws, including the following United States federal statutes and their state and non-United States counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, and (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon.

“Herbata Put and Call Option Agreement” means that certain Put and Call Option Agreement by and among Herbata Limited, Mission Critical 32 Limited, Moffett Investment Holdings Unlimited Company and the shareholders of Herbata Limited party thereto, dated April 9, 2024.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Iepreneur Consulting Agreement” means that certain Consulting Agreement between the Company and Iepreneur Consulting, LLC executed by the parties thereto on August 28, 2024.

“Indebtedness” means, as of any time, without duplication, with respect to any person, all debts, liabilities and obligations, whether accrued unaccrued, liquidated or unliquidated, fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law) or Action and those arising under any contract, agreement, arrangement, commitment or undertaking arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred or unpaid purchase price of property, assets or services, including “earn-outs” and “seller notes,” (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be recorded as a capital lease in accordance with GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (g) severance payments, stay and retention bonuses, incentive bonuses entered in connection with or relating to or arising from the sale of the Company, termination and change of control arrangements and similar obligations that are owed to any person, in each case that will arise as a result of or in connection with the consummation of the Transactions (whether or not arising subject to the occurrence of any subsequent condition, including any termination of employment or engagement) and any Taxes payable in connection therewith (including the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts); (h) accrued and unused paid time off, sick leave or other paid leave that would be required to be paid in cash upon the termination of the applicable employment relationship with the Company; (i) unfunded or underfunded Plans that are pension or nonqualified deferred compensation plans and all liabilities for employer contributions due, but not paid, to any Plans, including any elective deferrals, employer matching contributions and other employer contributions due to any Plan that is intended to be qualified under Section 401(a) of the Code, and (j) any of the obligations of any other person of the type referred to in clauses (a) through (i) above directly or indirectly guaranteed by such person or secured by any assets of such person, whether or not such Indebtedness has been assumed by such person, and in each case including any related unpaid interest, fees, expenses, or prepayment, cancellation, termination or breakage penalties or costs; provided, that indebtedness shall not include (i) accounts payable to trade creditors (other than such accounts payable owed and outstanding for more than ninety (90) days from the respective dates such payables were due); and (ii) Indebtedness between the Company and any of its wholly owned Company Subsidiaries.

“Intellectual Property” means rights in (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, including rights to use any Personal Information, (v) Internet domain names and social media accounts, and (vi) rights of privacy and publicity and all other intellectual property, industrial property, or proprietary rights of any kind or description.

“Key Company Interest Holders” means the persons and entities listed on Schedule B.

“Key Personnel” means James Richmond, Executive Chairman and Chief Executive Officer, Scott Gall, Vice President, Product Development, and Clay Taylor, Vice President, Research and Development.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Acquiror, the actual knowledge of William J. Restrepo and Guillermo Sierra after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Office Space” means the Leased Real Property other than the real property leased pursuant to the Site Leases.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing, including the real property leased pursuant to the Site Leases.

“Letter Agreement” means the Letter Agreement, dated July 13, 2023, among the Company, its officers and directors, the Sponsor, Nabors Lux 2 and the other parties thereto.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“LK Consulting Agreement” means that certain letter agreement between LK Capital, LLC and the Company dated October 1, 2022 regarding an “Engagement for Consulting Services” that was also signed by Equity Markets Group, LLC.

“Merger Sub Organizational Documents” means the certificate of formation and operating agreement of Merger Sub, as amended, modified or supplemented from time to time.

“Nabors” means Nabors Industries Ltd., a Bermuda exempted company.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, or (iii) any Reciprocal License.

“Owned Real Property” means all real property held in fee simple (or the jurisdictional equivalent) by the Company or the Company Subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) such imperfections of title, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes), encroachment, encumbrance, Lien or restriction that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet delinquent or, if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made by the Company or the applicable Company Subsidiary, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) nonexclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Unaudited Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) information related to an identified or identifiable individual or household (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual or household, including any internet protocol address or other persistent identifier, (iii) any other, similar information or data regulated by Privacy/Data Security Laws and (iv) any information that is covered by PCI DSS.

“Pre-Closing Tax Return” means any Tax Return of the Company for any Tax period ending on or before the Closing Date.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data, including the following Laws and their implementing regulations: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and email marketing).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made publicly available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Articles 8 and 49 of the Acquiror Articles of Association.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Sanctioned Country” means, at any time, a country, region, or territory which is itself the subject or target of comprehensive U.S. sanctions amounting to embargo (currently, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means, at any time, any person (i) listed on any Sanctions-related list administered by a Governmental Authority (including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals List and any denied or restricted party list administered by the U.S. Department of State or the U.S. Department of Commerce), (ii) the government of, resident in, or organized under the laws of a Sanctioned Country; (iii) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019; (iv) otherwise the subject or target of sanctions restrictions or blocking measures under applicable Export Control and Economic Sanctions Laws; or (v) owned fifty percent (50%) or more or controlled by any person or persons described in clauses (i) through (iv).

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, or (v) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Site Lease” means each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property used, or reserved or held for future use, as a charging area or to place charging equipment used to supply electricity to charge electric vehicles.

“Software” means all computer software (in object code or source code format), and related documentation.

“Sponsor” means Nabors Energy Transition Sponsor II LLC, a Cayman Islands limited liability company.

“subsidiary” or “subsidiaries” of the Company, the Surviving Company, Acquiror or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” (including, with correlative meaning, the term “Taxes”) means any and all U.S. federal, state and local and non-U.S. taxes (and other fees, assessments and similar charges in the nature of a tax) imposed by a Governmental Authority, including with respect to income, profits, franchise, gross receipts, environmental, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, social insurance, customs, occupancy, duties, and tariffs, together with all interest, penalties and additions imposed with respect thereto.

“Tax Return” means any return or report (including any election, declaration, disclosure, schedule, estimate and information return, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Taxing Authority and related to Taxes or the administration of Tax-related matters.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority competent to impose such Tax or responsible for the administration or collection of such Tax or enforcement of any Law in relation to Tax.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Acquiror Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Acquiror, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Acquiror and/or its Representatives in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

Section 1.02            Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2024 Balance Sheet	Section 4.06(a)
A&R Bylaws	Recitals
A&R Certificate of Incorporation	Recitals
A&R Organizational Documents	Recitals
Acquiror	Preamble
Acquiror Alternative Transaction	Section 7.01(d)
Acquiror Board	Recitals
Acquiror Closing Statement	Section 2.02(d)
Acquiror D&O Indemnitees	Section 7.06(b)
Acquiror D&O Insurance	Section 7.06(d)
Acquiror Disclosure Schedule	Article V
Acquiror Material Contracts	Section 5.19(a)
Acquiror Preferred Stock	Section 5.03(a)
Acquiror Proposals	Section 7.02(a)
Acquiror SEC Reports	Section 5.07(a)
Acquiror Stockholders’ Approval	Section 5.04
Acquiror Stockholders’ Meeting	Section 7.02(a)
Action	Section 4.08
Agreement	Preamble
Alternative Transaction	Section 7.01(a)
Antitrust Laws	Section 7.11(a)
Blue Sky Laws	Section 4.04(b)
Bond Exchange Election	Recitals
Bond Exchange Merger Consideration	Section 3.01(a)(viii)
Business Combination Proposal	Section 7.02(a)
Certificate of Formation	Section 4.04(a)
Change in Recommendation	Section 7.04(a)
Change in Recommendation Notice	Section 7.04(a)
Claims	Section 6.03
Closing	Section 2.02(b)
Closing Date	Section 2.02(b)
Closing Form 8-K	Section 7.09(c)
Closing Press Release	Section 7.09(d)
Code	Section 3.02(i)
Companies Act	Recitals
Company	Preamble
Company Affiliate Loans	Recitals
Company Affiliate Loans Exchange	Recitals
Company Board	Recitals
Company Bond Exchange	Recitals
Company Bond Exchange Ratio	Recitals
Company Closing Statement	Section 2.02(e)
Company Disclosure Schedule	Article IV
Company Interest Holders Written Consent	Section 7.03(a)

Defined Term	Location of Definition
Company Interested Party Transaction	Section 4.21(a)
Company Permits	Section 4.05
Company Recommendation	Recitals
Confidentiality Agreement	Section 7.05(b)
Consent Solicitation Statement	Section 7.03(a)
Contracting Parties	Section 10.11
D&O Indemnitees	Section 7.06(a)
D&O Insurance	Section 7.06(c)
Data Security Requirements	Section 4.12(j)
DGCL	Recitals
DLLCA	Recitals
Domesticated Acquiror Class A Common Stock	Recitals
Domesticated Acquiror Class B Common Stock	Recitals
Domesticated Acquiror Class F Common Stock	Recitals
Domesticated Acquiror Common Stock	Recitals
Domesticated Acquiror Units	Recitals
Domesticated Acquiror Warrant	Recitals
Domestication	Recitals
Domestication Bylaws	Recitals
Domestication Certificate of Incorporation	Recitals
Domestication Date	Section 6.04(a)
Domestication Effective Time	Section 6.04(a)
Domestication Organizational Documents	Recitals
Domestication Proposal	Section 7.02(a)
Effective Time	Section 2.02(a)
Employment Agreements	Section 7.24(a)
Environmental Permits	Section 4.14
ERISA Affiliate	Section 4.09(c)
Exchange Act	Section 4.04(b)
Exchange Agent	Section 3.02(a)
Exchange Fund	Section 3.02(a)
FLLCA	Recitals
GAAP	Section 4.06(a)
GEM Side Letter	Recitals
Governmental Authority	Section 4.04(b)
Health Plan	Section 4.09(k)
HSR Filing	Section 7.11(a)
Independent Director	Section 2.05
Insurance Policies	Section 4.18(a)
Intended Tax Treatment	Recitals
IRS	Section 4.09(b)
Lease	Section 4.11(b)
Lease Documents	Section 4.11(b)
Letter of Transmittal	Section 3.02(b)
Lock-Up Agreement	Recitals

Defined Term	Location of Definition
Material Contracts	Section 4.16(a)
Material Suppliers	Section 4.17
Merger	Recitals
Merger Materials	Section 7.02(a)
Merger Sub	Preamble
Nabors Lux 2	Recitals
Nasdaq	Section 5.07(d)
Nasdaq Proposal	Section 7.02(a)
Nonparty Affiliates	Section 10.11
Omnibus Incentive Plan	Section 7.02(a)
Omnibus Incentive Plan Share Reserve	Section 7.02(a)
Organizational Documents Proposal	Section 7.02(a)
Outside Date	Section 9.01(b)
PCAOB Financial Statements	Section 7.16
Per Share Class A Merger Consideration	Section 3.01(a)(i)
Per Share Class B Merger Consideration	Section 3.01(a)(ii)
Per Share Class C Merger Consideration	Section 3.01(a)(iii)
Per Share Merger Consideration	Section 3.01(a)(iii)
PIPE Investors	Recitals
PIPE Shares	Recitals
Plans	Section 4.09(a)
PPACA	Section 4.09(k)
Private Placement Financing	Recitals
Private Placements	Recitals
Proxy Statement	Section 7.02(a)
Redemption Price	Section 6.04(b)(i)
Registration Statement	Section 7.02(a)
Remedies Exceptions	Section 4.03
Representatives	Section 7.05(a)
Required Acquiror Proposals	Section 7.02(a)
Resale Materials	Section 7.02(a)
Resale Registration Statement	Section 7.02(a)
SEC	Section 5.07(a)
Securities Act	Section 4.04(b)
Sponsor Letter	Recitals
Stockholder and Registration Rights Agreement	Recitals
Subscription Agreements	Recitals
Substituted RSU Award	Section 3.01(a)(iv)
Support Agreement	Recitals
Surviving Company	Recitals
Tax Claim	Section 4.13(a)
Terminating Acquiror Breach	Section 9.01(g)
Terminating Company Breach	Section 9.01(f)
Trust Account	Section 5.13
Trust Agreement	Section 5.13
Trust Fund	Section 5.13
Trustee	Section 5.13
Unaudited Financial Statements	Section 4.06(a)
Written Consent Failure	Section 7.03(a)

Section 1.03            Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II

AGREEMENT AND PLAN OF MERGER

Section 2.01            The Merger. Upon the terms and subject to the conditions set forth in Article VIII, on the Closing Date, and in accordance with the DLLCA and the FLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger and will be a wholly owned subsidiary of the Acquiror (provided that references to the Company for periods after the Effective Time shall include the Surviving Company). At the Effective Time, Acquiror shall immediately be renamed “e2Companies, Inc.”

Section 2.02            Effective Time; Closing; Closing Statements.

(a)            At least one (1) Business Day, but no more than two (2) Business Days, after the Domestication Date, and no later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing (i) a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DLLCA and mutually agreed by the parties and (ii) a Certificate of Merger with the Secretary of State of the State of Florida, in such form as is required by, and executed in accordance with, the relevant provisions of the FLLCA and mutually agreed by the parties (the date and time of the filing of such Certificates of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificates of Merger) being the “Effective Time”).

(b)            On the Business Day following the Domestication Date or such later date as the parties may agree in writing that is no more than two (2) Business Days after the Domestication Date, and no later than three (3) Business Days after the date of the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (such date, the “Closing Date”), immediately prior to such filing of the Certificates of Merger in accordance with Section 2.02(a) with respect to the Merger, a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

(c)            For the avoidance of doubt, the Domestication Date and the Domestication Effective Time shall be at least one (1) Business Day prior to, and the Domestication shall be independent of, the Merger and the Closing.

(d)            No later than three (3) Business Days prior to the Closing Date, Acquiror shall deliver to the Company written notice (the “Acquiror Closing Statement”) setting forth Acquiror’s good faith estimate of: (i) the amount of cash Acquiror will have on hand as of the Closing Date, after consummation of the Private Placements if applicable, and after deducting all amounts to be paid pursuant to the exercise of Redemption Rights (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Transactions and the Private Placements); (ii) the number of shares of Domesticated Acquiror Class A Common Stock, Domesticated Acquiror Class F Common Stock and Domesticated Acquiror Class B Common Stock to be outstanding as of immediately prior to the Closing after giving effect to the exercise of all Redemption Rights and the issuance of shares of Domesticated Acquiror Class A Common Stock pursuant to the Subscription Agreements and (iii) the amount of transaction fees, costs and expenses paid or required to be paid (or projected to be paid after the Closing Date) by Acquiror and its affiliates in connection with the Transactions (including the amount paid or required to be paid to each applicable payee thereof).

(e)            No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror written notice (the “Company Closing Statement”) setting forth:, (ii) the Exchange Share Consideration and the Exchange Ratio, (iii) the Per Share Merger Consideration, (iv) the Bond Exchange Merger Consideration, (v) the amount of transaction fees, costs and expenses paid or required to be paid and outstanding by the Company and its affiliates in connection with the Transactions (including the amount paid or required to be paid to each applicable payee thereof), (vi) the amount of proceeds received for the issuance of the Convertible Debt, and (vii) fees and expenses incurred in connection with the Bond Exchange Election.

(f)            Acquiror will consider in good faith the Company’s comments to the Acquiror Closing Statement, and if any adjustments are made to the Acquiror Closing Statement by Acquiror prior to the Closing, such adjusted Acquiror Closing Statement shall thereafter become the Acquiror Closing Statement for all purposes of this Agreement. The Acquiror Closing Statement shall be prepared in accordance with the applicable definitions contained in this Agreement. The Company will consider in good faith Acquiror’s comments to the Company Closing Statement, and the Company Closing Statement shall be subject to Acquiror prior written approval (not to be unreasonably withheld, conditioned or delayed). If any adjustments are made to the Company Closing Statement by the Company with such Acquiror approval prior to the Closing, such adjusted Company Closing Statement shall thereafter become the Company Closing Statement for all purposes of this Agreement. The Company Closing Statement and the calculations and determinations contained therein shall be prepared in accordance with the Company Organizational Documents, all documents, plans and agreements governing the Company Outstanding Units, the FLLCA and the applicable definitions contained in this Agreement.

Section 2.03            Effect of the Merger.

(a)            At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the FLLCA and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

Section 2.04            Certificate of Incorporation; Bylaws; Certificate of Formation; Limited Liability Company Agreement.

(a)            Immediately following the Effective Time, Acquiror shall file the A&R Certificate of Incorporation with the Secretary of State of Delaware, which shall be the certificate of incorporation of the Acquiror until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.06).

(b)            At the Effective Time, Acquiror shall adopt the A&R Bylaws, which shall be the bylaws of the Acquiror until thereafter amended as provided by the DGCL, the A&R Certificate of Incorporation and such bylaws (subject to Section 7.06).

(c)            At the Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Company until thereafter amended in accordance with their terms and as provided by the DLLCA (subject to Section 7.06).

Section 2.05            Directors. The parties shall cause the Acquiror Board as of immediately following the Effective Time to be comprised of a total of seven (7) individuals, of which (i) three directors shall be designated by the Company (two of which shall be “independent” pursuant to the listing standards of Nasdaq (each, an “Independent Director”), (ii) two directors shall be designated by Acquiror (one of which shall be an Independent Director), (iii) one Independent Director shall be mutually agreed upon by Acquiror and the Company and (iv) one shall be James Richmond, in each case (x) except as otherwise agreed in writing by the parties prior to the Closing and (y) to hold office in accordance with the DGCL and the A&R Organizational Documents and until their respective successors are duly elected or appointed and qualified.

Article III

CONVERSION OF SECURITIES; EXCHANGE Section

Section 3.01            Conversion of Securities.

(a)            At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any of the following securities:

(i)            each Company Class A Unit issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the number of shares of Domesticated Acquiror Class A Common Stock equal to the Exchange Ratio (the “Per Share Class A Merger Consideration”);

(ii)            each Company Class B Unit issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the number of shares of Domesticated Acquiror Class A Common Stock equal to the Exchange Ratio (the “Per Share Class B Merger Consideration”);

(iii)            each Company Class C Unit issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the number of shares of Domesticated Acquiror Class A Common Stock equal to the Exchange Ratio (the “Per Share Class C Merger Consideration” and, together with the Per Share Class A Merger Consideration and the Per Share Class B Merger Consideration, the “Per Share Merger Consideration”);

(iv)            each Company REU Award, whether vested or unvested, that is issued and outstanding immediately prior to the Effective Time, shall cease to represent a Company REU Award and shall thereafter constitute a restricted stock unit award (each, a “Substituted RSU Award”) with respect to a number of shares of Domesticated Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of Company Class C Units subject to such Company REU Award as of immediately prior to the Effective Time and (y) the Exchange Ratio; provided, however, that following the Effective Time, the Substituted RSU Award shall continue to be subject to the specific terms and conditions (including with respect to vesting (including acceleration, if any) and settlement) that applied to the corresponding Company REU Award immediately prior to the Effective Time; provided, however, that prior to the Effective Time, the Company and Acquiror shall take such action and the Company Board and Acquiror Board, as applicable, shall adopt such resolutions as are required to effectuate the treatment of the Company REU Awards pursuant to the terms of this Section 3.01(a)(iv);

(v)            all Company Units held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(vi)            all membership interests of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for validly issued, fully paid and nonassessable limited liability company interests in the Surviving Company;

(vii)            the Company Affiliate Loans will be exchanged for the right to receive shares of Domesticated Acquiror Class A Common Stock equal to the quotient of the aggregate principal amount outstanding under such Company Affiliate Loan, plus accrued interest, divided by lowest of: (A) the lowest price per share at which a PIPE Share is sold in any Private Placement Financing, if applicable, (B) the Redemption Price and (C) the lowest price per unit of any Company Class A Units or Company Class B Units issued prior to the Closing (other than in connection with the conversion of any Convertible Debt issued prior to the date hereof);

(viii)            each Company Bond subject to a Bond Exchange Election shall be exchanged for the right to receive a number of shares of Domesticated Acquiror Class A Common Stock equal to the Company Bond Exchange Ratio (the “Bond Exchange Merger Consideration”); and

(ix)             each share of Domesticated Acquiror Class F Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Domesticated Acquiror Class A Common Stock.

Section 3.02            Exchange.

(a)            Exchange Agent. On the Closing Date, Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Acquiror and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of the Company Units, for exchange in accordance with this Article III, the number of shares of Domesticated Acquiror Class A Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Domesticated Acquiror Class A Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b)            Exchange Procedures. As promptly as practicable after the date hereof, Acquiror shall use its reasonable best efforts to cause the Exchange Agent to mail (or send by electronic mail) to each holder of Company Units entitled to receive the applicable Per Share Merger Consideration pursuant to Section 3.01 a letter of transmittal, which shall be in a form reasonably acceptable to Acquiror and the Company (the “Letter of Transmittal”) and shall specify instructions for delivering the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after submitting to the Exchange Agent such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, such holder of Company Units shall be entitled to receive in exchange therefore, and Acquiror shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01, and such Company Units shall forthwith be cancelled. Notwithstanding the foregoing, after the Effective Time, Acquiror may in its sole discretion cause the Exchange Agent to deliver the applicable Per Share Merger Consideration to any holder of Company Units notwithstanding the fact that such holder has not submitted a Letter of Transmittal to the Exchange Agent, after which the Company Units held by such holder shall forthwith be cancelled. The parties hereto agree to use reasonable best efforts to cooperate on any procedures necessary to consummate the Company Bond Exchange.

(c)            Distributions with Respect to Uncancelled Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Domesticated Acquiror Class A Common Stock with a record date after the Effective Time shall be paid to any holder of Company Units with respect to the shares of Domesticated Acquiror Class A Common Stock represented thereby until the Company Units held by such holder is cancelled in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following such cancellation, Acquiror shall pay or cause to be paid to the holder of the shares of Domesticated Acquiror Class A Common Stock issued to such holder, without interest, (i) promptly, but in any event within five (5) Business Days of such cancellation, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Domesticated Acquiror Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to such cancellation and a payment date occurring after surrender, payable with respect to such shares of Domesticated Acquiror Class A Common Stock.

(d)            No Further Rights in Company Units. The Per Share Merger Consideration payable upon conversion of the Company Units in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Units.

(e)            No Further Rights in Company Bonds. The Bond Exchange Merger Consideration payable upon exchange of Company Bonds subject to a Bond Exchange Election shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Bonds.

(f)            Adjustments to Per Share Consideration and Bond Exchange Merger Consideration. The Per Share Merger Consideration and Bond Exchange Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, share subdivision, reverse stock split, share consolidation, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Acquiror Class A Common Stock, Acquiror Class B Common Stock, Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock occurring on or after the date hereof and prior to the Effective Time.

(g)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Units for one (1) year after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Units who have not theretofore complied with this Section 3.02 shall thereafter look only to Acquiror for the applicable Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Units as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Acquiror free and clear of any claims or interest of any person previously entitled thereto.

(h)            No Liability. None of the Exchange Agent, Acquiror or the Surviving Company shall be liable to any holder of Company Units for any Domesticated Acquiror Class A Common Stock, Domesticated Acquiror Class B Common Stock or Domesticated Acquiror Class F Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(i)            Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Company, Merger Sub, Acquiror, and the Exchange Agent shall be entitled to deduct or withhold from the consideration (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it may be required to deduct or withhold with respect to such payment, issuance or transfer under the U.S. Internal Revenue Code of 1986 (the “Code”) or any provision of U.S. federal, state or local or non-U.S. Tax Law, as applicable; provided, that, except with respect to deductions or withholdings arising (x) from any failure to provide any of the forms described in Section 8.02(e)(ii), (y) with respect to any Company Interest Holder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code or (z) with respect to any compensatory payment, to the extent the Company, the Surviving Company, Merger Sub, Acquiror, and the Exchange Agent, as applicable, becomes aware of any obligation to deduct or withhold any amount from any payment hereunder, such party shall use commercially reasonable efforts to cooperate with such recipient to eliminate or reduce any such deduction or withholding to the extent permissible under applicable law, including providing a reasonable opportunity for the recipient to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding. To the extent that amounts are so deducted or withheld and paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction or withholding was made.

(j)            Fractional Shares. No certificates or scrip or shares representing fractional shares of Domesticated Acquiror Class A Common Stock shall be issued upon the exchange of Company Units and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Acquiror or a holder of shares of Domesticated Acquiror Class A Common Stock. In lieu of any fractional share of Domesticated Acquiror Class A Common Stock to which any holder of Company Units would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Domesticated Acquiror Class A Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.03            Stock Transfer Books. At the Effective Time, the unit transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Units thereafter on the records of the Company. From and after the Effective Time, the holders of Company Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Units, except as otherwise provided in this Agreement or by Law.

Section 3.04            Appraisal and Dissenters’ Rights. Upon effectiveness of the Company Interest Holders Written Consent, immediately following execution of this Agreement, no appraisal or dissenters’ rights shall be available with respect to the Merger.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) the Company hereby represents and warrants to Acquiror and Merger Sub as follows:

Section 4.01            Organization and Qualification; Subsidiaries; Charter Documents.

(a)            The Company and each Company Subsidiary is a limited liability company or other organization duly organized, validly existing and, in jurisdictions that recognize the concept, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary (in jurisdictions that recognize the following concepts) is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be material.

(b)            A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Other than the Company Subsidiaries set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

(c)            The Company has made available to Acquiror and/or its Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company and each Company Subsidiary, including all amendments thereto. Neither the Company nor any Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.02            Capitalization.

(a)            Section 4.02(a) of the Company Disclosure Schedule sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the equity securities of the Company issued and outstanding and (ii) the principal amount outstanding under the Company Bonds and the Convertible Debt.

(b)            The authorized units of the Company consist of (A) 1,000,000 Company Class A Units, of which 275,000 Company Class A Units are issued and outstanding as of the date of this Agreement; (B) 100,000 Company Class B Units, of which 60,325 Company Class B Units are issued and outstanding and 18,427 are reserved for the Company Warrants as of the date of this Agreement; and (C) 100,000 Company Class C Units, of which none are issued and outstanding as of the date of this Agreement. All outstanding Company Units are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Laws. In addition, as of the date of this Agreement, there were (i) 6,225 Company Class C Units subject to outstanding Company REU Awards and (ii) 93,775 Company Class C Units remaining available for issuance pursuant to the Company Equity Incentive Plan.

(c)            Except as set forth on Section 4.02(c) of the Company Disclosure Schedule: (i) none of the outstanding Company Units are entitled or subject to any preemptive right, anti-dilution rights, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Company Units are subject to any right of first refusal in favor of Company or any other person for which a waiver of such right of first refusal has not been obtained; (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company or the Company Subsidiaries having a right to vote on any matters on which the Company Interest Holders have a right to vote; (iv) there is no contract to which the Company or any of the Company Subsidiaries are a party, or to the Company’s knowledge, among any holder of Company Units or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, relating to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Units; and (v) except as set forth in this Section 4.02, there are no (A) outstanding securities of the Company convertible into or exchangeable or exercisable for Company Units or other voting securities of the Company or (B) options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which the Company or any of the Company Subsidiaries is a party or by which it is bound in any case obligating the Company or any of the Company Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Company Units or other voting securities of the Company or any securities convertible into or exchangeable or exercisable for such securities, or obligating the Company or any of the Company Subsidiaries to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. Except as set forth on Section 4.02(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is under any obligation, or is bound by any contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Units or other securities.

(d)            Except as set forth on Section 4.02(d) of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned one hundred percent (100%) by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

Section 4.03            Authority Relative to this Agreement. The Company has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Interest Holders Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Interest Holders Approval, which the Company Interest Holders Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the FLLCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). Assuming the accuracy of the representations and warranties of Acquiror and Merger Sub in Article V, the Company Board has taken all actions so that no state takeover statute or similar Law applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other Transactions. The Company Board has taken all action necessary to render inapplicable to this Agreement and the Transactions any restrictions on business combinations under the FLLCA.

Section 4.04            No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DLLCA and FLLCA and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.04(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.04(a) of the Company Disclosure Schedule, including the Company Interest Holders Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of formation of the Company (the “Certificate of Formation”) or Company Operating Agreement or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii)  result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract or Company Permits, except, with respect to clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)            The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DLLCA and FLLCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.05            Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in material conflict with, or materially in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit.

Section 4.06            Financial Statements.

(a)            Section 4.06(a) of the Company Disclosure Schedule sets forth true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2022, December 31, 2023, and September 30, 2024 the (“2024 Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the period then ended (collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein.

(b)            [Reserved]

(c)            Except as set forth on Section 4.06(c) of the Company Disclosure Schedule, and to the extent set forth on the 2024 Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2024 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d)            Since January 1, 2021, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)            To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law.

Section 4.07            Absence of Certain Changes or Events. Since December 31, 2023, except as set forth on Section 4.07 of the Company Disclosure Schedule and as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action outside of the ordinary course of business that, if taken after the date of this Agreement, would constitute a material breach of the covenants set forth in Sections 6.01(b)(i), (ii), (iv), (v), (vii), (viii) and (xii).

Section 4.08            Absence of Litigation. Except as set forth on Section 4.08 of the Company Disclosure Schedule, there is not, and since December 31, 2021 there has not been, any material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority or any arbitration proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. Section 4.08 of the Company Disclosure Schedule sets forth a description of each Action by or against the Company that is pending as of the date hereof.

Section 4.09            Employee Benefit Plans.

(a)            Section 4.09(a) of the Company Disclosure Schedule lists, as of the date hereof, all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, the “Plans”).

(b)            With respect to each Plan, the Company has made available to Acquiror and/or its Representatives in the Virtual Data Room, if applicable: (i) a true and complete copy of the current plan document (or, in the case of an unwritten Plan, a description thereof) and all amendments thereto, and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) the most recent Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) the most recent IRS determination, opinion or advisory letter for each such Plan and (v) material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years.

(c)            None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company or any Company Subsidiary would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d)            Neither the Company nor any Company Subsidiary is, nor will be, obligated, whether under any Plan or otherwise, to pay change in control, separation, severance, termination or similar benefits to any person as a result of any Transaction contemplated by this Agreement (whether alone or in combination with other event), nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any former or current employee, officer, director, independent contractor or consultant of the Company or any Company Subsidiary. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G(b)(1) of the Code.

(e)            None of the Plans provide retiree medical or other welfare benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law for which the relevant individual pays the full cost of such coverage.

(f)            Each Plan is and has been established, funded, administered and maintained in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and its ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(g)            Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)            There has not been any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any “reportable events” (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i)            All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(j)            The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)            The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l)            To the knowledge of the Company, each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Plan.

(m)            Neither the Company nor any of the Company Subsidiaries are party to any contract containing, and no Plan contains, an indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Law).

(n)            No Plan is maintained outside the jurisdiction of the United States or covers any employees of the Company who reside or work outside of the United States.

Section 4.10            Labor and Employment Matters.

(a)            Section 4.10(a)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) employing entity; (iii) job title; (iv) full- or part- time status; (v) location of employment; (vi) hire date and service date (if different); (vii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (viii) status as exempt or non-exempt under the Fair Labor Standards Act and state wage and hour laws; (ix) eligibility to receive compensation other than salary or hourly wages (including any commission, bonus or other incentive-based compensation). Section 4.10(a)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list of all individuals engaged (either directly or indirectly through an entity he or she owns or through any third party) to provide the Company or any Company Subsidiary with material services, and sets forth for each such individual the following: (w) engaging entity; (x) description of services; (y) compensation terms; and (z) location of engagement. The individuals set forth in Sections 4.10(a)(i) and 4.10(a)(ii) constitute all individuals necessary to operate and manage the business of the Company and each Company Subsidiary as currently operated and managed.

(b)            No employee of the Company or any Company Subsidiary or other individual who provides the Company or any Company Subsidiary with services is represented by a labor union, works council, trade union, or similar representative of employees, and neither the Company nor any Company Subsidiary is or has been since January 1, 2021 a party to, subject to, or bound by a collective bargaining agreement, memorandum of understanding or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since January 1, 2021, there have not been any, strikes, lockouts, work stoppages, unfair labor practice charges or other material labor disputes or, to the Company’s knowledge, threatened, with respect to any current or former employees or the Company or any Company Subsidiaries or any other individuals who provide or have provided services with respect to the Company or any Company Subsidiaries. There have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their current or former employees or any other individuals who provide or have provided services with respect to the Company or any Company Subsidiaries and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees or any other individuals who provide services with respect to the Company or any Company Subsidiaries.

(c)            Except as set forth on Section 4.10(c) of the Company Disclosure Schedule, there are no, and since January 1, 2021 have been no, material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by, on behalf of, or involving any of their respective current or former employees, individual independent contractors, or other individuals who provide or have provided services with respect to the Company or any Company Subsidiaries.

(d)            The Company and the Company Subsidiaries are and have been since January 1, 2021 in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leave, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements.

Section 4.11            Real Property; Title to Assets.

(a)            Section 4.11(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company and the Company Subsidiaries. Except as is disclosed in Section 4.11(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received written notice of any condemnation proceeding or proposed Action or agreement for taking in lieu of condemnation (nor to the Company’s knowledge, is any such proceeding action or agreement pending or threatened) with respect to any Owned Real Property. As of the date hereof, neither the Company nor any Company Subsidiary holds a landlord’s interest in any lease, license, tenancy, possession agreement or occupancy agreement relating to the Owned Real Property.

(b)            Section 4.11(b) of the Company Disclosure Schedule lists, as of the date hereof, the street address, or to the extent unavailable, the geographic location, of each parcel of Leased Real Property other than Site Leases, and sets forth a list, as of the date hereof, of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses the Leased Office Space (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents, and each Site Lease that has been specifically requested in writing by Acquiror, have been made available to Acquiror and/or its Representatives in the Virtual Data Room. (i) There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any real property, and (ii) all Leases and Site Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases or Site Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases and Site Leases, except as would not have a Company Material Adverse Effect.

(c)            Other than due to any actions taken due to a “shelter in place” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d)            Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties, including Owned Real Property, and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not have a Company Material Adverse Effect.

Section 4.12            Intellectual Property.

(a)            Section 4.12(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company-Owned IP (showing for each, as applicable, the title, country, filing date, date of issuance, and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP and to which the Company or any Company Subsidiary is party, including for the Software or Business Systems of any other person (other than (x) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and annual license and maintenance fees of less than $100,000 and (y) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $100,000 per annum); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Products or (B) otherwise material to the business of the Company or any Company Subsidiary as currently conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted as of the date hereof. The consummation of the transactions contemplated by this Agreement will not affect, diminish, or terminate the Surviving Company’s ownership or use of the Company IP on the same basis as prior to the consummation of the transactions contemplated by this Agreement.

(b)            The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, not invalid and not unenforceable, and there are no known facts that would cause any of the Company-Owned IP to be held invalid or unenforceable. Neither Simon Tusha nor Craig Kurtzhals contributed to the conception, development, or creation of any of the Registered Intellectual Property constituting Company-Owned IP and neither of them would be considered as an inventor of any of the Registered Intellectual Property constituting Company-Owned IP pursuant to any applicable Law. No loss or expiration of any of the Company-Owned IP is threatened in writing, or, to the Company’s knowledge, is pending.

(c)            The Company and each of its applicable Company Subsidiaries have taken and takes reasonable actions to maintain and protect Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. To the Company’s knowledge, neither the Company nor any Company Subsidiaries has disclosed any material trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d)            Except as set forth on Section 4.12(d) of the Company Disclosure Schedule: (i) There have been no claims filed and served or threatened in writing, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e)            All persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Acquiror and/or its respective Representatives in the Virtual Data Room, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as provided for by applicable Law.

(f)            Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.12(a)(ii) of the Company Disclosure Schedule.

(g)            The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any material Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the material source code to any of the Business Systems or Product components at no or minimal charge.

(h)            To the Company’s knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Products currently commercialized by the Company or under development which are not of the type that are capable of being remediated in the ordinary course of business without materially delaying the Company’s commercialization timeline as currently planned.

(i)            Except as set forth on Section 4.12(i) of the Company Disclosure Schedule, the Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures (i) that manage mobile devices, including those provided to employees or contractors by the Company or any Company Subsidiary and those provided by such individuals themselves (and the Company and the Company Subsidiaries do not permit such individuals to use devices in connection with the business that are not monitored by the Company or a Company Subsidiary), (ii) that provide continuous monitoring and alerting of any problems or issues with the Business Systems, and (iii) that monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems. All of such plans and procedures have been proven effective upon testing in all material respects, since January 1, 2021. Since January 1, 2021, there has not been any material failure with respect to any of the Business Systems. The Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems that constitute Company-Licensed IP as currently conducted or as contemplated to be conducted as of the date hereof.

(j)            The Company and each of the Company Subsidiaries currently and since January 1, 2021 have materially complied with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, (iv) PCI DSS and (v) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented commercially reasonable data security safeguards designed to protect the security and integrity of the Business Systems constituting Company-Owned IP and any Business Data, including where applicable, implementing commercially reasonable procedures designed to prevent unauthorized access, and the taking and storing of back-up copies of critical data. The Company’s and the Company Subsidiaries’ employees and contractors receive training at least annually on information security issues where appropriate based on the employees’ and contractors’ roles within Company or Company Subsidiaries. There is no Disabling Device in any of the Business Systems constituting Company-Owned IP or Product components. Since January 1, 2021, neither the Company nor any of the Company Subsidiaries have (x) experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. Neither the Company nor any of the Company Subsidiaries has provided or been legally required to provide any notice to data owners in connection with any unauthorized access, use, disclosure or other processing of Personal Information. The Company maintains a cybersecurity insurance policy with an aggregate coverage amount of at least $1,000,000.

(k)            The Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or Acquiror from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

(l)            All past and current employees and independent contractors of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment.

Section 4.13            Taxes.

(a)            The Company and each Company Subsidiary: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) except as set forth on Section 4.13 of the Company Disclosure Schedule, has timely paid all material Taxes, whether or not shown as due on such filed Tax Returns, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.13(a) of the Company Disclosure Schedule; (iii) has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (other than any extensions of time to file Tax Returns obtained in the ordinary course), which waiver or extension remains in effect; and (iv) does not have any Tax deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding by or before a Governmental Authority (a “Tax Claim”) in respect of material Taxes, or material Tax matters, pending or proposed or threatened in writing, except for any material Tax Claim being contested in good faith that is disclosed in Section 4.13(a) of the Company Disclosure Schedule.

(b)            Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract (other than (i) customary commercial contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or (ii) contracts among only the Company and the Company Subsidiaries).

(c)            Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, made or required to be made prior to the Closing, resulting in an adjustment under Section 481(c) of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law); (ii) written agreement with any Taxing Authority relating to a material Tax liability of the Company or any Company Subsidiary executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing outside the ordinary course of business.

(d)            Each of the Company and each Company Subsidiary is a tax resident of its country of formation and is not, and has never been, a tax resident of any other jurisdiction. Neither the Company nor any Company Subsidiary carries on business through a permanent establishment in any country other than its country of formation.

(e)            Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that such person is or may be subject to material Taxes in such jurisdiction that has not been resolved.

(f)            In all material respects, the Company and each Company Subsidiary has withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied with applicable information reporting requirements related thereto.

(g)            Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state or local or non-U.S. Tax Return (other than a group of which the Company was or is the common parent or of which the Company or the Company Subsidiaries were or are the only members).

(h)            Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Tax Law), as a transferee or successor, or by contract (other than, in each case, liabilities for Taxes pursuant to customary commercial contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(i)            Neither the Company nor any Company Subsidiary (i) has any request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Taxing Authority, on the other hand; or (ii) has entered into any private letter ruling, technical advice memoranda or similar agreements with any Taxing Authority.

(j)            In the past two (2) years, neither the Company nor any Company Subsidiary distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any corresponding or similar provision of U.S. federal, state or local or non-U.S. Tax Law).

(k)            Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l)            There are no material Tax Liens upon any assets of the Company or any Company Subsidiary except for Permitted Liens.

(m)            Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary: (A) is a “controlled foreign corporation” as defined in Section 957 of the Code (except for MCe2 Ltd), (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)            For U.S. federal income tax purposes, the Company is classified as a partnership and since its formation has been classified as a partnership or an entity disregarded as separate from its tax owner.

(o)            For U.S. federal income tax purposes, (i) each of e2Company Holdings Inc. and MCe2 Ltd is, and has been since its formation, classified as a corporation and (ii) each other Company Subsidiary is, and has been since its formation, classified as an entity disregarded as separate from its tax owner.

Section 4.14            Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated since January 1, 2021, nor is in violation of, applicable Environmental Law in any material respect; (b) there have been no releases of Hazardous Substances as a result of or arising from the operations of the Company or any of its subsidiaries at any location owned or operated by the Company or its subsidiaries that would be reasonably likely to result in a material liability under Environmental Laws; (c) none of the properties currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary are contaminated with any Hazardous Substance that requires any material remediation or other material response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws where such remediation is reasonably likely to result in a material liability of the Company or any Company Subsidiary under Environmental Laws; (d) neither of the Company or any of the Company Subsidiaries has received written notice since January 1, 2021 alleging that the Company or any of its subsidiaries is liable pursuant to applicable Environmental Laws for any material off-site contamination by Hazardous Substances, where such matter is reasonably likely to result in a material liability under Environmental Law; (e) each of the Company and each Company Subsidiary currently holds all material permits, licenses and other authorizations required of the Company under applicable Environmental Law for the operations of the business as it is currently conducted (“Environmental Permits”), and is in material compliance with all Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or, to the knowledge of the Company, threatened Action alleging any violation of, or liability under, Environmental Laws, except in each case as would not be reasonably likely to result in a material liability under Environmental Laws. The Company has provided all material environmental site assessments, reports, studies or other evaluations in its possession relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

Section 4.15            Government Contracts.

(a)            During the last six (6) years, the Company and each Company Subsidiary have complied in all material respects with their respective Government Contracts, and have established and maintained in all material respects adequate internal controls for compliance with their respective Government Contracts. There are no outstanding material claims, disputes, bid protests, allegations of fraud, false claims, or overpayments, nonroutine investigations or audits, or circumstances that that would reasonably be expected to give rise to any of the foregoing in connection with any of the Company’s or any Company Subsidiary’s Government Contracts.

(b)            During the last six (6) years, neither the Company nor any Company Subsidiary has (i) been audited, with the exception of routine audits, or investigated by any Governmental Authority with respect to any Government Contract; (ii) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential material irregularity, misstatement, or omission arising under or relating to a Government Contract; (iii) received from any Governmental Authority or any other person any written notice of breach, cure, show cause, or default with respect to any Government Contract; or (iv) been required to renegotiate in any material respect any Government Contract.

(c)            During the last six (6) years, neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any of their respective principals (as defined at 48 C.F.R. § 2.101) have been suspended, debarred, or proposed for debarment by any Governmental Authority or otherwise excluded by any Governmental Authority from participating in any federal procurement or non-procurement programs and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to lead to the institution of suspension or debarment proceedings against the Company, any Company Subsidiary, or any of their respective principals.

(d)            With respect to each Government Contract and each bid, offer, or proposal that could result in a Government Contract, during the last six (6) years, all representations, certifications and disclosures made by the Company and each Company Subsidiary were complete and accurate in all material respects as of their effective date, and the Company and each Company Subsidiary have complied in all material respects with all such representations, certifications and disclosures.

Section 4.16            Material Contracts.

(a)            Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan listed on Section 4.09(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i)            each contract or agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $500,000, in the aggregate, over any twelve (12)-month period, including each such agreement between the Company or any Company Subsidiary and an original equipment manufacturer;

(ii)            each of the Company’s and the Company Subsidiaries’ energy services agreements;

(iii)            each contract or agreement with bona fide Suppliers to the Company or any Company Subsidiary, including with any manufacturer, vendor or other person for the supply of materials or performance of services by such third party to the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary of more than $500,000, in the aggregate, over any twelve (12)-month period, or that is otherwise material to the Company;

(iv)            all management contracts or agreements (excluding contracts for employment);

(v)            all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements (excluding reseller agreements in the ordinary course of business) to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $500,000, in the aggregate, over any twelve (12)-month period;

(vi)            all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vii)            all contracts and agreements evidencing Indebtedness for borrowed money in an amount greater than $500,000 individually or, with respect to any series of such contracts, in the aggregate and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(viii)            all partnership, joint venture or similar agreements;

(ix)            all Government Contracts, other than any Company Permits;

(x)            all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xi)            all contracts and agreements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xii)            all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a twelve (12)-month period;

(xiii)            all contracts or agreements involving use of any Company-Licensed IP required to be listed in Section 4.12(a)(ii) of the Company Disclosure Schedule;

(xiv)            all contracts or agreements which involve the license or grant of rights to Company-Owned IP by the Company;

(xv)            all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xvi)            all contracts or agreements for the development of material Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to Acquiror and/or its Representatives in the Virtual Data Room);

(xvii)            all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities or business, including the Herbata Put and Call Option Agreement (whether by merger, sale of stock, sale of assets or otherwise);

(xviii)            all contracts and agreements relating to a Company Interested Party Transaction;

(xix)            all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $500,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief; and

(xx)            all material contracts and agreements with any Material Supplier.

(b)            (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. The Company has, in all respects, furnished or made available to Acquiror and/or its Representatives in the Virtual Data Room true and complete copies of all Material Contracts, including amendments thereto that are material in nature. No party to a Material Contract has given written notice of (i) any potential exercise of termination rights with respect to any Material Contract or (ii) any non-renewal or modification of any Material Contract.

Section 4.17            Suppliers. Section 4.17 of the Company Disclosure Schedule sets forth as of the date of this Agreement the top 10 suppliers of the Company (based upon the aggregate consideration paid by the Company for goods or services rendered since January 1, 2024) (collectively, the “Material Suppliers”). To the knowledge of the Company as of the date of this Agreement, there is no present intent, and the Company has not received written notice that, any Material Supplier will discontinue or materially alter its relationship with the Company.

Section 4.18            Insurance.

(a)            Section 4.18(a) of the Company Disclosure Schedule sets forth a true and complete list of all of the material insurance policies under which the Company or any Company Subsidiary is an insured, a named insured (except with respect to policies of subcontractors of the Company or a Company Subsidiary entered into in the ordinary course of business consistent with past practice) or otherwise the principal beneficiary of coverage as of the date of this Agreement (the “Insurance Policies”) (specifying a true and complete list of each material claim made by the Company or any Company Subsidiary). Complete and accurate copies of the Insurance Policies have been made available to the Acquiror.

(b)            No such insurance policy provides for any retrospective premium adjustment or other experienced-based liability on the part of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any notice of cancellation, non-renewal, disclaimer of coverage, reservation of rights, disallowance or reduction in coverage with respect to any insurance policy. All premiums due and payable for insurance policies maintained by or for the benefit of the Company and the Company Subsidiaries have been duly paid and the insurance policies (or extensions, renewals or replacements thereof with comparable policies) maintained by or for the benefit of the Company and the Company Subsidiaries shall be in full force and effect without interruption until the Closing Date. The Company and the Company Subsidiaries maintain, and have maintained at all times for the past three (3) years, insurance against liabilities, claims, and risks of a nature and in such amounts as are normal and customary for comparable entities in the industry, and each Company and Company Subsidiary is, and has been, in compliance with all insurance requirements under applicable Law and any contracts. There are currently no claims pending under any insurance policy issued to or for the benefit of the Company or any Company Subsidiary for any coverage period as to which coverage has been denied or disputed by the insurers of such policies and all claims and reportable incidents under any such insurance policy have been reported and asserted. Section 4.17(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all open or pending claims under any insurance policy issued to or for the benefit the Company and/or any Company Subsidiary for any coverage period. Any material action pending against the Company and/or any Company Subsidiary that is covered by such insurance policy has been properly reported to the applicable insurer. With respect to the insurance maintained by or for the Company and the Company Subsidiaries for the past three (3) years, all deductible, or self-insured retention amounts, as applicable, are commercially reasonable.

(c)            With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.19            Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its members, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the holders of Company Class A Units approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s members. The Company Interest Holders Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Company Interest Holders Written Consent, if executed and delivered, would qualify as the Company Interest Holders Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.20            Certain Business Practices.

(a)            None of the Company, nor any Company Subsidiary, nor any of their respective directors, officers, or employees, nor, to the Company’s knowledge (as defined in the FCPA), any agent, distributor, or other third-party representative acting on behalf of the Company or any Company Subsidiary, has in the past five (5) years: (i) violated or been convicted of violating any applicable Anti-Corruption Laws; (ii) directly or indirectly, made, offered, paid, given, provided, promised to pay or give, or authorized the payment or giving of any money, contribution, commission, bribe, kickback, payoff, rebate, reward, gift, hospitality, entertainment, influence payment, inducement (including any facilitation payment), or any other thing of value, to any person, including any Government Official or any employee or representative of a Governmental Authority, or any person acting for or behalf of any Government Official, in violation of applicable Anti-Corruption Laws; (iii) created any false entry in a book, record, or account or established or maintained any fund or asset that has not been recorded in the books, records and accounts of the Company or the Company Subsidiaries, in each case in such a manner that would violate applicable Anti-Corruption Laws; or (iv) otherwise taken any action in violation of the applicable Anti-Corruption Laws. All entries in the Company’s books, records, and accounts fairly and accurately reflect the relevant transactions and dispositions of the Company’s or the Company Subsidiaries’ assets in reasonable detail. The Company has designed and implemented a system of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws.

(b)            There are no, and within the past five (5) years, there have not been, any pending or threatened internal or external investigations, enforcements, audits, actions, proceedings, or any voluntary or involuntary disclosures made to a Governmental Authority, in all cases with respect to any apparent or suspected violation of Anti-Corruption Laws by the Company, any Company Subsidiary, or any of its or their respective officers, directors, employees, agents, distributors, or other third-party representatives.

(c)            Since April 24, 2019, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge (as defined in applicable Ex-Im Laws or Sanctions), any agents, representatives, or sales intermediaries thereof, in each case, acting on behalf of the Company or any Company Subsidiary (i) is or has been a Sanctioned Person; (ii) is or has been located, organized, or resident in any Sanctioned Country; (iii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise directly or indirectly violated applicable Sanctions; or (iv) has directly or indirectly violated any applicable Ex-Im Laws.

Section 4.21            Interested Party Transactions; Side Letter Agreements.

(a)            Except as described in Section 4.21(a) of the Company Disclosure Schedule, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary (including any loan or lending arrangement), other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21(a).

(b)            The Company and the Company Subsidiaries have not, since January 1, 2021, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any director, officer or other affiliate of the Company or any of the Company Subsidiaries.

(c)            Section 4.21(c) of the Company Disclosure Schedule sets forth a true and complete list of all transactions, contracts, side letters, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer or management rights.

Section 4.22            Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.23            Brokers. Except as set forth on Section 4.23 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided Acquiror with a true and complete copy of all contracts, agreements and arrangements including its engagement letter as set forth on Section 4.23 other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 4.24            Product Warranty; Products Liability.

(a)            To the knowledge of the Company, all of the Products conform with all applicable contractual commitments and express and implied warranties. To the knowledge of the Company, all Products comply in all material respects with all industry and trade association standards and legal requirements, if any, applicable to such Products, including consumer product, manufacturing, labeling, quality and safety Laws of the United States and each state in which the Company or any Company Subsidiary makes the Products available and each other jurisdiction (including foreign jurisdictions) in which the Company or any Company Subsidiary makes the Products available, in each case directly or indirectly through any reseller or distributor. None of the Products currently offered by the Company or in use has been subject to a recall and, to the knowledge of the Company, no facts or circumstances exist which, given the passage of time, would reasonably be expected to result in a recall.

(b)            Except as set forth on Section 4.24(b) of the Company Disclosure Schedule, there are no existing or, to the Company’s knowledge, threatened product liability claims against the Company for Products which are defective and, to the Company’s knowledge, no facts or circumstances exist which, given the passage of time, would reasonably be expected to result in a material product liability claim against the Company for Products currently offered by the Company or in use which are defective. The Company has not received any order from a Governmental Authority stating that any Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Authority.

Section 4.25            Sexual Harassment and Misconduct. Since January 1, 2021, none of the Company or the Company Subsidiaries has entered into a settlement agreement with a current or former officer, director, employee or service provider of the Company or any of the Company Subsidiaries resolving allegations of sexual harassment or misconduct or other unlawful discrimination, harassment or retaliation. Except as set forth on Section 4.25 of the Company Disclosure Schedule, there are no, and since September 30, 2024, there have not been any Actions pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries, in each case, involving allegations of sexual harassment or misconduct or other unlawful discrimination, harassment or retaliation by a current or former officer, director, employee or service provider of the Company or any of the Company Subsidiaries. Since January 1, 2021, the Company and each Company Subsidiary has appropriately investigated, and complied in all material respects with all applicable Laws with respect to the investigation of and responding to, all sexual harassment or misconduct and other unlawful discrimination, harassment or retaliation allegations with respect to current or former employees or service providers of which the Company or any Company Subsidiary has or had knowledge.

Section 4.26            Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Acquiror, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Acquiror, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Acquiror, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth (i) in the Acquiror SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Acquiror SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such an Acquiror SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), or (ii) in the Acquiror’s disclosure schedule delivered by Acquiror in connection with this Agreement (the “Acquiror Disclosure Schedule”) Acquiror hereby represents and warrants to the Company as follows:

Section 5.01            Corporate Organization.

(a)            Each of Acquiror and Merger Sub is a company, exempted company, limited liability company or corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be an Acquiror Material Adverse Effect.

(b)            Merger Sub is the only subsidiary of Acquiror. Except for Merger Sub, Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02            Organizational Documents. Each of Acquiror and Merger Sub has heretofore furnished to the Company complete and correct copies of the Acquiror Organizational Documents and the Merger Sub Organizational Documents. The Acquiror Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Acquiror nor Merger Sub is in violation of any of the provisions of the Acquiror Organizational Documents and the Merger Sub Organizational Documents.

Section 5.03            Capitalization.

(a)            The authorized share capital of Acquiror consists of (i) 500,000,000 shares of Acquiror Class A Common Stock, (ii) 50,000,000 shares of Acquiror Class B Common Stock, (iii) 50,000,000 shares of Acquiror Class F Common Stock and (iv) 5,000,000 preference shares, par value $0.0001 per share (“Acquiror Preferred Stock”). As of the date of this Agreement (i) 30,500,000 shares of Acquiror Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 7,625,000 shares of Acquiror Class F Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Acquiror Class A Common Stock or Acquiror Class F Common Stock are held in the treasury of Acquiror, (iv) 24,790,000 Acquiror Warrants are issued and outstanding, and (v) 24,790,000 shares of Acquiror Class A Common Stock are reserved for future issuance pursuant to the Acquiror Warrants. As of the date of this Agreement, there are no shares of Acquiror Class B Common Stock or Acquiror Preferred Stock issued and outstanding. Each Acquiror Warrant is exercisable for one share of Acquiror Class A Common Stock at an exercise price of $11.50, subject to the terms of such Acquiror Warrant and the Acquiror Warrant Agreements.

(b)            All membership interests of Merger Sub have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Merger Sub Organizational Documents.

(c)            All issued and outstanding Acquiror Units, shares of Acquiror Class A Common Stock, shares of Acquiror Class F Common Stock and Acquiror Warrants have been duly authorized, validly issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Acquiror Organizational Documents.

(d)            The Per Share Merger Consideration and the Bond Exchange Merger Consideration being delivered by Acquiror hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Domestication Organizational Documents. The Per Share Merger Consideration and the Bond Exchange Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e)            Except for this Agreement, the Acquiror Warrants and the Acquiror Class F Common Stock, Acquiror has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in, Acquiror. All shares of Acquiror Class A Common Stock and Acquiror Class F Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Acquiror nor any subsidiary of Acquiror is a party to, or is otherwise bound by, and neither Acquiror nor any subsidiary of Acquiror has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement, Acquiror is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Common Stock or any of the equity interests or other securities of Acquiror or any of its subsidiaries. Except with respect to the Redemption Rights and the Acquiror Warrants, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock. There are no outstanding contractual obligations of Acquiror to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04            Authority Relative to This Agreement. Each of Acquiror and Merger Sub have all necessary corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Acquiror and Merger Sub and the consummation by each of Acquiror and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action, and no other corporate or limited liability company, as applicable, proceedings on the part of Acquiror or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Acquiror Proposals (other than the Domestication), (i) the approval and adoption of this Agreement by an ordinary resolution under Cayman Islands law, being the affirmative vote by the holders of a majority of the shares of Acquiror Common Stock, voting together as a single class, represented in person or by proxy and entitled to vote thereon, voting and who vote at a general meeting with respect thereto, (ii) the approval and adoption of this Agreement by Acquiror, as the sole member of Merger Sub, and (iii) the filing and recordation of appropriate merger documents as required by the FLLCA and DLLCA and (b) with respect to the Domestication, the approval and adoption of the Domestication (including the adoption and approval of the amendment to the Acquiror Articles of Association, a certificate of corporate domestication and the Domestication Organizational Documents) by special resolution under Cayman Islands law, being the affirmative vote by the holders of at least two-thirds of the shares of Acquiror Common Stock, voting together as a single class, represented in person or by proxy and entitled to vote thereon, voting and who vote at a general meeting of Acquiror with respect thereto) (collectively, the “Acquiror Stockholders’ Approval”). This Agreement has been duly and validly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror or Merger Sub, enforceable against Acquiror or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The Acquiror Board has approved this Agreement and the Transactions (including the Domestication), and such approvals are sufficient so that the restrictions on business combinations set forth in the Acquiror Articles of Association shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of Acquiror, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 5.05            No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by each of Acquiror and Merger Sub do not, and the performance of this Agreement by each of Acquiror and Merger Sub will not, (i) conflict with or violate the Acquiror Organizational Documents, the Domestication Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of Acquiror or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Acquiror or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Acquiror or Merger Sub is a party or by which each of Acquiror or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have an Acquiror Material Adverse Effect.

(b)            The execution and delivery of this Agreement by each of Acquiror and Merger Sub do not, and the performance of this Agreement by each of Acquiror and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the FLLCA or the DLLCA, (ii) in connection with the Domestication, the applicable requirements and required approval of the Registrar of Companies in the Cayman Islands and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Acquiror or Merger Sub from performing its material obligations under this Agreement.

Section 5.06            Compliance. Neither Acquiror nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Acquiror or Merger Sub or by which any property or asset of Acquiror or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any property or asset of Acquiror or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have an Acquiror Material Adverse Effect. Each of Acquiror and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Acquiror or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07            SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)            Acquiror has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since July 13, 2023, together with any amendments, restatements or supplements thereto (collectively, the “Acquiror SEC Reports”). Acquiror has hereto furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Acquiror with the SEC to all agreements, documents and other instruments that previously had been filed with Acquiror with the SEC and are currently in effect. As of their respective dates, the Acquiror SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Acquiror SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Acquiror SEC Report. Each director and executive officer of Acquiror is in material compliance with the filing requirements of Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)            Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Reports. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.

(c)            Except as and to the extent set forth in the Acquiror SEC Reports, neither Acquiror nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Acquiror’s and Merger Sub’s business.

(d)            Acquiror is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market LLC (“Nasdaq”) and has not received any notice of non-compliance from Nasdaq.

(e)            Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(f)            Acquiror maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Acquiror maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Acquiror has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Acquiror to Acquiror’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Acquiror to record, process, summarize and report financial data. Acquiror has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Acquiror. Since September 30, 2024, there have been no material changes in Acquiror’s internal control over financial reporting.

(g)            There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror, and Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)            Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(i)            As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08            Absence of Certain Changes or Events. Since July 13, 2023 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) Acquiror has conducted no business other than the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination (and, in each case, all other activities customarily associated therewith), (b) Acquiror has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (c) Acquiror has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (d) there has not been an Acquiror Material Adverse Effect, and (e) Acquiror has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09            Absence of Litigation. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror, or any property or asset of Acquiror, before any Governmental Authority. Neither Acquiror nor any material property or asset of Acquiror is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Acquiror, continuing investigation by, any Governmental Authority.

Section 5.10            Board Approval; Vote Required.

(a)            The Acquiror Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) are fair to and in the best interests of Acquiror and its shareholders, (ii) approved this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) and declared their advisability, (iii) recommended that the shareholders of Acquiror approve and adopt this Agreement, the Domestication and the Merger, and (iv) directed that this Agreement, the Domestication and the Merger be submitted for consideration by the shareholders of Acquiror at the Acquiror Stockholders’ Meeting.

(b)            The only vote of the holders of any class or series of share capital of Acquiror necessary to approve the Domestication and the Merger is Acquiror Stockholders’ Approval.

(c)            Acquiror, as the sole member of Merger Sub, has authorized, approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement pursuant to written resolutions not subsequently rescinded or modified in any way.

(d)            The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of Acquiror as the sole member of Merger Sub.

Section 5.11            No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement. No election has been made or will be made, nor has any action been taken or will be taken, to treat the Merger Sub as a corporation or a partnership for income Tax purposes.

Section 5.12            Brokers. Except as set forth on Section 5.12 of the Acquiror Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror or Merger Sub. Acquiror has provided the Company with a true and complete copy of all contracts, agreements and arrangements including its engagement letters, with the persons listed on Section 5.12 of the Acquiror Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 5.13            Acquiror Trust Fund. As of the date of this Agreement, Acquiror has no less than $323,562,499 in the trust fund established by Acquiror for the benefit of its public shareholders (the “Trust Fund”) (including an aggregate of approximately $10,675,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of July 13, 2023, between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Acquiror has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Acquiror or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Acquiror and the Trustee that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay any income, franchise or other Taxes permitted to be paid with interest income earned in the Trust Account under the Acquiror Articles of Association; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Acquiror Organizational Documents. To Acquiror’s knowledge, as of the date of this Agreement, following the Effective Time, no shareholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Acquiror, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Acquiror shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Acquiror as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Acquiror due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to shareholders of Acquiror who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Acquiror in connection with its efforts to effect the Merger. Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror at the Effective Time.

Section 5.14            Employees. Neither Acquiror nor Merger Sub has, or has had, any employees on its payroll. Other than any officers as described in the Acquiror SEC Reports, Acquiror and Merger Sub have no employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any officer or director. Acquiror and Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any person who is or has been an employee of or independent contractor to Acquiror (other than fees paid to consultants, advisors, placement agents or underwriters engaged by Acquiror in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such person or (ii) result in forgiveness of Indebtedness with respect to any employee of Acquiror.

Section 5.15            Taxes.

(a)            Each of Acquiror and Merger Sub (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes, whether or not shown as due on such filed Tax Returns, except with respect to Taxes that are being contested in good faith and are disclosed in Section 5.15(a) of the Acquiror Disclosure Schedule; (iii) has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (other than any extensions of time to file Tax Returns obtained in the ordinary course), which waiver or extension remains in effect; and (iv) does not have any Tax Claim in respect of material Taxes, or material Tax matters, pending or proposed or threatened in writing except for any material Tax Claim being contested in good faith that is disclosed in Section 5.15(a) of the Acquiror Disclosure Schedule.

(b)            Each of Acquiror and Merger Sub is not a party to, is not bound by and does not have any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract (other than customary commercial contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(c)            Each of Acquiror and Merger Sub will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, made or required to be made prior to the Closing, resulting in an adjustment under Section 481(c) of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law); (ii) written agreement with any Taxing Authority relating to a material Tax liability of Acquiror or Merger Sub, as applicable, executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing outside the ordinary course of business.

(d)            Each of Acquiror and Merger Sub has not received written notice of any claim from a Taxing Authority in a jurisdiction in which Acquiror or Merger Sub, as applicable, does not file Tax Returns stating that such person is or may be subject to material Taxes in such jurisdiction that has not been resolved.

(e)            In all material respects, each of Acquiror and Merger Sub has withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied with applicable information reporting requirements related thereto.

(f)            Each of Acquiror and Merger Sub has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state or local or non-U.S. Tax Return.

(g)            Each of Acquiror and Merger Sub does not have any material liability for the Taxes of any person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Tax Law), as a transferee or successor, or by contract (other than, in each case, liabilities for Taxes pursuant to customary commercial contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(h)            Each of Acquiror and Merger Sub (i) does not have any request for a ruling in respect of Taxes pending between Acquiror or Merger Sub, as applicable, and any Taxing Authority and (ii) has not entered into any private letter ruling, technical advice memoranda or similar agreements with any Taxing Authority.

(i)            In the past two (2) years, each of Acquiror and Merger Sub has not distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any corresponding or similar provision of U.S. federal, state or local or non-U.S. Tax Law).

(j)            Each of Acquiror and Merger Sub has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k)            There are no material Tax Liens upon any assets of each of Acquiror and Merger Sub except for Liens for Taxes not yet delinquent, or, if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made by of Acquiror or Merger Sub, as applicable.

(l)            Each of Acquiror and Merger Sub has not received written notice from a Taxing Authority asserting that it is subject to Tax in any country other than its country of organization or formation by virtue of having employees, a permanent establishment, other place of business or similar presence in that country, which assertion has not been resolved. None of Acquiror or Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m)            For U.S. federal income tax purposes, (i) Acquiror is, and has been since its formation, classified as a corporation, and (ii) Merger Sub is, and has been since its formation, disregarded as separate from Acquiror.

Section 5.16            Registration and Listing. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “NETDU.” The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “NETD.” The issued and outstanding Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “NETDW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Acquiror, threatened in writing against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the shares of Acquiror Class A Common Stock, or Acquiror Public Warrants or terminate the listing of Acquiror on Nasdaq. None of Acquiror or any of its affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the shares of Acquiror Class A Common Stock, or the Acquiror Public Warrants under the Exchange Act.

Section 5.17            Insurance. Except for directors’ and officers’ liability insurance, Acquiror does not maintain any other stand-alone insurance policies.

Section 5.18            Intellectual Property. Neither Acquiror nor Merger Sub owns, licenses or otherwise has any material right, title or interest in any Intellectual Property. To the knowledge of Acquiror, neither Acquiror nor Merger Sub infringes, misappropriates or violates any Intellectual Property of any other person.

Section 5.19            Agreements, Contracts and Commitments.

(a)            Section 5.19 of the Acquiror Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Acquiror or Merger Sub is party, including contracts by and among Acquiror or Merger Sub, on the one hand, and any director, officer, shareholder or affiliate of such parties (the “Acquiror Material Contracts”), other than any such Acquiror Material Contract that is listed as an exhibit to any Acquiror SEC Report.

(b)            Neither Acquiror nor, to the knowledge of Acquiror, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Acquiror Material Contract.

Section 5.20            Title to Property. Neither Acquiror nor Merger Sub owns or leases any real property or personal property. There are no options or other contracts under which Acquiror or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

Section 5.21            Investment Company Act. Acquiror is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act of 1940, as amended.

Section 5.22            Acquiror’s and Merger Sub’s Investigation and Reliance. Each of Acquiror and Merger Sub is a sophisticated purchaser and each acknowledges, covenants and agrees, on behalf of themselves and their respective Representatives: (a) that in entering into this Agreement, they have relied solely on their own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Acquiror and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose, (b) that they have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions, (c) that neither Acquiror nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, (d) that neither the Company nor any of its respective unitholders, affiliates or Representatives shall have any liability to Acquiror, Merger Sub or any of their respective shareholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Acquiror or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, and (e) that Acquiror and Merger Sub acknowledge that neither the Company nor any of its unitholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Article VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01            Conduct of Business by the Company Pending the Merger.

(a)            The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (x) set forth in Section 6.01(a)(x) of the Company Disclosure Schedule or (y) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Acquiror shall otherwise consent in writing (and such consent shall not be unreasonably withheld and Acquiror shall provide its determination as promptly as possible and in no event later than ten (10) Business Days following the Company’s consent request):

(i)            the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii)            the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations (provided that neither the Company nor any Company Subsidiaries shall be required to amend or otherwise change any Plan for purposes of this Section 6.01(a)(ii)).

(b)            By way of amplification and not limitation, except as set forth in Section 6.01(b) of the Company Disclosure Schedule, or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary (and, in the case of Section 6.01(b)(ii), its Representatives) not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Acquiror (and such consent shall not be unreasonably withheld and Acquiror shall provide its determination as promptly as possible and in no event later than ten (10) Business Days following the Company’s consent request):

(i)            amend or otherwise change its operating agreement, certificate of incorporation or bylaws or equivalent organizational documents;

(ii)            except for an issuance of securities in accordance with Section 6.01(a)(x) of the Company Disclosure Schedule, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) or offer for sale or solicit offers to purchase, any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities (including Company REU Awards) or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary; or (B) other than in the ordinary course of business, any material assets of the Company or any Company Subsidiary, in each case, except for (x) issuances, sales, pledges, dispositions of, grants or encumbrances by a Company Subsidiary to the Company or a Company Subsidiary and (y) pledges and encumbrances of any shares of any class of capital stock of, or material assets of, the Company or a Company Subsidiary relating to Convertible Debt outstanding as of the date hereof and (z) pledges and encumbrances by a Company Subsidiary securing any Company Bonds to the extent that such pledges and encumbrances in this clause (z) attach to property after the date hereof, but pursuant to the provisions of this Agreement as in effect on the date hereof, further, provided, in the event that the Company wishes to take any of the actions set forth in this Section 6.01(b)(ii), the parties agree in good faith to cooperate and negotiate to determine if such actions will be beneficial to the Parties;

(iii)            make any material capital expenditures (or commit to making any capital expenditures), other than any capital expenditure (or series of related capital expenditures) related to the operations of or in the performance of any contract or arrangement with a customer of the Company or any Company Subsidiary, in excess of $100,000, individually or in the aggregate;

(iv)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or distributions made by a Company Subsidiary to the Company or a Company Subsidiary;

(v)            (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for aggregate consideration exceeding $2,000,000, except for acquisitions by the Company or any Company Subsidiary of stock or assets of the Company or any Company Subsidiary; (B) acquire any securities in any corporation, partnership, other business organization or any division thereof, except for acquisitions of securities of any Company Subsidiary or any publicly listed company, other than an acquisition of the “Option Property” in connection with the exercise of the “Put Option” or the “Call Option”, as such terms are defined in the Herbata Put and Call Option Agreement; or (C) other than in the ordinary course of business, incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, provided, for the avoidance of doubt, nothing in this Section 6.01(b)(v) shall restrict purchases by the Company of equipment, inventory, or supplies in the ordinary course of business unless such purchases are for all or substantially all of the assets of the other party;

(vi)            (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any Key Personnel other than in the ordinary course of business or (B) enter into any contract, agreement or understanding with any labor union or similar representative of employees;

(vii)            materially amend the Company’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as required by GAAP;

(viii)            (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make any material Tax election (except in the ordinary course of business) or change or revoke any material Tax election, or (D) settle or compromise any material Tax Claim;

(ix)            (A) amend, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, or inconsistent with past practices or outside the ordinary course of business, or (B) other than in the ordinary course of business, enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(x)            fail to maintain the existence of, or use reasonable efforts to protect, Company-Owned IP;

(xi)            intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;

(xii)            waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $3,000,000 individually or $5,000,000 in the aggregate;

(xiii)            enter into any new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xiv)            fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole; or

(xv)            enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Acquiror to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Acquiror, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Acquiror and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.02            Conduct of Business by Acquiror and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority) or in connection with the Domestication, Acquiror agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Acquiror and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority) or in connection with the Domestication or related to or arising out of Acquiror’s compliance with Section 7.13 hereof, neither Acquiror nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)            amend or otherwise change the Acquiror Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Acquiror other than Merger Sub;

(b)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Acquiror Organizational Documents;

(c)            reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Acquiror Common Stock or Acquiror Warrants except for redemptions from the Trust Fund and conversions of the Acquiror Class F Common Stock and Acquiror Class B Common Stock that are required pursuant to the Acquiror Organizational Documents;

(d)            issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Acquiror or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Acquiror or Merger Sub, except in connection with the Private Placements, if applicable and the conversion of the Acquiror Class F Common Stock and Acquiror Class B Common Stock pursuant to the Acquiror Organizational Documents;

(e)            (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or make any loan or advance or investment in any third party or initiate the start- up of any new business, non-wholly owned subsidiary or joint venture;

(f)            incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Acquiror, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except a working capital loan from the Sponsor or an affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs which working capital loan shall be paid at Closing;

(g)            make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)            (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make any material Tax election (except in the ordinary course of business) or change or revoke any material Tax election, or (D) settle or compromise any material Tax Claim;

(i)            liquidate, dissolve, reorganize or otherwise wind up the business and operations of Acquiror or Merger Sub;

(j)            enter into, amend, or terminate (other than terminations in accordance with their terms) any contract with any director, officer or affiliate of Acquiror or Merger Sub, or waive any material right in connection therewith (other than working capital loans made by Sponsor in accordance with Section 6.02(f));

(k)            hire any employee or adopt or enter into any Employee Benefit Plan;

(l)            amend the Trust Agreement or any other agreement related to the Trust Account; or

(m)            enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Acquiror to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Acquiror prior to the Closing Date. Prior to the Closing Date, each of Acquiror and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03            Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or right, title or interest in, or make any claim against, or assert any right, title or interest in, the Trust Fund, regardless of whether such claim, right, title or interest arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Acquiror on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim, right, title or interest arises based on contract, tort, equity or any other theory of legal liability (any and all such claims, rights, titles and interests are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Acquiror, Merger Sub or any other person (a) for legal relief against monies or other assets of Acquiror or Merger Sub held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or (b) for damages for breach of this Agreement against Acquiror (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Acquiror consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Acquiror shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Acquiror prevails in such action or proceeding.

Section 6.04            Domestication.

(a)            Subject to obtaining the Acquiror Stockholders’ Approval, Acquiror shall take all actions necessary to cause the Domestication to become effective in accordance with the applicable provisions of the DGCL and the Companies Act, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as Exhibit A to this Agreement, in each case, in accordance with the provisions thereof and applicable Law, and (b) completing and making and procuring all those filings required to be made, including with the Registrar of Companies in the Cayman Islands, as required under Part XII of the Companies Act in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands. The effective time of the Domestication is referred to herein as the “Domestication Effective Time” and the date on which the Domestication Effective Time occurs is referred to herein as the “Domestication Date.”

(b)            In accordance with applicable Law, the Domestication shall provide that at the Domestication Effective Time, by virtue of the Domestication, and without any action on the part of any Acquiror shareholder:

(i)            (A) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock, and (B) the transfer books of Acquiror shall record such conversion; provided, however, that each holder of shares of Acquiror Class A Common Stock that has validly elected to redeem their shares in connection with the Redemption Rights shall be entitled to receive only cash in an amount equal to the redemption price provided for in the Trust Agreement and the Acquiror Articles of Association (the “Redemption Price”);

(ii)            (A) each then issued and outstanding share of Acquiror Class F Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class F Common Stock, (B) the transfer books of Acquiror shall record such conversion and (C) all rights in respect of all Acquiror Class F Common Stock shall cease to exist, other than the right to receive the Domesticated Acquiror Class F Common Stock in accordance with this Section 6.04(b)(ii);

(iii)            each then issued and outstanding Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Acquiror Warrant Agreements;

(iv)            each then issued and outstanding Acquiror Unit shall convert automatically into a Domesticated Acquiror Unit;

(v)            each authorized share of Acquiror Class B Common Stock shall continue to exist as Domesticated Acquiror Class B Common Stock in accordance with the Domestication Certificate of Incorporation; and

(vi)            each authorized share of Acquiror Preferred Stock shall continue to exist as preferred stock of Acquiror in accordance with the Domestication Certificate of Incorporation.

(c)            For the avoidance of doubt, any reference in this Agreement to shares of Acquiror Class A Common Stock, Acquiror Class F Common Stock and Acquiror Class B Common Stock, collectively, for periods from and after the Domestication will be deemed to include the shares of Domesticated Acquiror Class A Common Stock, Domesticated Acquiror Class F Common Stock and Domesticated Acquiror Class B Common Stock, respectively.

Article VII

ADDITIONAL AGREEMENTS

Section 7.01            No Solicitation.

(a)            From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, except with respect to an issuance of securities in accordance with Section 6.01 of the Company Disclosure Schedule, the Company shall not, and shall cause the Company Subsidiaries not to and shall cause its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of all or substantially all of the assets of the Company or any of the outstanding capital stock of the Company or any conversion, consolidation, merger, business combination, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries other than with Acquiror and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall cause its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it pursuant to such agreement prior to the date hereof.

(b)            From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall notify Acquiror promptly (but in no event later than forty-eight (48) hours) after receipt by the Company, the Company Subsidiaries or any of their respective Representatives of any (i) inquiry or proposal with respect to an Alternative Transaction or (ii) request for non-public information relating to the Company or any of the Company Subsidiaries, or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party, in each case that is related to an inquiry or proposal with respect to an Alternative Transaction. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and shall provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep Acquiror informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(c)            If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, then the Company shall promptly (and in no event later than forty-eight (48) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an agreement that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by any of the Company Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d)            From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, each of Acquiror and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving Acquiror and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (an “Acquiror Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquiror Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquiror Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Acquiror Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any Acquiror Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of Acquiror and Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Acquiror Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 7.01 by Merger Sub or its affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by Acquiror and Merger Sub.

(e)            From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, Acquiror shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt by Acquiror or any of its Representatives of any (i) inquiry or proposal with respect to an Acquiror Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an Acquiror Alternative Transaction or (iii) request for non-public information relating to Acquiror, or for access to the business, properties, assets, personnel, books or records of Acquiror by any third party, in each case that is related to an inquiry or proposal with respect to Alternative Transaction. In such notice, Acquiror shall identify the third party making any such inquiry, proposal, indication or request with respect to an Acquiror Alternative Transaction and shall provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. Acquiror shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Acquiror Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(f)            If Acquiror or any of its Representatives receives any inquiry or proposal with respect to an Acquiror Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, then Acquiror shall promptly (and in no event later than twenty-four (24) hours after Acquiror becomes aware of such inquiry or proposal) notify such person in writing that Acquiror is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

Section 7.02            Registration Statement; Proxy Statement.

(a)            As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02, Acquiror and the Company shall prepare and mutually agree upon (subject to Acquiror’s receipt of the PCAOB Financial Statements) and Acquiror shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with providing Acquiror’s shareholders with the opportunity to exercise their Redemption Rights and the registration under the Securities Act of the shares of Domesticated Acquiror Class A Common Stock to be issued or issuable to the unitholders of the Company pursuant to this Agreement, including the shares of Domesticated Acquiror Class A Common Stock issuable upon exercise of the Domesticated Acquiror Warrants in accordance with their terms, and the registration under the Securities Act of the deemed offering of shares of Domesticated Acquiror Class A Common Stock to the holders of Acquiror Common Stock. The Registration Statement shall include a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) relating to the extraordinary general meeting of Acquiror’s shareholders (including any adjournment or postponement thereof, the “Acquiror Stockholders’ Meeting”) to be held to consider the following proposals: (1) approval and adoption of this Agreement, the Merger and the Transactions (the “Business Combination Proposal”); (2) approval of the Domestication, including the Domestication Organizational Documents (the “Domestication Proposal”); (3) the issuance of the number of shares of Domesticated Acquiror Class A Common Stock (i) to the unitholders of the Company pursuant to this Agreement, (ii) pursuant to the Private Placement Financing, if applicable, and (iii) to holders of Company Bonds subject to a Bond Exchange Election, in each case, if required under the rules and regulations of Nasdaq (the “Nasdaq Proposal”); (4) the adoption and approval of the Advisory Charter Proposals; (5) approval of the A&R Certificate of Incorporation of and the A&R Bylaws (the “Organizational Documents Proposal” and, together with the Business Combination Proposal, the Domestication Proposal and the Nasdaq Proposal, the “Required Acquiror Proposals”); (6) approval and adoption of an equity incentive plan in a form and substance reasonably acceptable to Acquiror and the Company, with each such party’s acceptance not to be unreasonably withheld, conditioned or delayed (the “Omnibus Incentive Plan”), which Omnibus Incentive Plan shall provide for an unallocated reserve of a number of shares of Domesticated Acquiror Class A Common Stock equal to the ten percent (10%) of the outstanding Domesticated Acquiror Class A Common Stock on a fully diluted basis at Closing (the “Omnibus Incentive Plan Share Reserve”); (7) the election of directors to the Acquiror Board, as provided in Section 2.05; and (8) any other proposals the parties mutually deem necessary or desirable to consummate the Transactions (collectively, the “Acquiror Proposals”). In the event the Parties agree to conduct a Private Placement Financing, as promptly as practicable after the execution of the Subscription Agreements, subject to the terms of this Section 7.02, Acquiror (with the assistance and cooperation of the Company as reasonably requested by the Acquiror) shall prepare and file with the SEC a registration statement on Form S-1 (together with all amendments thereto, the “Resale Registration Statement”), registering the PIPE Shares for resale after issuance pursuant to this Agreement and the Subscription Agreements. Each of the Company and Acquiror shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials and the Resale Materials (each as defined below). Acquiror and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement and the Resale Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials and the Resale Materials, (y) cause the Registration Statement and the Resale Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions and keep the Resale Registration Statement effective until such time as there are no longer any PIPE Shares included on the Resale Registration Statement. Prior to the effective date of the Registration Statement, each of the Company and the Acquiror shall take all actions necessary to cause the Merger Materials to be mailed to their unitholders and shareholders, respectively, as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company and Acquiror shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the Resale Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company and the Acquiror each (i) agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of the Company, the Acquiror and their respective subsidiaries, in each case, reasonably requested by the other for inclusion in the Merger Materials and the Resale Materials and (ii) shall cause their officers and employees to be reasonably available in connection with the drafting of the Merger Materials and the Resale Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement and any amendments thereto and the term “Resale Materials” means the Resale Registration Statement, including the prospectus forming a part thereof.

(b)            Acquiror and the Company shall comply in all material respects with all applicable Laws, any applicable rules and regulations of Nasdaq, their organizational documents and this Agreement in the preparation, the filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the holding of the Acquiror Stockholders’ Meeting and with respect to exercise of the Redemption Rights. No filing of, or amendment or supplement to the Merger Materials or the Resale Materials will be made by either Acquiror or the Company without the approval of the other (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror and the Company will advise each other, promptly after it receives notice thereof, of the time when the Registration Statement and the Resale Registration Statement have each become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of (i) the Domesticated Acquiror Class A Common Stock to be issued or issuable to the unitholders of the Company in connection with this Agreement or (ii) if applicable, the PIPE Shares to be issued or issuable to PIPE Investors in connection with the Subscription Agreements, for offering or sale in any jurisdiction. Acquiror and the Company will advise each other, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or the Resale Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply each other with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials, the Resale Materials, the Private Placement Financing or the Merger. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials or the Resale Materials will be made by Acquiror or the Company without the prior consent of the other (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the other a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c)            Acquiror represents that the information supplied by Acquiror for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to their respective shareholders and (iii) the time of the Acquiror Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Acquiror or Merger Sub, or their respective officers or directors, should be discovered by Acquiror which should be set forth in an amendment or a supplement to the Merger Materials, Acquiror shall promptly inform the Company.

(d)            Acquiror represents that the information supplied by Acquiror for inclusion in the Resale Materials shall not, at the time the Registration Statement is declared effective, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Acquiror or Merger Sub, or their respective officers or directors, should be discovered by Acquiror which should be set forth in an amendment or a supplement to the Resale Materials, Acquiror shall promptly inform the Company.

(e)            The Company represents that the information supplied by the Company for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time Merger Materials are mailed to their respective shareholders and (iii) the time of the Acquiror Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform Acquiror.

(f)            The Company represents that the information supplied by the Company for inclusion in the Resale Materials shall not, at the time the Registration Statement is declared effective, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Resale Materials, the Company shall promptly inform Acquiror.

Section 7.03            Consent Solicitation; Written Consent.

(a)            As promptly as practicable, but, in any event, within forty-eight (48) hours of the Registration Statement becoming effective, the Company shall send a consent solicitation statement to each Company Interest Holder (the “Consent Solicitation Statement”) and solicit a written consent substantially in the form attached hereto as Exhibit G (the “Company Interest Holders Written Consent”) in respect of the Company Class A Units held by such Company Interest Holder (whose approval of the matters therein shall constitute the Company Interest Holders Written Consent) to approve, by the requisite Company Interest Holders Approval, in accordance with the Company Organizational Documents and the FLLCA, this Agreement, the Merger, and the other Transactions contemplated hereunder. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the Company Board shall set a record date for determining the Company Interest Holders entitled to receive such Consent Solicitation Statement. The Company shall use reasonable best efforts to cause each Key Company Interest Holder to duly execute and deliver the Company Interest Holders Written Consent within five (5) Business Days of the Registration Statement becoming effective. As promptly as practicable following the execution and delivery of the Company Interest Holders Written Consent by the Key Company Interest Holders to the Company, the Company shall deliver (i) to Acquiror a copy of such Company Interest Holders Written Consent in accordance with Section 10.01 and (ii) to the Company Interest Holders who have not executed and delivered the Company Interest Holders Written Consent the notice required by Section 607.0704(3) of Florida Law and include a description of the appraisal rights of the Company Interest Holders available under Section 607.1302 of Florida Law along with such other information as is required thereunder and pursuant to Florida Law. If the Key Company Interest Holders fail to deliver the Company Interest Holders Written Consent to the Company within five (5) Business Days of the Registration Statement becoming effective (a “Written Consent Failure”), Acquiror shall have the right to terminate this Agreement as set forth in Section 9.01.

(b)            The Consent Solicitation Statement shall include the Company Recommendation.

(c)            Notwithstanding (i) the making of any inquiry or proposal with respect to an Alternative Transaction or (ii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall the Company or any of the Company Subsidiaries execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate this Agreement in connection therewith and (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to use reasonable best efforts to cause each Key Company Interest Holder to duly execute and deliver the Company Interest Holders Written Consent and to otherwise solicit the Company Interest Holders Approval in accordance with Section 7.03(a).

Section 7.04            Acquiror Stockholders’ Meeting; Merger Sub Sole Member`s Approval.

(a)            Acquiror shall call the Acquiror Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Acquiror Proposals, and Acquiror shall use its reasonable best efforts to hold the Acquiror Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (after, in each case, taking into account a reasonable period of time as Acquiror deems necessary to solicit proxies); provided, that Acquiror may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the Acquiror Stockholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate upon the good faith determination by the Acquiror Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Acquiror Proposals or otherwise take actions consistent with Acquiror’s obligations pursuant to Section 7.08 of this Agreement. Acquiror shall use its reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror Stockholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Acquiror Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. Notwithstanding anything herein to the contrary, if the Acquiror Board or any committee thereof, after consultation with outside legal counsel, determines in good faith that failure to withdraw or modify its recommendation that its shareholders approve the Acquiror Proposals would be reasonably likely to be inconsistent with its fiduciary duties to Acquiror’s shareholders under applicable Law, then the Acquiror Board may withdraw or modify its recommendation in the Registration Statement (a “Change in Recommendation”); provided, however, the Acquiror Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (i) Acquiror has provided at least four (4) Business Days’ prior written notice to the Company advising that the Acquiror Board proposes to take such action and which notice contains the material facts underlying the Acquiror Board’s determination to make, or agree or resolve to make, a Change in Recommendation (a “Change in Recommendation Notice”), (ii) during such four (4) Business Day period following the Company’s receipt of a Change in Recommendation Notice, the Acquiror Board has engaged in good faith negotiations with the Company and its Representatives (to the extent that the Company desires to so negotiate) to make such adjustments (which adjustments, to the extent accepted by the Acquiror Board, would be binding on the Company) in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation and (iii) following expiration of such four (4) Business Day period, the Acquiror Board reaffirms in good faith, after consultation with its outside legal counsel, that the failure to make a Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to Acquiror’s shareholders under applicable Law, provided, further, that Acquiror Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this Section 7.04(a) as a result of an offer, proposal or inquiry relating to any merger, sale of ownership interests and/or assets, recapitalization or similar transaction involving Acquiror. Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting for the purpose of seeking approval from its shareholders shall not be affected by any Change in Recommendation, and Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and submit for the approval of its shareholders the Acquiror Proposals, regardless of whether there shall have occurred any Change in Recommendation.

(b)            Notwithstanding (i) the making of any inquiry or proposal with respect to an Acquiror Alternative Transaction or (ii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall Acquiror or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquiror Alternative Transaction or terminate this Agreement in connection therewith and (B) Acquiror and Merger Sub shall otherwise remain subject to the terms of this Agreement, including Acquiror’s obligation to use reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror Stockholders’ Meeting in accordance with Section 7.04(a).

(c)            Promptly following the execution of this Agreement, Acquiror shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole member of Merger Sub.

Section 7.05            Access to Information; Confidentiality.

(a)            From the date of this Agreement until the Effective Time, the Company and Acquiror shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to provide access to or disclose information where (i) the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law or (ii) such information is subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention and to obtain consents or waivers to such confidentiality obligations), any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company or Acquiror, as applicable. Further, notwithstanding the foregoing, neither Company nor Acquiror shall be required to provide access to real property for the purposes of conducting sampling of any environmental media (such as indoor or outdoor air, water, surface water, groundwater or soil) or of any building material or other material on such property.

(b)            All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated September 3, 2024 (the “Confidentiality Agreement”), between Acquiror and the Company.

(c)            Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.06            Directors’ and Officers’ Indemnification.

(a)            All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers, employees, fiduciaries or agents of the Company and its subsidiaries, as provided in their respective organizational documents or in any indemnification agreement with the Company or its subsidiaries binding as of the date hereof and still in effect as of Closing, shall survive the Closing and shall continue in full force and effect for a period of six (6) years. With respect to the current and former directors and officers of the Company and its subsidiaries (the “D&O Indemnitees”), the operating agreement of the Surviving Company shall contain provisions no less favorable with respect to exculpation, indemnification, advancement or expense reimbursement than are set forth in the operating agreement of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. Acquiror further agrees that with respect to the provisions of the limited liability company agreements of the Company Subsidiaries relating to exculpation, indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each D&O Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Operating Agreement, or the organizational documents of any Company Subsidiary, in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)            All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers, employees, fiduciaries or agents of the Acquiror and Merger Sub as provided in their respective organizational documents or in any indemnification agreement with the Acquiror and Merger Sub binding as of the date hereof, shall survive the Closing and shall continue in full force and effect. With respect to the current and former directors and officers of the Sponsor, the Acquiror and Merger Sub (the “Acquiror D&O Indemnitees”), the operating agreement of the Surviving Company shall contain provisions no less favorable with respect to exculpation, indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Acquiror in effect at Closing, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the Acquiror D&O Indemnitees, unless such modification shall be required by applicable Law. Acquiror further agrees that with respect to the provisions of the limited liability company agreement of the Merger Sub relating to exculpation, indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the Acquiror D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each Acquiror D&O Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Acquiror or Merger Sub, as applicable, would have been permitted under applicable Law, the Acquiror Articles of Association or the bylaws of the Acquiror as of Closing, or the organizational documents of Merger Sub, in effect on the date of Closing to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c)            For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to Acquiror and/or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. If the Company elects to purchase such a “tail” policy prior to the Effective Time, Acquiror will maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder. If the Company elects to replace, amend, modify, or supplement its directors’ and officers’ liability insurance policy between the date hereof and the Effective Time, the Company shall provide reasonable advance notice of such election to Acquiror, and the Company shall cooperate in good faith with Acquiror with respect to any efforts to obtain such replacement, amendment, modification, or supplementation of the Company’s directors’ and officers’ liability insurance policy, including with respect to the amount of premium to be spent in connection with such replacement, amendment, modification, or supplementation as well as in connection with the “tail” policy to be purchased for such replacement, amendment, modification, or supplementation.

(d)            For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Acquiror’s directors’ and officers’ liability insurance policy (“Acquiror D&O Insurance”) on terms not less favorable than the terms of such current insurance coverage. Prior to the Effective Time, Acquiror may purchase a prepaid “tail” policy with respect to the Acquiror D&O Insurance from an insurance carrier with the same or better credit rating as the Acquiror’s current directors’ and officers’ liability insurance carrier. If the Acquiror elects to purchase such a “tail” policy prior to the Effective Time, Acquiror will maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(e)            The provisions of this Section 7.06: (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each Acquiror D&O Indemnitee, in each case, who is an intended third-party beneficiary of this Section 7.06; and (ii) are in addition to any rights such D&O Indemnitees or Acquiror D&O Indemnitees may have under the operating agreement of the Surviving Company or its subsidiaries, as the case may be, or under any applicable contracts or Laws and not intended to, nor shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Acquiror or the Surviving Company or their respective subsidiaries for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 7.06 is not prior to or in substitution of any such claims under such policies).

(f)            In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Company shall assume, at and as of the closing of the applicable transaction referred to in this Section 7.06(f), all of the obligations set forth in this Section 7.06.

(g)            On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.07            Notification of Certain Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.08            Further Action; Reasonable Best Efforts.

(a)            Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.04 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)            Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 7.09            Public Announcements; Other Filings.

(a)            As promptly as practicable after execution of this Agreement, Acquiror will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to disclose the execution of this Agreement, the form and substance of which Current Report on Form 8-K shall be approved in advance in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed).

(b)            The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Acquiror and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of Acquiror and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.09 shall prevent Acquiror or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.09.

(c)            At least three (3) days prior to the Closing, the Company shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by Acquiror (such approval not to be unreasonably withheld, conditioned or delayed).

(d)            Prior to the Closing, Acquiror and the Company shall prepare a mutually agreeable joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, Acquiror shall issue the Closing Press Release. As soon as practicable after the Closing (but in any event within four (4) Business Days thereafter), Acquiror shall file the Closing Form 8-K with the SEC. In connection with the preparation of the Closing Form 8-K and the Closing Press Release, or any other report or form to be filed with the SEC, each party shall, upon request by the other party, furnish all information concerning it and its affiliates to the other party and provide such other assistance as may be reasonably requested by the other party to be included in the Closing Form 8-K or the Closing Press Release and shall otherwise reasonably assist and cooperate with the other party in the preparation of the Closing Form 8-K and the Closing Press Release and the resolution of any comments received from the SEC with respect thereto.

(e)            From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(f)            Acquiror shall, at all times during the period from the date hereof through the Effective Time: (i) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act; and (ii) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act; provided that no action or omission taken by Acquiror pursuant to this Section 7.09(f) shall be deemed to constitute a violation of Section 6.02.

Section 7.10            Stock Exchange Listing. Acquiror will use its reasonable best efforts to cause the Domesticated Acquiror Class A Common Stock to be issued in connection with the Transactions (including the shares of Domesticated Acquiror Class A Common Stock to be issued in connection with the Domestication and the shares of Domesticated Acquiror Class A Common Stock to be issued in the Private Placements) and the Domesticated Acquiror Warrants to be approved for listing on Nasdaq at the Closing. During the period from the date hereof until the Domestication Effective Time, Acquiror shall use its reasonable best efforts to keep the Acquiror Units, Acquiror Class A Common Stock and Acquiror Public Warrants listed for trading on Nasdaq.

Section 7.11            Antitrust.

(a)            To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than twenty (20) Business Days after the date of this Agreement, the Company and Acquiror each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act in relation to the Merger (the “HSR Filing”); provided, however, that if the applicable rules governing the form and information required in the HSR Filing have materially changed and are in effect at the time the HSR Filing is required to be made hereunder, the HSR Filing shall be made as promptly as reasonably practical after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b)            Acquiror and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.11(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, (ii) to address legal privilege or confidentiality concerns and (iii) as necessary to comply with contractual arrangements.

(c)            No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. Acquiror covenants and agrees, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be, and the Company shall reasonably cooperate with Acquiror with respect to any such efforts.

(d)            Acquiror shall pay the initial filing fee paid to the applicable Governmental Authority in connection with the initial HSR Filing required to consummate the Merger.

Section 7.12            Trust Account. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate within a specified time period as contained in the Acquiror Organizational Documents will be terminated and Acquiror shall have no obligation whatsoever to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Merger or otherwise, and no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account. At least seventy-two (72) hours prior to the Effective Time, Acquiror shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Acquiror (to be held as available cash for immediate use on the balance sheet of Acquiror, and to be used (a) to pay the Company’s and Acquiror’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.13            Extension. The Company and Acquiror agree that, if the Transactions are not reasonably expected to be consummated by July 18, 2025 and this Agreement has not otherwise been terminated in accordance with its terms, Acquiror may, at its sole option, prepare and file with the SEC a proxy statement pursuant to which it will seek approval to extend the time period for Acquiror to consummate its initial business combination to a date after July 18, 2025 (the “Extension Proposal”). The Company and its counsel shall be given a reasonable opportunity to review and comment on the proxy statement and any supplement or amendment thereto. As promptly as practicable after the proxy statement is cleared by the SEC, Acquiror will disseminate the proxy statement to the shareholders of Acquiror in compliance with applicable Laws, duly give notice of, convene and hold a meeting of its shareholders, and solicit proxies from the shareholders of Acquiror to vote in favor of the Extension Proposal.

Section 7.14            Tax Matters.

(a)            This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) with respect to the Domestication. Each party hereto shall prepare and file all relevant Tax Returns consistent with, and take no position inconsistent with, the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by applicable Law.

(b)            After the Closing Date, in the event of an audit of a Pre-Closing Tax Return, the Acquiror shall cause the Company to make, or cause its “partnership representative” or “designated individual” to make, the election under Section 6226(a) of the Code (or any similar provision of state or local tax law).

(c)            Each party hereto shall (and shall cause its affiliates to) use its reasonable best efforts to reasonably cooperate with the other parties hereto and their respective Tax advisors in connection with the provision of advice or issuance of any opinion to Acquiror, Sponsor or the Company relating to the Tax consequences of the Transactions, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of Merger Sub, Acquiror, Sponsor or the Company, or their respective affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such counsel to render such advice or opinion. If the SEC or any other Governmental Authority requests or requires that an opinion be provided at or prior to the Closing in respect of the Tax consequences of or related to the Transactions or the Intended Tax Treatment: (i) to the extent such opinion relates to Acquiror or any stockholder thereof, Acquiror shall use its reasonable best efforts to cause its Tax advisors to provide such opinion, subject to customary assumptions and limitations, and (ii) to the extent such opinion relates to the Company or any Company Interest Holder, the Company shall use its reasonable best efforts to cause its Tax advisors to provide such an opinion, subject to customary assumptions and limitations.

Section 7.15            Directors. Acquiror shall take all necessary action so that immediately after the Effective Time, the board of directors of Acquiror is comprised of the individuals as are mutually agreed by the parties.

Section 7.16            PCAOB Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2023 and December 31, 2024, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Financial Statements”) not later than sixty (60) days from the date hereof.

Section 7.17            Discharge of Company Affiliate Loans. With respect to the Company Affiliate Loans, the Company shall deliver (in escrow, subject only to the occurrence of Closing) to the Acquiror at least one (1) Business Day prior to the Closing, applicable release documents necessary to evidence the release and termination of any deed of trust, mortgages, financing statements, pledges, fixture filings, security agreements relating to the Company Affiliate Loans, in form and substance reasonably acceptable to Acquiror.

Section 7.18            Section 16 Matters. Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Domesticated Acquiror Class A Common Stock, Domesticated Acquiror Class F Common Stock or Domesticated Acquiror Class B Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.19            Private Placement Financing. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms:

(a)            Acquiror shall not enter into any Private Placement Subscription Agreement or permit any amendment or modification to be made to, any waiver (in whole or in part) of or provide consent to modify any Private Placement Subscription Agreement, in each case, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

(b)            In connection with the Private Placement Financing, the Company shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with (x) the arrangement of the Private Placement Financing and (y) the marketing of the transactions contemplated by this Agreement and the other Transaction Documents in the public markets and/or with existing Acquiror shareholders, in each case as may be reasonably requested by Acquiror, including by (i) participating in meetings, presentations, calls, due diligence sessions, drafting sessions and sessions with actual or potential PIPE Investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”); (ii) assisting with the preparation of customary materials for actual or potential PIPE Investors, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the Private Placement Financing (which shall not include pro forma financial information); (iii) providing financial statements and such other financial information regarding the Company and the Company Subsidiaries, that is readily available or within its possession; and (iv) otherwise reasonably cooperating with Acquiror’s efforts (including Acquiror’s reasonable requests) to consummate the Private Placement Financing. The Parties agree that the intention of the Private Placement Financing is to raise up to $65 million.

(c)            Between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, the Acquiror shall, and shall cause its Representatives advising it in relation to the Private Placement Financing to: (i) provide such information and assistance as the Company may reasonably request including a weekly status update regarding the status of the Private Placement Financing; (ii) engage in physical or virtual meetings at least once a month between the Company, Acquiror and its representatives regarding actions the Parties may take to consummate the Private Placement Financing; and (iii) keep the Company and its respective financial advisors and legal counsel reasonably informed with respect to the Private Placement Financing.

Section 7.20            Conversion to Delaware Limited Liability Company. Prior to the Closing, the Parties will reasonably cooperate to take the necessary actions to effect the conversion of the Company from a Florida limited liability company to a Delaware limited liability company.

Section 7.21            A&R Organizational Documents. On or effective as of the Closing Date, Acquiror shall cause the A&R Certificate of Incorporation, in substantially the form attached hereto as Exhibit C, to be filed with the Secretary of State of Delaware and the A&R Bylaws, in substantially the form attached hereto as Exhibit D, to be adopted.

Section 7.22            Company Bonds Exchange Offer. Prior to the Closing, the Company may offer the Bond Exchange Election to holders of the Company Bonds on the terms reasonably satisfactory to the Acquiror. Acquiror shall, and shall use reasonable best efforts to cause its Representatives to, provide all cooperation reasonably requested by the Company in connection with the Bond Exchange Election.

Section 7.23            Nabors Dividend. To the extent Nabors seeks approval from the SEC or otherwise, to make a stock or share dividend or other in-kind distribution of shares of Acquiror Common Stock either prior to or in connection with the Closing, the Company shall, and shall use reasonable best efforts to cause the Company Subsidiaries and its and their Representatives to, provide all cooperation reasonably requested by the Nabors in connection therewith.

Section 7.24            Employment Agreements; Termination of Consulting Arrangements.

(a)            At or prior to the Closing, the Company shall cause James Richmond and any other Company personnel mutually agreed to by Acquiror and the Company to enter into employment agreements with Acquiror, to be effective as of the Closing, in form and substance reasonably satisfactory to Acquiror and the Company (the “Employment Agreements”).

(b)            At or prior to the Closing, the Company shall cause the Iepreneur Consulting Agreement to be terminated such that, as of the Closing: (A) the Iepreneur Consulting Agreement is no longer in force or effect; and (B) neither the Company nor any Company Subsidiary has any further or future obligations (including payment obligations) pursuant to the Iepreneur Consulting Agreement. The Company shall ensure that the Iepreneur Consulting Agreement is terminated in such a manner that no payments, bonuses, or other sums are owed by the Company or any Company Subsidiary or any of their respective affiliates as a result of such termination (including, for the avoidance of doubt, any severance payments, termination payments, bonuses, early termination penalties or payments for substantial or partial completion of any capitalization objectives). Prior to the Closing, the Company shall provide Acquiror documentation, in form reasonably satisfactory to Acquiror, evidencing the termination of the Iepreneur Consulting Agreement consistent with this Section 7.24(b).

Section 7.25            Third Party Intellectual Property. The Company agrees that it shall provide prior written notice to Acquiror before the Company or any Company Subsidiary enters into any contract, agreement, or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products that would be owned by the counterparty to such contract, agreement, or arrangement.

Section 7.26            Investor Communications. The Company agrees that it shall provide prior notice to Acquiror (email being sufficient) before the Company or any Company Subsidiary (i) engages in discussions with potential investors, (ii) shares financial results or projections of the Company or any Company Subsidiary with potential investors, or (iii) takes any action that would reasonably be expected to prevent the Company or Acquiror from relying on an otherwise applicable exemption from registration of the securities of the Company or Acquiror offered pursuant to the transactions contemplated by this Agreement, or otherwise, during the period between the date of this Agreement and the Closing.

Section 7.27            Interim Financing Cooperation. The parties hereto agree to cooperate with one another and keep each other abreast of the status of any financing efforts pursued by such party prior to the Closing.

Section 7.28            Additional Matters. The Company shall comply with the requirements set forth on Section 7.28 of the Company Disclosure Schedule.

Article VIII

CONDITIONS TO THE MERGER

Section 8.01            Conditions to the Obligations of Each Party. The obligations of the Company, Acquiror, and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a)            Written Consent. The Company Interest Holders Written Consent shall have been delivered to Acquiror,

(b)            Acquiror Stockholders’ Approval. The Required Acquiror Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Acquiror in accordance with the Proxy Statement, the DGCL, the Companies Act, the Acquiror Organizational Documents and the rules and regulations of Nasdaq.

(c)            No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d)            HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e)            Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f)            Stock Exchange Listing. The shares of Domesticated Acquiror Class A Common Stock shall be listed on Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

(g)            Domestication. The Domestication shall have been completed as provided in Section 6.04 and a copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to Acquiror and the Company.

Section 8.02            Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of the Company contained in (i) Sections 4.01, 4.02 (other than clause (a), thereof, which is subject to clause (iii) below), 4.03 and 4.23 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.07(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 4.02(a) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)            Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)            Officer Certificate. The Company shall have delivered to Acquiror a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a), 8.02(b) and 8.02(d).

(d)            Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(e)            Withholding.

(i)            At least two (2) days prior to the Closing, the Company shall deliver to Acquiror in a form reasonably acceptable to Acquiror, a properly executed certification that Company Units are not “U.S. real property interests” in accordance with Treasury Regulation Section 1.1445-11T(d)(2).

(ii)            The Company shall, and shall cause the Company Subsidiaries to, cooperate in causing each Company Interest Holder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code to deliver to Acquiror, between ten (10) days and thirty (30) days prior to the Closing, a properly completed and duly executed IRS Form W-9 or any other non-foreign affidavit, dated as of the Closing Date in form and substance required by Code Sections 1445 and 1446 and the Treasury Regulations thereunder. The Company shall, and shall cause the Company Subsidiaries to, cooperate with Acquiror in connection with the computation and verification of any amounts required to be withheld under Code Section 1446(f) with respect to the Transactions, including any “amount realized” as determined under Code Section 1446(f) (including, without limitation, by providing a certification as described in Treasury Regulations Section 1.446(f)-2(c)(2)(ii)(C)) with respect to any Company Interest Holder that does not provide such an IRS Form W-9 or other non-foreign affidavit.

(f)            Financial Statements. The Company shall have delivered to Acquiror the PCAOB Financial Statements.

(g)            Termination Documentation. The Company shall have delivered to Acquiror duly executed copies of the documentation of the termination of the Iepreneur Consulting Agreement, consistent with the requirements set forth in Section 7.24(b), signed by each of the parties to such consulting agreement and acknowledged by the persons consulting for the Company pursuant thereto.

(h)            Employment Agreements. The Company shall have delivered to Acquiror duly executed copies of the Employment Agreements, signed by such Company personnel.

(i)            Stockholder and Registration Rights Agreement. The Company shall have delivered a copy of the Stockholder and Registration Rights Agreement duly executed by Acquiror and the Company Interest Holders party thereto.

Section 8.03            Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in (i) Sections 5.01, 5.03 (other than clauses (a) and (e) thereof, which is subject to clause (iii) below), 5.04 and 5.12 shall each be true and correct in all material respects as of as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Sections 5.03(a) and 5.03(e) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Acquiror, Merger Sub or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Acquiror Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)            Agreements and Covenants. Acquiror and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)            Officer Certificate. Acquiror shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Acquiror, certifying as to the satisfaction of the conditions specified in Sections 8.03(a), 8.03(b) and 8.03(d).

(d)            Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(e)            Resignation. Other than any persons identified as continuing directors pursuant to Section 2.05, all members of the Acquiror Board shall have executed written resignations effective as of the Effective Time.

(f)            Stockholder and Registration Rights Agreement. Acquiror shall have delivered a copy of the Stockholder and Registration Rights Agreement duly executed by Sponsor and the Acquiror stockholders party thereto.

(g)            Trust Fund. Acquiror shall have made all necessary and appropriate arrangements with the Trustee (or any replacement) to have all of the Trust Funds disbursed to Acquiror in connection with the Closing, and all such funds released from the Trust Account shall be available for immediate use to Acquiror in respect of all or a portion of the payment obligations set forth in Section 7.12 and the payment of Acquiror’s fees and expenses incurred in connection with this Agreement and the Transactions.

(h)            Other Agreements. The Sponsor Letter and the Support Agreement shall be in full force and effect, and the parties to the Sponsor Letter and the Acquiror shall not have attempted to repudiate or disclaim any of their obligations thereunder, as applicable.

(i)            Minimum Cash. As of the Closing, after (i) consummation of the Private Placements, (ii) distribution of the Trust Fund pursuant to Section 7.12 and deducting all amounts to be paid pursuant to the exercise of Redemption Rights, (iii) adding the proceeds received by the Company for any issuance of Convertible Debt issued after the date hereof excluding for the avoidance of doubt any Convertible Debt which have subscription agreement executed prior to the date hereof whereby the Company will receive such proceeds from such Convertible Debt after the date herof, (iv) adding the proceeds received by the Company pursuant to the issuance of any securities by the Company after the date hereof, (v) deducting the GEM Commitment Fee, if deposited into escrow account or otherwise paid in cash at or prior to the Closing pursuant to the terms of the GEM Share Purchase Agreement, (vi) deducting fees and expenses incurred in connection with the Bond Exchange Election and the issuance of Convertible Debt issued after the date hereof and (vii) deducting all other transaction fees, filing fees, registration fees and all other costs and expenses paid or required to be paid by Acquiror or Company in connection with the Transactions and the Private Placements (excluding, for the avoidance of doubt, any fee payable under the LK Consulting Agreement), including, for the avoidance of doubt, all filing fees paid by Acquiror pursuant to Section 7.11(d), Acquiror shall have cash on hand equal to or in excess of $1.

(j)            Domestication. The Domestication shall have been completed as provided in Section 6.04.

Article IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01            Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the unitholders of the Company or the shareholders of Acquiror, as follows:

(a)            by mutual written consent of Acquiror and the Company; or

(b)            by either Acquiror or the Company if the Effective Time shall not have occurred prior to September 30, 2025 (as such date may be extended pursuant to the terms of this Agreement, the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c)            by either Acquiror or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Merger; or

(d)            by either Acquiror or the Company if any of the Required Acquiror Proposals shall fail to receive the requisite vote for the Acquiror Stockholders’ Approval at the Acquiror Stockholders’ Meeting; or

(e)            by Acquiror in the event of a Written Consent Failure; or

(f)            by Acquiror upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Acquiror has not waived such Terminating Company Breach and Acquiror and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Company Breach is curable by the Company, Acquiror may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within ten (10) days after notice of such breach is provided by Acquiror to the Company; or

(g)            by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror and Merger Sub set forth in this Agreement, or if any representation or warranty of Acquiror and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Acquiror Breach”); provided that the Company has not waived such Terminating Acquiror Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Acquiror Breach is curable by Acquiror and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Acquiror and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within ten (10) days after notice of such breach is provided by the Company to Acquiror; or

(h)            by Acquiror if the PCAOB Financial Statements have not been delivered to Acquiror by the Company on or before the date that is sixty (60) days from the date hereof; provided, however, if the Company is not able, after exercising reasonable best efforts, to deliver the PCAOB Financial Statements by such date, then the Company may deliver the PCAOB Financial Statements to the Acquiror by the date that is ninety (90) days from the date hereof without giving rise to a right of termination by Acquiror; provided, further, that in the event of any extension pursuant to the foregoing provision, there shall be a corresponding extension to the Outside Date as set forth in Section 9.01(b); or

(i)            by Acquiror if Acquiror determines, in its sole discretion, that it will not be satisfied with the facts, status or resolution of the matter referred to in Section 7.28 of the Company Disclosure Schedule, or any other matter arising in connection therewith; provided, however, Acquiror shall not have the right to terminate the Agreement pursuant to this Section 9.01(i) after the tenth (10) Business Day after the Registration Statement shall have been declared effective under the Securities Act.

Section 9.02            Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) the definitions set forth in Article I (Definitions) and the following Sections shall survive any such termination: Section 6.03 (Claims Against Trust Account), Section 7.05(b) (Continued Effect of Confidentiality Agreement), this Section 9.02 (Effect of Termination) and Article X (General Provisions), and (b) nothing herein shall relieve any party from liability for a willful breach of this Agreement or any other Transaction Document by a party hereto or thereto prior to such termination.

Section 9.03         Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that if the Closing shall occur, Acquiror shall pay or cause to be paid, (i) the unpaid expenses of the Company incurred in connection with this Agreement and the Transactions, and (ii) any expenses of Merger Sub or their affiliates incurred in connection with this Agreement and the Transactions; it being understood that any payments to be made (or to cause to be made) by Acquiror under this Section 9.03 shall be paid as soon as reasonably practicable upon consummation of the Merger and release of proceeds from the Trust Account.

Section 9.04         Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05         Waiver. At any time prior to the Effective Time, (i) Acquiror may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Acquiror or Merger Sub, (b) waive any inaccuracy in the representations and warranties of Acquiror or Merger Sub contained herein or in any document delivered by Acquiror and/or Merger Sub pursuant hereto and (c) waive compliance with any agreement of Acquiror or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X

GENERAL PROVISIONS

Section 10.01        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Acquiror or Merger Sub:

Nabors Energy Transition Corp. II

515 West Greens Road, Suite 1200

Houston, Texas 77067

Attention:    Anthony G. Petrello

Email:            general.counsel@nabors.com

with a copy to:

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention:    Scott Rubinsky

      Ramey Layne

Email:            srubinsky@velaw.com;

       rlayne@velaw.com

if to the Company:

e2Companies LLC

8901 Quality Road

Bonita Springs Florida 34135

Attention:    James Richmond

Email:            james.richmond@e2companies.com

with a copy to:

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Attention.:   Rick A. Werner

       Simin Sun

      Alla Digilova

Email:            rick.werner@haynesboone.com;

      simin.sun@haynesboone.com;

      alla.digilova@haynesboone.com

Section 10.02        Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04        Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05        Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07        Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08        Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09        Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10        Specific Performance.

(a)            The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b)            Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus twenty (20) Business Days; or (B) such other time period established by the court presiding over such Action.

Section 10.11        No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows.]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NABORS ENERGY TRANSITION CORP. II

By	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

LIFFEY MERGER SUB, LLC

By	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

[Signature Page to Business Combination Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

E2COMPANIES LLC

By	/s/ James Richmond
Name:	James Richmond
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement and Plan of Reorganization]

EXHIBIT A

Form of Certificate of Incorporation of Acquiror upon Domestication

[Attached]

Exhibit A

CERTIFICATE OF INCORPORATION
OF
NABORS ENERGY TRANSITION CORP. II

[     ], 2025

Nabors Energy Transition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby adopts the following Certificate of Incorporation (this “Certificate”) for the Corporation:

Article I
NAME

Section 1.1         The name of the Corporation is Nabors Energy Transition Corp. II.

Article II
PURPOSE

Section 2.1         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses or entities (a “Business Combination”).

Article III
REGISTERED AGENT

Section 3.1         The street address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article IV
CAPITALIZATION

Section 4.1         Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 605,000,000 shares, consisting of (a) 600,000,000 shares of common stock (the “Common Stock”), including (i) 500,000,000 shares of Class A common stock (the “Class A Common Stock”), (ii) 50,000,000 shares of Class B common stock (the “Class B Common Stock”) and (iii) 50,000,000 shares of Class F common stock (the “Class F Common Stock”) and (b) 5,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2         Preferred Stock. Subject to Article IX of this Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3         Common Stock.

(a)        Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), prior to the consummation of an initial Business Combination, every stockholder present in any such manner shall have one vote for every share of capital stock of which they are the holder. Following the consummation of a Business Combination, and subject to any rights or restrictions attached to any shares of capital stock, every holder of a share of Class A Common Stock present in any such manner shall have one vote for every share of Class A Common Stock of which they are the holder and every holder of a share of Class B Common Stock present in any such manner shall have ten votes for every share of Class B Common Stock of which they are the holder.

(b)        The rights attaching to the Class A Common Stock, Class B Common Stock and Class F Common Stock shall rank pari passu in all respects other than in respect to voting for the election of directors pursuant to Section 4.3, and the Class A Common Stock, Class B Common Stock and Class F Common Stock shall vote together as a single class on all matters (subject to the provisions with respect to the election of directors pursuant to Section 4.3) with the exception that the holder of a share of Class F Common Stock and Class B Common Stock shall have the conversion rights referred to in this Article IV.

(c)        (i) Shares of Class F Common Stock are convertible into shares of Class B Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) and shall automatically convert into shares of Class B Common Stock at the time of the closing of the Business Combination, or earlier at the option of the holder. Shares of Class B Common Stock are convertible into shares of Class A Common Stock at the Initial Conversion Ratio and shall be convertible at the option of the holder into shares of Class A Common Stock prior to and following the closing of the Business Combination.

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or Equity-linked Securities (as defined below) are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to the closing of the initial Business Combination, the ratio at which Class F Common Stock shall convert into Class B Common Stock or Class B Common Stock shall convert into Class A Common Stock, as applicable, will be adjusted (unless the holders of a majority of the outstanding Class F Common Stock and Class B Common Stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class B Common Stock or Class A Common Stock, as applicable, issuable upon conversion thereof will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of Class A Common Stock and Class F Common Stock outstanding upon completion of the Offering plus all shares of Class A Common Stock and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Common Stock or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to Nabors Energy Transition Sponsor II LLC, a Cayman Islands limited liability corporation, and its successors or assigns (the “Sponsor”) or its affiliates upon conversion of working capital loans made to the Corporation and any loan made by the Sponsor or an affiliate or designee to the Corporation in connection with the closing of the Offering.

For purposes of this Certificate, “Equity-linked Securities” shall mean any securities of the Corporation or any of the Corporation’s subsidiaries which are convertible into, or exchangeable or exercisable for, equity securities of the Corporation or such subsidiary, including any securities issued by the Corporation or any of the Corporation’s subsidiaries which are pledged to secure any obligation of any holder to purchase equity securities of the Corporation or any of the Corporation’s subsidiaries.

(iii) Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class F Common Stock and Class B Common Stock then issued and outstanding consenting or agreeing together as a single class (and, for purposes of this Section 4.3(c)(iii), voting on a fully diluted basis such that each share of Class F Common Stock shall be entitled to ten votes).

(iv) The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock and Class F Common Stock.

(v) Each share of Class F Common Stock shall convert into its pro rata number of shares of Class B Common Stock pursuant to this Section 4.3(c). The pro rata share for each holder of shares of Class F Common Stock will be determined as follows: each share of Class F Common Stock shall convert into such number of shares of Class B Common Stock equal to the product of one multiplied by a fraction, the numerator of which shall be the total number of shares of Class B Common Stock into which all of the issued and outstanding shares of Class F Common Stock shall be converted pursuant to this Section 4.3(c) and the denominator of which shall be the total number of issued and outstanding shares of Class F Common Stock at the time of conversion.

(vi) Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(c). The pro rata share for each holder of shares of Class B Common Stock will be determined as follows: each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(c) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(d)        Notwithstanding anything to the contrary in this Section 4.3(d), in no event may the Class F Common Stock convert into Class B Common Stock at a ratio that is less than one-for-one and in no event may the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

(e)        Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors (provided, however, that, prior to the consummation of the initial Business Combination, holders of outstanding shares of Class F Common Stock shall have the exclusive right to elect, remove and replace any director and neither the holders of Class A Common Stock nor the holders of Class B Common Stock shall have any right to vote on the election, removal or replacement of any director) and on all other matters properly submitted to a vote of the stockholders, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or the DGCL.

(f)        Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(g)        Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and with the affirmative vote of a majority of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

(h)        Notwithstanding anything to the contrary herein, the holders of Class B Common Stock and Class F Common Stock shall not be entitled to any: (i) right, title, interest or claim of any kind in or to any monies held in the Trust Account (as defined below), including upon a liquidation, dissolution or winding up of the Corporation, (ii) Redemption Rights (as defined below) in connection with the consummation of a Business Combination, or (iii) redemption rights pursuant to Section 9.7 hereof in connection with a stockholder vote seeking to amend this Certificate (A) in a manner that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares (as defined below) if the Corporation has not completed an initial Business Combination within 24 months from the closing of the Offering, or (B) with respect to any other material provision relating to the rights of holders of the Class A Common Stock or pre-initial Business Combination activity.

(i)        (i) Prior to the consummation of the initial Business Combination, for so long as any shares of Class F Common Stock remain outstanding, the Corporation will not have the power, without the prior affirmative vote or consent of both (A) the holders of a majority of the shares of Class F Common Stock then outstanding, voting as a separate class and (B) to the extent any shares of Class B Common Stock are outstanding, the holders of a majority of the shares of Class F Common Stock and Class B Common Stock then outstanding, voting as a single class (and, for purposes of this Section 4.3(i)(i), voting on a fully diluted basis such that each share of Class F Common Stock shall be entitled to ten votes), to amend, alter or repeal any provision of this Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, option or other specials rights of the Class F Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class F Common Stock, voting as a separate class, or of the holders of Class F Common Stock and Class B Common Stock, voting as a single class, as applicable, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders, as applicable, having not less than the minimum numbers of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class F Common Stock, voting as a separate class, or all shares of Class F Common Stock and Class B Common Stock, voting as a single class, as applicable, were present and voted.

(ii) Prior to the consummation of the initial Business Combination, the Corporation will not have the power, without the prior affirmative vote or consent of both (A) the holders of a majority of the shares of Class B Common Stock then outstanding, voting as a separate class and (B) to the extent any shares of Class F Common Stock are outstanding, the holders of a majority of the shares of Class F Common Stock and Class B Common Stock then outstanding, voting as a single class (and, for purposes of this Section 4.3(i)(ii), voting on a fully diluted basis such that each share of Class F Common Stock shall be entitled to ten votes), to amend, alter or repeal any provision of this Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, option or other specials rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock, voting as a separate class, or of the holders of Class F Common Stock and Class B Common Stock, voting as a single class, as applicable, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders, as applicable, having not less than the minimum numbers of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock, voting as a separate class, or all shares of Class F Common Stock and Class B Common Stock, voting as a single class, as applicable, were present and voted.

(iii) Following the consummation of the initial Business Combination, for so long as any shares of Class B Common Stock remain outstanding, the Corporation will not have the power, without the prior affirmative vote or consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, to amend, alter or repeal any provision of this Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, option or other specials rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holder of Class B Common Stock, as applicable, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock, as applicable, having not less than the minimum numbers of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock, as applicable, were present and voted.

Section 4.4         Rights and Options.

(a)        The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

(b)        The Corporation may issue units of securities of the Corporation, which may be comprised of whole or fractional shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities of the Corporation, upon such terms as the Board may from time to time determine. The securities comprising any such units which are issued pursuant to the Offering (the “Offering Shares”) can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the Offering unless the a representative of the underwriters determines that an earlier date is acceptable, subject to the Corporation having filed a current report on Form 8-K with the Securities and Exchange Commission (the “SEC”) and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

Article V
BOARD OF DIRECTORS

Section 5.1         Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and the Bylaws.

Section 5.2         Number, Election and Term.

(a)        The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws.

(b)        Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate; the term of the initial Class II directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate; and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Subject to Section 9.8 hereof, directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of Common Stock. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)        Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)        Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3         Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, (a) prior to the consummation of the Business Combination, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled only by the holders a majority of the then outstanding shares of Class F Common Stock, voting or consenting as a separate class and (b) following the consummation of the Business Combination, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4         Removal. Subject to Section 5.5 hereof, (a) prior to the consummation of the Business Combination, any or all of the directors may be removed from office with or without cause and (b) following the consummation of the Business Combination, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5         Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1         Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation or the Board pursuant to a resolution adopted by a majority of the members of the Board then in office, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2         Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3         Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, other than with respect to Class B Common Stock and Class F Common Stock with respect to which action may be taken by written consent.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1         Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended or unless he or she violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her action as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2         Indemnification and Advancement of Expenses.

(a)        To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)        The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)        Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)        This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX
BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1         General.

(a)        The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of holders of at least two thirds of the shares of Common Stock voted thereon.

(b)        Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the SEC on June 21, 2023, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest earned on the funds held in the Trust Account to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination (including the release of funds to pay any amounts due to any Public Stockholders who properly exercise their Redemption Rights in connection therewith), (ii) the redemption of any Offering Shares properly submitted in connection with a stockholder vote seeking to amend any provisions of this Certificate (A) in a manner that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering or (B) with respect to any other material provision relating to the rights of holders of the Class A Common Stock or pre-initial Business Combination activity (as described in Section 9.7) or (iii) the redemption of 100% of the Offering Shares if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering. Holders of Offering Shares included as part of the units sold in the Offering (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor, or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

Section 9.2         Redemption Rights.

(a)        Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption would result in the Corporation’s Class A Common Stock, or the securities of any entity that succeeds the Corporation as a public company, becoming “penny stock” as determined in accordance with Rule 3a51-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or cause the Corporation to not meet any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”) Notwithstanding anything to the contrary contained in this Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b)        If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A under the Exchange Act and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E under the Exchange Act (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A under the Exchange Act (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes, by (b) the total number of then outstanding Offering Shares.

(c)        If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation and does not offer to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares, without the Corporation’s prior consent; provided, however, that such Public Stockholder shall not be restricted from voting all of its Offering Shares for or against the initial Business Combination.

(d)        In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes (net of any taxes payable by the Corporation and less up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish the rights of the Public Stockholders as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e)        If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f)        If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3         Distributions from the Trust Account.

(a)        A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b)        Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c)        The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4         Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination.

Section 9.5         Transactions with Affiliates. In the event the Corporation seeks to complete an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or an independent accounting firm that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6         No Transactions with Other Blank Check Companies. The Corporation shall not enter into a Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7         Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) in a manner that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, or with respect to any other material provision relating to the rights of holders of the Class A Common Stock or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its income taxes, divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

Section 9.8         Election and Removal of Directors. Notwithstanding any other provision in this Certificate, prior to the closing of the initial Business Combination, the holders of Class F Common Stock shall have the exclusive right to elect, remove and replace any director, and the holders of Class B Common Stock and Class A Common Stock shall have no right to vote on the election, removal or replacement of any director. This Section 9.8 may only be amended by a resolution passed by holders of at least 90% of the outstanding Common Stock entitled to vote thereon.

Section 9.9         Approval of Business Combination. Notwithstanding any other provision in this Certificate, approval of the initial Business Combination shall require the affirmative vote of a majority of the Board, which must include a majority of the Corporation’s independent directors and each of the non-independent directors nominated by the Sponsor, and approval of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. The Corporation may merge or consolidate with one or more other companies upon such terms as the Board may determine and (to the extent required by law) with the approval of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Section 9.10       Minimum Value of Target. The Corporation’s initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination.

Article X
CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

Article XI
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

This Certificate may be amended by the affirmative vote of the holders at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Certificate may be amended only as provided therein; provided, further, that the powers, preferences or relative, participating, optional or other special rights of the Class F Common Stock and the Class B Common Stock, may be amended only with, and exclusively by, the vote or written consent of the holders of the Class F Common Stock and/or the Class B Common Stock as set forth in Section 4.3(a). Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), holders of the Class A Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or classes of Common Stock if the holders of such affected series of Preferred Stock or classes of Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series or class, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or the DGCL.

Article XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1       Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate or the Bylaws or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim arising under the Securities Act of 1933, as amended, or the Exchange Act, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, in which case, any such claim shall be brought in any other court located in the State of Delaware possessing subject matter jurisdiction.

Section 12.2       Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3       Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Article XIII
APPLICATION OF DGCL SECTION 203

Section 13.1       Section 203 of the DGCL. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 13.2       Limitation on 203 Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any 203 Business Combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(a)        prior to such time, the Board approved either the 203 Business Combination or the transaction which resulted in the stockholder becoming an interested stockholder,

(b)        upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the Corporation’s voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c)        at or subsequent to that time, the 203 Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 65% of the outstanding voting stock that is not owned by the interested stockholder.

Section 13.3       Certain Definitions. Solely for purposes of this Article XIII, references to:

(a)        “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)        “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)        “203 Business Combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)        any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 13.2 is not applicable to the surviving entity;

(ii)        any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)        any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of the DGCL, (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all stockholders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); or

(iv)        any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder.

(d)        “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the voting power of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XIII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)        “Exempted Person” means the Sponsor and its affiliates, any of their direct or indirect transferees of at least 20% of the Corporation’s outstanding Common Stock and any “group” of which any such person is a part under Rule 13d-5 of the Exchange Act.

(f)        “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 20% or more of the voting stock of the Corporation or (ii) is an affiliate or associate of the Corporation and was the owner of 20% or more of the voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder and the affiliates and associates of such person; but “interested stockholder” shall not include (A) any Exempted Person or (B) any person whose ownership of shares in excess of the 20% limitation set forth herein is the result of any action taken solely by the Corporation; provided, however, that, with respect to clause (ii) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(g)        “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)         beneficially owns such stock, directly or indirectly;

(ii)        has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)       has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(h)        “person” means any individual, corporation, partnership, unincorporated association or other entity.

(i)        “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j)        “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

[Signature page follows]

IN WITNESS WHEREOF, Nabors Energy Transition Corp. II has caused this Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

NABORS ENERGY TRANSITION CORP. II

By:
Name:
Title:

Signature Page to

Certificate of Incorporation of

Nabors Energy Transition Corp. II

EXHIBIT B

Form of Bylaws of Acquiror upon Domestication

[Attached]

Exhibit B

BYLAWS
OF
nabors energy transition corp. II

(THE “CORPORATION”)

[     ], 2025

Article I
OFFICES

Section 1.1         Registered Office. The registered office of the Corporation within the State of Delaware (the “Registered Office”) shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2         Additional Offices. The Corporation may, in addition to its Registered Office, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

Article II
STOCKHOLDERS MEETINGS

Section 2.1         Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2         Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (the “Preferred Stock”) and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3         Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4         Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”), or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing the holders of one-third of the of shares of outstanding capital stock of the Corporation shall constitute a quorum for the transaction of business at such meeting. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5         Voting of Shares.

(a)        Voting Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b)        Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c)        Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.

(i)         A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii)        A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d)        Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e)        Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6         Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7         Advance Notice for Business.

(a)        Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i)         In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii)        To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii)       The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv)       In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b)        Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c)        Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8         Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer) or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Article III
DIRECTORS

Section 3.1         Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Unless otherwise provided by the Certificate of Incorporation, the Board shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board may be filled by the affirmative votes of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.

Section 3.2         Advance Notice for Nomination of Directors.

(a)        Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b)        In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c)        Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d)        To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation, if any, that are owned beneficially or of record by the person, (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, without regard to the application of the Exchange Act to either the nomination or the Corporation; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e)        If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2 or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f)        In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3         Compensation.

(a)        Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, provided that no cash compensation shall be paid to any director by the Corporation prior to the consummation of an initial business combination. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

(b)        The Board may approve additional compensation to any director for any services which in the opinion of the Board go beyond that director’s ordinary routine work as a director.

Article IV
BOARD MEETINGS

Section 4.1         Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2         Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3         Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or Chief Executive Officer and (b) may be called by a director, or other officer on the direction of a director, by at least two days’ notice in writing to every director which notice shall set forth the general nature of the business to be considered unless notice is waived by all of the directors either at, before or after the meeting is held. To any such notice of a meeting of the directors, all the provisions of the Bylaws relating to the giving of notices by the Corporation to the stockholders shall apply mutatis mutandis. A special meeting may be held at any time without notice if all of the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4         Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5         Presumption of Assent. A director who is present at a meeting of the Board at which action on any Corporation matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

Section 4.6         Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.7         Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Article V
COMMITTEES OF DIRECTORS

Section 5.1         Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation (including, without limitation, an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”)). Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2         Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3         Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4         Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article IV of these Bylaws.

Section 5.5         Charter. The Board may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Bylaws and shall have such powers as the Board may delegate pursuant to the Bylaws and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of directors as the Board shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable law). For so long as any class of common stock of the Corporation (“Common Stock”) is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall be made up of such number of independent directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable law.

Article VI
OFFICERS

Section 6.1         Officers. The Board may appoint such officers as they consider necessary on such terms and to perform such duties, and subject to such provisions as to disqualification and removal as the Board may determine fit. Unless otherwise specified in the terms of their appointment, an officer may be removed by the Board or stockholders. An officer may vacate their office at any time if they give notice in writing to the Corporation that they resign their office.

Section 6.2         Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

Article VII
SHARES

Section 7.1         Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL. Share certificates, if any, shall be in such form as the Board may determine in accordance with the requirements of the DGCL. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. All certificates surrendered to the Corporation for transfer shall be cancelled and, subject to the Bylaws, no new certificate shall be issued until the former certificate representing a like number of relevant shares shall have been surrendered and cancelled. The Corporation shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be sufficient delivery to all joint holders.

Section 7.2         Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3         Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4         Consideration and Payment for Shares.

(a)        Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation, including but not limited to cash, promissory notes, services performed, contracts for services to be performed or other securities or any combination thereof.

(b)        Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5         Lost, Destroyed or Wrongfully Taken Certificates.

(a)        If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b)        If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6         Transfer of Stock.

(a)        If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i)         in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)        (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii)       the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv)       the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v)        such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b)        Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7         Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8         Effect of the Corporation’s Restriction on Transfer.

(a)        A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b)        A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9         Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

Article VIII
INDEMNIFICATION

Section 8.1         Right to Indemnification. Every director and officer (which for the avoidance of doubt, shall not include auditors of the Corporation), together with every former director and former officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Corporation against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No Indemnified Person shall be liable to the Corporation for any loss or damage incurred by the Corporation as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such Indemnified Person. No person shall be found to have committed actual fraud, willful neglect or willful default under this Section 8.1 unless or until a court of competent jurisdiction shall have made a finding to that effect. The Corporation shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Corporation if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Section 8.1. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Corporation (without interest) by the Indemnified Person.

Section 8.2         Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3         Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4         Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5         Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6         Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7         Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 65% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8         Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9         Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10      Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Article IX
MISCELLANEOUS

Section 9.1         Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2         Fixing Record Dates.

(a)        In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b)        In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3         Means of Giving Notice.

(a)        Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (A) if given by hand delivery, orally, or by telephone, when actually received by the director, (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b)        Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (A) if given by hand delivery, when actually received by the stockholder, (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (D) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (1) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (3) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (I) such posting and (II) the giving of such separate notice, and (4) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (I) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (II) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c)        Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d)        Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e)        Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (i) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (ii) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (i) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4         Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5         Meeting Attendance via Remote Communication Equipment.

(a)        Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i)      participate in a meeting of stockholders; and

(ii)     be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)        Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6         Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7         Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8         Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9         Fiscal Year. Unless the Board otherwise prescribes, the fiscal year of the Corporation shall end on December 31st in each year and, following the year of incorporation, shall begin on January 1st in each year.

Section 9.10      Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11      Audit.

(a)        The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

(b)        Every Auditor of the Corporation shall have a right of access at all times to the books and accounts and vouchers of the Corporation and shall be entitled to require from the Board and officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

Section 9.12      Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.13      Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.14      Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, the Chief Executive Officer, the President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, the Chief Executive Officer, the President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.15      Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, the President, or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.16      Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting (except as otherwise provided in Section 8.7) power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

EXHIBIT C

Form of Amended and Restated Certificate of Incorporation of Acquiror

[Attached]

Exhibit C

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
NABORS ENERGY TRANSITION CORP. II

[___], 2025

Nabors Energy Transition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A.        The present name of the Corporation is Nabors Energy Transition Corp. II. The Corporation was originally incorporated in Delaware by the filing of its Certificate of Incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on [___], 2025 under the name Nabors Energy Transition Corp II.

B.        This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board”) in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

C.        Thereafter, this Amended and Restated Certificate of Incorporation was duly approved by the holders of the requisite number of shares of capital stock of the Corporation at a special meeting of the Corporation duly called and held, and upon notice duly given, in accordance with the applicable provisions of Sections 216 and 242 of the DGCL.

D.        This Amended and Restated Certificate of Incorporation shall become effective on [___] at [___] Eastern Time.

E.        The text of the Original Certificate of Incorporation is amended and restated in its entirety to read as follows:

Article I
NAME

Section 1.1         Name. The name of the Corporation is e2Companies, Inc.

Article II
REGISTERED AGENT

Section 2.1         Registered Agent. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article III
PURPOSE

Section 3.1         Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

Article IV
CAPITALIZATION

Section 4.1         Authorized Capital Stock. The Corporation is authorized to issue two classes of stock, to be designated, respectively, Class A Common Stock and Preferred Stock. The total number of shares that the Corporation is authorized to issue is 605,000,000 shares, consisting of (1) 600,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and (2) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2         Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issue of all or any of the unissued and undesignated shares of the Preferred Stock, in one or more series, and to fix the number of shares of such series and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock, or any series thereof, and Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of such class or series reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Class A Common Stock, respectively, irrespective of Section 242(b)(2) of the DGCL, unless a vote of any such holder is required pursuant to this Amended and Restated Certification of Incorporation (including any certificate of designation relating to any series of Preferred Stock). For purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.3         Common Stock.

(a)        Each outstanding share of Class A Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by applicable law, holders of Class A Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to applicable law or this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

(b)        Subject to the prior or equal rights, if any, of the holders of shares of any series of Preferred Stock duly created hereunder, the holders of Class A Common Stock shall be entitled (i) to receive dividends when and as declared by the Board out of any funds legally available therefor, (ii) in the event of any dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary (sometimes referred to herein as a liquidation), after payment or provision for payment of the debts and other liabilities of the Corporation, to receive the remaining assets of the Corporation, ratably according to the number of shares of Class A Common Stock held, and (iii) to one vote for each share of Class A Common Stock held on all matters submitted to a vote of stockholders.

Article V
MANAGEMENT

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, or any class thereof, as the case may be, it is further provided that:

Section 5.1         Management of the Business. Except as otherwise provided by the DGCL or this Amended and Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then-outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board shall be fixed exclusively by the Board.

Section 5.2         Board of Directors.

(a)        Number, Election and Term. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as practicable, of a number of directors equal to one-third of the number of directors of the Board authorized as provided in Section 5.1. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. At any time that applicable law prohibits a classified board as described in this Article V, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. No stockholder entitled to vote at an election for directors may cumulate votes.

(b)        Notwithstanding the foregoing provisions of this Section 5.2, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. If the total number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors constituting the Board remove or shorten the term of any incumbent director.

Section 5.3         Removal. For so long as the Board is classified and subject to the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66 and 2/3% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class and acting at a meeting of stockholders in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the Bylaws (as defined below).

Section 5.4         Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum of the Board, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

Section 5.5         Preferred Stockholders’ Election Rights. Whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.1 hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 5.6         Bylaw Amendments. The Board is expressly authorized and empowered to adopt, amend or repeal any provisions of the Bylaws of the Corporation (as amended from time to time, the “Bylaws”). The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 and 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.7         Stockholder Actions.

(a)        The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(b)        Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

(c)        Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the President or the Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

(d)        An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by the Board or a duly authorized committee thereof.

(e)        Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Article VI
LIMITATION OF LIABILITY

Section 6.1         Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty. Any amendment, modification or repeal of the foregoing sentence shall be prospective only and shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Article VII
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 7.1         Indemnification and Advancement of Expenses. The Corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or she, his or her testator, or intestate is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, trust, employee benefit plan or other enterprise. The Corporation may, by action of the Board, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board shall determine to be appropriate and authorized by the DGCL. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 7.1.

Article VIII
FORUM SELECTION

Section 8.1         Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation, to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section 8.1 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”) or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Section 8.2         Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Section 8.3         Failure to enforce the foregoing provisions would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

Article IX
AMENDMENTS

Section 9.1         Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Amended and Restated Certificate of Incorporation.

Section 9.2         The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section 9.3 of this Article IX and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation are granted subject to this reservation.

Section 9.3         Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation, the Bylaws or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise), or adopt any provision inconsistent with, Article V, Article VI, Article VII, Article VIII, Article IX, Article X and Article XI.

Article X
CORPORATE OPPORTUNITY

Section 10.1       The Corporation hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any Designated Party (as defined below) participates or desires or seeks to participate in and that involves any aspect of the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage (each, a “Business Opportunity”) other than a Business Opportunity that (i) is first presented to a Designated Party solely in such person’s capacity as a director or officer of the Corporation or its Subsidiaries and with respect to which, at the time of such presentment, no other Designated Party (other than a Nominee) has independently received notice of or otherwise identified such Business Opportunity or (ii) is identified by a Designated Party solely through the disclosure of information by or on behalf of the Corporation (each Business Opportunity other than those referred to in clauses (i) or (ii) are referred to as a “Renounced Business Opportunity”). No Designated Party, including any Nominee, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Corporation, and any Designated Party may pursue a Renounced Business Opportunity, provided that such Renounced Business Opportunity is conducted by such Designated Party in accordance with the standard set forth in Section 10.2. The Corporation shall not be prohibited from pursuing any Business Opportunity with respect to which it has renounced any interest or expectancy as a result of this Section 10.1. Nothing in this Section 10.1 shall be construed to allow any director to usurp a Business Opportunity of the Corporation or its Subsidiaries solely for his or her personal benefit.

Section 10.2       In the event that a Designated Party acquires knowledge of a Renounced Business Opportunity, such Designated Party may pursue such Renounced Business Opportunity if such Renounced Business Opportunity is developed and pursued solely through the use of personnel and assets of the Designated Party (including, as applicable, such Designated Party in his or her capacity as a director, officer, employee or agent of a Designated Party).

Section 10.3       Provided a Renounced Business Opportunity is conducted by a Designated Party in accordance with the standards set forth in Section 10.2, no Designated Party shall be liable to the Corporation or a stockholder of the Corporation for breach of any fiduciary or other duty by reason of such Renounced Business Opportunity. In addition, subject to Section 10.4 hereof, no Designated Party shall be liable to the Corporation or a stockholder of the Corporation for breach of any fiduciary duty as a director or controlling stockholder of the Corporation, as applicable, by reason of the fact that such Designated Party conducts, pursues or acquires such Renounced Business Opportunity for itself, directs such Renounced Business Opportunity to another Person or does not communicate information regarding such Renounced Business Opportunity to the Corporation.

Section 10.4       Should any director of the Corporation have actual knowledge that he or she or his or her Affiliates is pursuing a Renounced Business Opportunity also pursued by the Corporation, he or she shall disclose to the Board that he or she may have a conflict of interest, so that the Board may consider his or her withdrawal from discussions in Board deliberations, as appropriate.

Section 10.5

(a)        For purposes of this Article X, “Designated Parties” shall include all Subsidiaries and Affiliates of each Designated Party (other than the Corporation and its Subsidiaries).

(b)        As used in this Article X, the following definitions shall apply:

(i)        “Affiliate” means with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified, and any directors, officers, partners or 5% or more owners of such person.

(ii)        “Designated Parties” means any member of the Board who is not at the time also an officer of the Corporation or any entity through which such Person operates (each of which being a “Designated Party”).

(iii)        “Nominee” means any officer, director, employee or other agent of any Designated Party who serves as a director (including Chairperson of the Board) or officer of the Corporation or its Subsidiaries.

(iv)        “Person” means an individual, corporation, partnership, limited liability company, trust, joint venture, unincorporated organization or other legal or business entity.

(v)        “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person the majority of the voting securities of which are owned, directly or indirectly, by such first Person.

(c)        The provisions of this Article X shall terminate and be of no further force and effect at such time as no Designated Party serves as a director (including Chairperson of the Board) or officer of the Corporation or its Subsidiaries.

Article XI
DGCL SECTION 203

Section 11.1       The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 11.2       Notwithstanding the foregoing, the Corporation shall not engage in any 203 Business Combination (as defined below), at any point in time at which the Corporation’s Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)        prior to such time, the Board approved either the 203 Business Combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b)        upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the Corporation’s voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c)        at or subsequent to that time, the 203 Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 50% of the outstanding voting stock that is not owned by the interested stockholder.

Section 11.3       The restrictions contained in Article XI shall not apply if:

(a)        a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(b)        the 203 Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 11.3(b), (ii) is with or by a person who either was not an interested stockholder during the previous three (3) years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 11.3(b).

Section 11.4       As used in this Article XI, the following definitions shall apply:

(a)        “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)        “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)        “203 Business Combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)        any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section B of this Article XI is not applicable to the surviving entity;

(ii)        any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)       any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all stockholders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)       any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)        any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Sections (XI)(D)(c)(i)-(iv)) provided by or through the corporation or any direct or indirect majority-owned subsidiary.

(d)        “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the voting power of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XI, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)        “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of twenty percent (20%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of twenty percent (20%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include any person whose ownership of shares in excess of the twenty percent (20%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that any such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f)        “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)        beneficially owns such stock, directly or indirectly; or

(ii)        has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)       has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g)        “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h)        “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(i)        “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

Article XII
SEVERABILITY

Section 12.1         If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

IN WITNESS WHEREOF, Nabors Energy Transition Corp. II has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation as of the date first set forth above.

NABORS ENERGY TRANSITION CORP. II

By:
Name:
Title:

Signature Page to

Amended and Restated

Certificate of Incorporation of

Nabors Energy Transition Corp. II

EXHIBIT D

Form of Amended and Restated Bylaws of Acquiror

[Attached]

D-1

Exhibit D

AMENDED AND RESTATED BYLAWS
OF
E2COMPANIES, INC.

(A DELAWARE CORPORATION)

Section 1.

OFFICES

Section 1.1         Registered Office. The registered office of e2Companies, Inc. (the “Corporation”) in the State of Delaware and the name of the Corporation’s registered agent at such address shall be as set forth in the Amended and Restated Certificate of Incorporation of the Corporation (as the same may be further amended and/or restated from time to time, the “Amended and Restated Certificate of Incorporation”).

Section 1.2         Other Offices. The Corporation may at any time establish other offices both within and without the State of Delaware.

Section 1.3         Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 2.

CORPORATE SEAL

Section 2.1         Corporate Seal. The Board of Directors of the Corporation (the “Board”) may adopt a corporate seal. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 3.

STOCKHOLDERS’ MEETINGS

Section 3.1         Place of Meetings. Meetings of the stockholders of the Corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under Section 211(a) of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“DGCL”) and Section 3.9 below.

Section 3.2         Annual Meetings.

(a)	The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and time as may be determined from time to time by the Board. Any annual meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board, or any director or officer of the Corporation to whom the Board delegates such authority, at any time before or after notice of such meeting has been given to stockholders. Nominations of persons for election to the Board and proposals of other business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the Corporation’s notice of meeting of stockholders (or any supplement thereto); (ii) by or at the direction of the Board or a duly authorized committee thereof; or (iii) by any stockholder of the Corporation who is a stockholder of record at the time of giving the stockholder’s notice provided for in Section 3.2(b) of these Amended and Restated Bylaws (as may be further amended and/or restated from time to time, the “Amended and Restated Bylaws”) and who is a stockholder of record at the time of the annual meeting of stockholders, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 3.2, and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business before an annual meeting of stockholders.

(b)	At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under the DGCL, the Amended and Restated Certificate of Incorporation and these Amended and Restated Bylaws, and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(1)        For nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(3) and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). Such stockholder’s notice shall include: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the Corporation that are owned of record and beneficially by such nominee and list of any pledge of or encumbrances on such shares, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) the questionnaire, representation and agreement required by Section 3.2(e), completed and signed by such nominee, and (6) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed or provided to the Corporation pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including such person’s written consent to being named in a proxy statement, associated proxy card and other filings as a nominee and to serving as a director if elected); and (B) all of the information required by Section 3.2(b)(4). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence (as such term is defined in any applicable stock exchange rules or applicable law) of such proposed nominee or to determine the eligibility of such proposed nominee to serve on any committee or sub-committee of the Board under any applicable stock exchange rules or applicable law, or that the Board determines could be material to a reasonable stockholder’s understanding of the background, qualifications, experience, independence, or lack thereof, of such proposed nominee. The number of nominees a stockholder may nominate for election at an annual meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at an annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. A stockholder may not designate any substitute nominees unless the stockholder provides timely notice of such substitute nominee(s) in accordance with this Section 3.2, in the case of an annual meeting, or Section 3.3, in the case of a special meeting (and such notice contains all of the information, representations, questionnaires and certifications with respect to such substitute nominee(s) that are required by these Amended and Restated Bylaws with respect to nominees for director).

(2)        For business other than nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(3), and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). Such stockholder’s notice shall include: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Amended and Restated Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) all of the information required by Section 3.2(b)(4).

(3)        To be timely, the written notice required by Section 3.2(b)(1) or 3.2(b)(2) must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the one hundred and twentieth (120th) day, prior to the first anniversary of the immediately preceding year’s annual meeting (for purposes of notice required for action to be taken at the Corporation’s first annual meeting of stockholders after the adoption of these Amended and Restated Bylaws, the date of the immediately preceding year’s annual meeting shall be deemed to have occurred on June 15 in such immediately preceding calendar year); provided, however, that, subject to the last sentence of this Section 3.2(b)(3), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than seventy (70) days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held (or deemed to have been held), notice by the stockholder to be timely must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the later of the close of business on (i) the ninetieth (90th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting (or the public announcement thereof) for which notice has been given, or for which a public announcement of the date of the meeting has been made by the Corporation, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(4)        The written notice required by Sections 3.2(b)(1) or 3.2(b)(2) shall also include, as of the date of the notice and as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made and any affiliate who controls either of the foregoing stockholder or beneficial owner, directly or indirectly (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the Corporation’s books and records; (B) the class, series and number of shares of each class or series of the capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 3.2(b)(4), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the Corporation as to which such Proponent or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the Corporation) between or among any Proponent and any of its affiliates or associates, and/or any other persons (including their names) including without limitation, any agreements, arrangements or understandings required to be disclosed pursuant to Item 5 or Item 6 of 1934 Act Schedule 13D, regardless of whether the requirement to file a Schedule 13D is applicable; (D) a representation that the stockholder is a holder of record of shares of the Corporation at the time of giving notice, will be entitled to vote at the meeting, and that such stockholder (or a qualified representative thereof) intends to appear at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 3.2(b)(1)) or to propose the business that is specified in the notice (with respect to a notice under Section 3.2(b)(2)); (E) a representation whether any Proponent or any other participant (as defined in Item 4 of Schedule 14A under the 1934 Act) will engage in a solicitation with respect to such nomination or proposal and, if so, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation, and a representation as to whether the Proponents intend or are part of a group which intends (x) to deliver, or make available, a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s voting shares required to approve or adopt the proposal or elect the nominee, (y) to otherwise solicit proxies or votes from stockholders in support of such proposal or nomination and/or (z) to solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the 1934 Act; (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions; (H) a certification regarding whether each Proponent has complied with all applicable federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the Corporation and/or such Proponent’s acts or omissions as a stockholder or beneficial owner of the Corporation and (I) any other information relating to each Proponents required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14 of the 1934 Act and the rules and regulations promulgated thereunder.

(c)	A stockholder providing the written notice required by Section 3.2(b)(1) or (2) shall update and supplement such notice in writing, if necessary, so that the information (other than the representations required by Section 3.2(b)(4)) provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five (5) Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) Business Days prior to such adjourned or postponed meeting; provided, that no such update or supplement shall cure or affect the accuracy (or inaccuracy) of any representations made by any Proponent, any of its affiliates or associates, or a nominee or the validity (or invalidity) of any nomination or proposal that failed to comply with this Section 3.2 or is rendered invalid as a result of any inaccuracy therein. In the case of an update and supplement pursuant to clause (i) of this Section 3.2(c), such update and supplement must be received by the Secretary at the principal executive offices of the Corporation not later than five (5) Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than two (2) Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) Business Days prior to such adjourned or postponed meeting.

(d)	Notwithstanding anything in Section 3.2(b)(3) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 3.2(b)(3), a stockholder’s notice required by this Section 3.2 and that complies with the requirements in Section 3.2(b)(1), other than the timing requirements in Section 3.2(b)(3), shall also be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(e)	To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to a nomination under clause (iii) of Section 3.2(a) or clause (ii) of Section 3.3(c), each Proponent must deliver (in accordance with the time periods prescribed for delivery of notice under Sections 3.2(b)(3), 3.2(d) or 3.3(c), as applicable) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background, qualifications, stock ownership and independence of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (in the form provided by the Secretary within ten (10) days following a written request therefor by a stockholder of record) and a written representation and agreement (in the form provided by the Secretary within ten (10) days following written request therefor by a stockholder of record) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding (whether oral or in writing) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding (whether oral or in writing) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation or a nominee that has not been disclosed in such questionnaire; (iii) would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation; and (iv) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(f)	A person shall not be eligible for election or re-election as a director, unless the person is nominated, in the case of an annual meeting in accordance with clause (ii) or (iii) of Section 3.2(a) and in accordance with the procedures set forth in Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(e) and Section 3.2(f), as applicable, or in the case of a special meeting, in accordance with Section 3.3(c) of these Amended and Restated Bylaws and the requirements thereof. Only such business shall be conducted at any annual meeting of the stockholders of the Corporation as shall have been brought before the meeting in accordance with Section 3.2(a) and in accordance with the procedures set forth in Section 3.2(b), Section 3.2(c) and Section 3.2(f), as applicable. Notwithstanding anything to the contrary in these Amended and Restated Bylaws, unless otherwise required by applicable law, in the event that any Proponent (i) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to one or more proposed nominees and (ii) subsequently (x) fails to comply with the requirements of Rule 14a-19 promulgated under the 1934 Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proponent has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the next sentence) or (y) fails to inform the Corporation that they no longer plan to solicit proxies in accordance with the requirements of Rule 14a-19 under the 1934 Act by delivering a written notice to the Secretary at the principal executive offices of the Corporation within two (2) Business Days after the occurrence of such change, then the nomination of each such proposed nominee shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nominee is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Proponent provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such Proponent shall deliver to the Corporation, no later than five (5) Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act. Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, the nomination of any person whose name is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) as a result of any notice provided by any Proponent pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to such proposed nominee and whose nomination is not made by or at the direction of the Board of Directors or any duly authorized committee thereof shall not be deemed (for purposes of clause (i) of Section 3.2(a) or otherwise) to have been made pursuant to the Corporation’s notice of meeting (or any supplement thereto) and any such nominee may only be nominated by a Proponent pursuant to clause (iii) of Section 3.2(a) and, in the case of a special meeting of stockholders, pursuant to and to the extent permitted under Section 3.3(c) of these Amended and Restated Bylaws. Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures and requirements set forth in these Amended and Restated Bylaws (including, without limitation, compliance with Rule 14a-19 promulgated under the 1934 Act) and, if any proposed nomination or business is not in compliance with these Amended and Restated Bylaws, or the Proponent does not act in accordance with the representations required in this Section 3.2, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), or that such business shall not be transacted, notwithstanding that such proposal or nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing provisions of this Section 3.2, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election) and such proposed business shall not be transacted, notwithstanding that such nomination or proposed business is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the Corporation. For purposes of this Section 3.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, shall be provided to the Secretary of the Corporation at least five (5) Business Days prior to the meeting of stockholders.

(g)	For purposes of Sections 3.2 and 3.3,

(1)        “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended;

(2)        “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(3)        “close of business” means 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a Business Day;

(4)        “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation; (C) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the Corporation; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the Corporation, which agreement arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(5)        “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, GlobeNewswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the Corporation’s investor relations website.

Section 3.3         Special Meetings.

(a)	Special meetings of stockholders for any purpose or purposes shall be called only:

(i)	by the Board of Directors; or

(ii)	by an officer of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 3.3 from stockholders of record who own, and have continuously owned for at least one year prior to the date such request is delivered to the officer, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting.

Any special meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board, or any director or officer to whom the Board has delegated such authority, at any time before or after notice of such meeting has been given to stockholders.

(b)	The Board shall determine the date and time of such special meeting. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 3.4.

(c)	Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board or a duly authorized committee thereof or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this paragraph and who is a stockholder of record at the time of the special meeting, who is entitled to vote at the meeting and who complies with Sections 3.2(b)(1), 3.2(b)(4), 3.2(c), 3.2(e) and 3.2(f). The number of nominees a stockholder may nominate for election at a special meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at a special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of submitting a proposal to stockholders for the election of one or more directors, any such stockholder of record entitled to vote in such election of directors may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Sections 3.2(b)(1) and 3.2(b)(4) shall be received by the Secretary at the principal executive offices of the Corporation not earlier than one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (i) the ninetieth (90th) day prior to such meeting or (ii) the tenth (10th) day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 3.2(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d)	A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 3.2(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures and requirements set forth in these Amended and Restated Bylaws and, if any proposed nomination is not in compliance with these Amended and Restated Bylaws (including, without limitation, compliance with Rule 14a-19 under the 1934 Act), or if the Proponent does not act in accordance with the representations required in Section 3.2, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that such nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Section 3.3, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder meeting the requirements specified in Section 3.2(f)) does not appear at the special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received by the Corporation.

(e)	Notwithstanding the foregoing provisions of Sections 3.2 and 3.3, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Sections 3.2 and 3.3, and any failure to comply with such requirements shall be deemed a failure to comply with Section 3.2 or 3.3, as applicable; provided, however, that, to the fullest extent not prohibited by applicable law, any references in these Amended and Restated Bylaws to the 1934 Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Sections 3.2(a)(iii) and 3.3(c). Nothing in these Amended and Restated Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Amended and Restated Certificate of Incorporation.

Section 3.4         Notice of Meetings. Except as otherwise provided by applicable law, the Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws, notice of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of such meeting. Such notice shall specify the date, time, and place, if any, of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting, and, in the case of special meetings, the purpose or purposes of the meeting.

Section 3.5         Quorum and Vote Required. At all meetings of stockholders, except where otherwise required by law or by the Amended and Restated Certificate of Incorporation, or by these Amended and Restated Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of one third (1/3) of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Unless a different or minimum vote is provided by law or by applicable stock exchange rules, or by the Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of the stockholders. Except as otherwise required by law, these Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, except as required by law or by the Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws or any applicable stock exchange rules, the holders of one third (1/3) of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Unless a different or minimum vote is provided by law or by the Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority (or plurality, in the case of the election of directors) of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of such class or classes or series.

Section 3.6         Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes). When a meeting is adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken or are (i) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (ii) set forth in the notice of meeting given in accordance with Section 3.4. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

Section 3.7         Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the Corporation on the record date shall be entitled to vote at any meeting of stockholders. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period. Voting at meetings of stockholders need not be by written ballot. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board. No stockholder entitled to vote at an election for directors may cumulate votes.

Section 3.8         List of Stockholders. The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth (10th) day before the meeting date. Nothing in this Section 3.8 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 3.9         Remote Communication; Delivery to the Corporation.

(a)	If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a stockholder meeting may, by means of remote communication:

(1)        participate in a meeting of stockholders; and

(2)        be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(b)	Whenever Section 3.2 or 3.3 requires one or more persons (including a record or beneficial owner of capital stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Section 3.10         Organization.

(a)	At every meeting of stockholders, a person designated by the Board shall act as chairperson of the meeting of stockholders. If no chairperson of the meeting of stockholders is so designated, then the Chairperson of the Board, or if no Chairperson has been appointed, is absent or refuses to act, the Lead Independent Director (as defined below), or if no Lead Independent Director has been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting chosen by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall act as chairperson of the meeting of stockholders. A person designated by the Board shall act as secretary of the meeting. If no secretary of the meeting is designated, then the Secretary, or, in the Secretary’s absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b)	The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c)	The Corporation may and shall, if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 4.

DIRECTORS

Section 4.1         Number. The authorized number of directors of the Corporation shall be fixed in accordance with the Amended and Restated Certificate of Incorporation. Directors need not be stockholders unless so required by the Amended and Restated Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Amended and Restated Bylaws.

Section 4.2         Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided by the Amended and Restated Certificate of Incorporation or the DGCL.

Section 4.3         Terms. The terms of directors shall be as set forth in the Amended and Restated Certificate of Incorporation.

Section 4.4         Vacancies; Newly Created Directorships. Vacancies and newly created directorships on the Board shall be filled as set forth in the Amended and Restated Certificate of Incorporation, except as otherwise required by applicable law.

Section 4.5         Resignation. Any director may resign at any time by delivering such director’s notice in writing or by electronic transmission to the Board or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

Section 4.6         Removal. Directors shall be removed as set forth in the Amended and Restated Certificate of Incorporation.

Section 4.7         Meetings.

(a)	Regular Meetings. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, regular meetings of the Board may be held at any time or date and at any place, if any, within or outside of the State of Delaware that has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board.

(b)	Special Meetings. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, special meetings of the Board may be held at any time and place, if any, within or without the State of Delaware as designated and called by the Chairperson of the Board, the Chief Executive Officer or the Board.

(c)	Meetings by Electronic Communications Equipment. Any member of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)	Notice of Special Meetings. Notice of the time and place, if any, of all special meetings of the Board shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other means of electronic transmission at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three (3) days before the date of the meeting.

Section 4.8         Quorum and Voting.

(a)	Except as otherwise required by the DGCL, the Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws, a quorum of the Board shall consist of a majority of the authorized number of directors fixed from time to time by the Board in accordance with the Amended and Restated Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn the meeting to another time, without notice other than by announcement at the meeting.

(b)	At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws.

Section 4.9         Action without Meeting. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, such consent or consents shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.10       Fees and Compensation. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws, the Board, or any duly authorized committee thereof, shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 4.11       Committees.

(a)	Committees. The Board may, from time to time, appoint such committees as may be permitted by applicable law. Such committees appointed by the Board shall consist of one (1) or more members of the Board and to the extent permitted by applicable law and provided in the resolution of the Board shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the Corporation.

(b)	Term. The Board, subject to any requirements of any outstanding series of preferred stock and the provisions of subsection (a) of this Section 4.11, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of such committee member’s death, such person’s resignation from the committee or on such date that the committee member, for any reason, is no longer a member of the Board. The Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(c)	Meetings. Unless the Board shall otherwise provide, regular meetings of any committee appointed pursuant to this Section 4.11 shall be held at such times and places, if any, as are determined by the Board, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of the time and place, if any, of special meetings of the Board. Unless otherwise provided by the Board in the resolutions authorizing the creation of the committee, the presence of at least a majority of the members of the committee then serving shall be necessary to constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by the affirmative vote of a majority of the members present at a meeting of the committee at which a quorum is present.

Section 4.12       Duties of Chairperson of the Board. The Board shall elect from its ranks a Chairperson of the Board. The Chairperson of the Board shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time. The Chairperson of the Board, when present, shall preside at all meetings of the Board in accordance with Section 4.14 of these Amended and Restated Bylaws.

Section 4.13       Lead Independent Director. The Board may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the Chairperson of the Board is not present and shall exercise such other powers and duties as may from time to time be assigned to such person by the Board or as prescribed by these Amended and Restated Bylaws. For purposes of these Amended and Restated Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the stock exchange upon which the Corporation’s common stock is primarily traded.

Section 4.14       Organization. At every meeting of Board, the Chairperson of the Board shall act as chairperson of the meeting. If a Chairperson has not been appointed or is absent, the Lead Independent Director, or, if a Lead Independent Director has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in the Secretary’s absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

Section 5.

OFFICERS

Section 5.1         Officers Designated. The officers of the Corporation shall include, if and when designated by the Board, the Chief Executive Officer, the President, the Secretary and the Treasurer. The Board may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by applicable law, the Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws.

Section 5.2         Tenure and Duties of Officers.

(a)	General. All officers shall hold office at the pleasure of the Board and until their successors shall have been duly elected and qualified, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board or by a committee thereof to which the Board has delegated such responsibility or, if so authorized by the Board, by the Chief Executive Officer or another officer of the Corporation.

(b)	Duties of Chief Executive Officer. The Chief Executive Officer shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board or Lead Independent Director has been appointed and is present. The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Amended and Restated Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time.

(c)	Duties of President. The President shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board, Lead Independent Director or Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the Corporation, the President shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of President. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d)	Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board and shall record all acts, votes and proceedings thereof in the minute books of the Corporation. The Secretary shall give, or cause to be given, notice in conformity with these Amended and Restated Bylaws of all meetings of the stockholders and of all meetings of the Board and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Amended and Restated Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(e)	Duties of Treasurer and Assistant Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

Section 5.3         Delegation of Authority. The Board or any duly authorized committee thereof may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 5.4         Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 5.5         Removal. Any officer may be removed from office at any time, either with or without cause, by the Board, or by any duly authorized committee thereof or any officer upon whom such power of removal may have been conferred by the Board.

Section 6.

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 6.1         Execution of Corporate Instruments. The Board may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by applicable law or these Amended and Restated Bylaws, and such execution or signature shall be binding upon the Corporation.

(a)	All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall from time to time authorize so to do.

(b)	Unless otherwise specifically determined by the Board or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the Corporation may be effected manually, by facsimile or (to the extent not prohibited by applicable law and subject to such policies and procedures as the Corporation may have in effect from time to time) by electronic signature.

(c)	Unless authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 6.2         Voting of Securities Owned by the Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies and consents with respect thereto shall be executed, by the person authorized so to do by resolution of the Board, or, in the absence of such authorization, by the Chairperson of the Board, the Chief Executive Officer, or the President.

Section 7.

SHARES OF STOCK

Section 7.1         Form and Execution of Certificates. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of Delaware law and the Amended and Restated Certificate of Incorporation.

Section 7.2         Lost Certificates. The Corporation may issue a new certificate or certificates or uncertificated shares in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to give the Corporation a bond (or other adequate security) sufficient to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate(s) or uncertificated shares.

Section 7.3         Transfers.

(a)	Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)	The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.4         Lock-Up.

(a)	Lock-up Holders. Subject to Section 7.4(b), the holders (the “Lock-up Holders”) who receive shares of Class A Common Stock issued as consideration for Class A Units or the Class B Units of e2Companies LLC, a Delaware limited liability company (the “Target”) pursuant to the merger (the “Transaction”) of Liffey Merger Sub, LLC, a Delaware corporation (“Merger Sub”), with and into the Target, pursuant to the Business Combination Agreement and Plan of Reorganization, dated as of February 11, 2025 (the “Business Combination Agreement”), by and among the Corporation, Merger Sub and the Target, shall not, without the prior written consent of the Board and Nabors Energy Transition Sponsor II LLC, a Cayman Islands limited liability company (“Sponsor”), for a period of six (6) months following the closing date of the Transaction (the “Restricted Period”), (i) offer, pledge, hypothecate, create a security interest in, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Lock-up Shares (including without limitation, Lock-up Shares or such other securities which may be deemed to be beneficially owned by a Lock-up Holder in accordance with the rules and regulations of the SEC), (ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of shares of Class A Common Stock or other securities, in cash or otherwise, (iii) make any demand for, or exercise any right with respect to, the registration of any Lock-up Shares or any security convertible into or exercisable or exchangeable for shares of Class A Common Stock (other than such rights set forth in the Business Combination Agreement), or (iv) publicly disclose the intention to do any of the foregoing (collectively, the “Lock-up”).

(b)	Permitted Transfers. Notwithstanding the provisions set forth in Section 7.4(a), the Lock-up Holders or their respective Permitted Transferees may transfer the Lock-up Shares during the Restricted Period, upon written notice to the Corporation,

(i)	if the Lock-up Holder is a natural person, (A) to any immediate family member (a “Family Member”), or to a trust formed for the benefit of such Lock-up Holder or any of such Lock-up Holder’s Family Members, (B) to the Lock-up Holder’s estate, following the death of such Lock-up Holder, by will, intestacy or other operation of law, (C) as a bona fide charitable gift or contribution, (D) by operation of law pursuant to a qualified domestic relations order or (E) to any partnership, corporation or limited liability company which is controlled by or under common control with such Lock-up Holder and/or by any such Family Member(s);

(ii)	if the Lock-up Holder is a corporation, partnership or other entity, (A) to another corporation, partnership, or other entity that is an affiliate (as defined under Rule 12b-2 of the 1934 Act) of such Lock-up Holder, (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of such Lock-up Holder (including upon the liquidation and dissolution of such Lock-up Holder pursuant to a plan of liquidation approved by such Lock-up Holder’s equity holders), (C) as a bona fide charitable gift or contribution or otherwise to a trust or other entity for the direct benefit of a beneficial owner or a Family Member of a beneficial owner (as defined in Rule 13d-3 of the 1934 Act) of the Lock-up Shares or (D) transfers or dispositions not involving a change in beneficial ownership, including (I) transactions involving a basket default swap or other derivative securities tied to an underlying index or basket of publicly-traded equities, corporate bonds or other assets subject to credit risk and (II) transactions concerning an index or basket of securities;

(iii)	if the Lock-up Holder is a trust, to any grantors or beneficiaries of the trust or to the estate of a beneficiary of such trust;

(iv)	pursuant to the establishment of a trading plan pursuant to Rule 10b5-1 under the 1934 Act for the transfer of shares of Class A Common Stock; provided that (A) such plan does not provide for, or permit, any transfers of the Lock-up Shares during the Restricted Period, and (B) the Corporation shall not be required to effect, and the Lock-up Holder shall not effect or cause to be effected, any public filing, report or other public announcement or disclosure regarding the establishment of the trading plan during the Restricted Period;

(v)	transfers by the Lock-up Holder of shares of Class A Common Stock purchased by the Lock-up Holder on the open market or in a public offering by the Corporation, in each case following the closing of the Transaction;

(vi)	pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction approved by the Board and made to all holders of the Corporation’s capital stock involving a change of control (as defined below) of the Corporation, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Lock-up Shares shall remain subject to the restrictions contained in these Amended and Restated Bylaws;

(vii)	pursuant to an order of a court or regulatory agency;

provided, that in connection with any transfer of such Lock-up Shares in the foregoing clauses (i) through (vii), the restrictions and obligations contained in Section 7.4(b) will continue to apply to such Lock-up Shares after any transfer of such Lock-up Shares.

(c)	Authority. Notwithstanding the other provisions set forth in this Section 7.4, the Board, with the prior written approval of Sponsor, may determine to waive, amend, or repeal the Lock-up obligations set forth herein, in whole or in part, including to the extent necessary to satisfy the round lot and public float requirements of The Nasdaq Stock Market LLC (“Nasdaq”) for the listing of shares of Class A Common Stock on Nasdaq.

(d)	Definitions. For purposes of this Section 7.4:

(i)	the term “change of control” means the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the Corporation’s voting securities if, after such transfer, the Corporation’s stockholders as of immediately prior to such transfer do not hold a majority of the outstanding voting securities of the Corporation (or the surviving entity).

(ii)	the term “Lock-up Shares” means the shares of Class A Common Stock issued as consideration for Class A Units or the Class B Units of the Target in connection with the Transaction as further described in Section 7.4(a); and

(iii)	the term “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the 1934 Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

Section 7.5         Fixing Record Dates.

(a)	In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determining the stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determining the stockholders entitled to vote in accordance with the provisions of this Section 7.5(a).

(b)	In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such action.

Section 7.6         Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 7.7         Additional Powers of the Board. In addition to, and without limiting, the powers set forth in these Amended and Restated Bylaws, the Board shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Amended and Restated Certificate of Incorporation and these Amended and Restated Bylaws. The Board may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

Section 8.

OTHER SECURITIES OF THE CORPORATION

Section 8.1         Execution of Other Securities. All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 7.1), may be signed by the Chairperson of the Board, the Chief Executive Officer, or the President, or such other person as may be authorized by the Board; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.

Section 9.

DIVIDENDS

Section 9.1         Declaration of Dividends. Dividends upon the capital stock of the Corporation, subject to applicable law, if any, may be declared by the Board. Dividends may be paid in cash, in property, or in shares of capital stock or other securities of the Corporation, subject to applicable law.

Section 9.2         Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose or purposes as the Board shall determine to be conducive to the interests of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

Section 10.

FISCAL YEAR

Section 10.1       Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

Section 11.

INDEMNIFICATION

Section 11.1       Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a)	Directors and Executive Officers. The Corporation shall indemnify to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in a Proceeding (as defined below), by reason of the fact that he or she is or was a director or executive officer (for the purposes of this Section 11.1, “executive officer” has the meaning defined in Rule 3b-7 promulgated under the 1934 Act) of the Corporation, or while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director, executive officer, other officer, employee or agent of another corporation, partnership, trust, employee benefit plan or other enterprise, whether the basis of such Proceeding is alleged action in an official capacity as a director or executive officer or in any other capacity while serving as a director or executive officer, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation will not be required to indemnify or advance expenses to any director or executive officer in connection with any Proceeding (or part thereof) initiated by such person unless (i) the Proceeding (or part thereof) was authorized by the Board or (ii) the Proceeding (or part thereof) is initiated to enforce rights to indemnification or advancement of expenses as provided under subsection (d) of this Section 11.1 or is a compulsory counterclaim brought by such person.

Any reference to an officer of the Corporation in this Section 11.1 shall be deemed to refer exclusively to the Chief Executive Officer, President, Secretary, Treasurer and any other officer of the Corporation appointed by the Board pursuant to Section 5 of these Amended and Restated Bylaws, and any reference to an officer of any other corporation, partnership, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, trust, employee benefit plan or other enterprise for purposes of this Section 11.1.

(b)	Other Officers, Employees and Other Agents. The Corporation shall have power to indemnify and advance expenses to its other officers, employees and other agents to the fullest extent permitted by the DGCL.

(c)	Expenses. The Corporation shall advance to any current or former director or executive officer of the Corporation, or to any person, who while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, trust, employee benefit plan or other enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses incurred by such person in defending (or participating as a witness in) any Proceeding referred to in Section 11.1(a), or in connection with a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses under subsection (d) of this Section 11.1, provided, however, that, if the DGCL requires, or in the case of an advance made in a Proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by a director or executive officer in such director’s or executive officer’s capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified or entitled to advancement for such expenses under this Section 11.1 or otherwise.

(d)	Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section 11.1 will be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or executive officer. Any right to indemnification or advancement of expenses granted by this Section 11.1 to a current or former director or executive officer will be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advancement of expenses is denied, in whole or in part, (ii) no disposition of a claim for indemnification is made within ninety (90) days of request therefor, or (iii) no disposition of a claim for an advance is made within twenty (20) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, will be entitled to be paid also the expense of prosecuting or defending the claim to the fullest extent permitted by the DGCL. In (i) any suit brought to enforce a right to indemnification hereunder (but not in a suit brought to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a current or former director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.1 or otherwise is on the Corporation.

(e)	Non-Exclusivity of Rights. The rights conferred on any person by this Section 11.1 are not exclusive of any other right that such person may have or hereafter acquire under any applicable law, provision of the Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

(f)	Survival of Rights. The rights conferred on any person by this Section 11.1 will continue as to a person who has ceased to be a director or executive officer and will inure to the benefit of the heirs, executors and administrators of such a person.

(g)	Insurance. To the fullest extent permitted by the DGCL, the Corporation may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.1.

(h)	Amendments. Any repeal or modification of this Section 11.1 is only prospective and does not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any current or former director or executive officer of the Corporation.

(i)	Saving Clause. If this Section 11 or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify and advance expenses to each director and executive officer to the full extent not prohibited by any applicable portion of this Section 11 that has not been invalidated, or by any. If this Section 11 is invalid due to the application of the indemnification and advancement provisions of another jurisdiction, then the Corporation will indemnify and advance expenses to each director and executive officer to the full extent under applicable law.

(j)	Certain Definitions. For the purposes of this Section 11, the following definitions apply:

(1)        The term “Proceeding” is to be broadly construed and includes, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2)        The term “expenses” is to be broadly construed and includes, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3)        The term the “Corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, trust, employee benefit plan or other enterprise, stands in the same position under the provisions of this Section 11 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(4)        References to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan.

Section 12.

NOTICES

Section 12.1       Notices.

(a)	Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 3.4. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or courier service, facsimile or by electronic mail or other means of electronic transmission in accordance with Section 232 of the DGCL.

(b)	Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in these Amended and Restated Bylaws, with notice other than one that is delivered personally to be sent to such address or electronic mail address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address or electronic mail address of such director.

(c)	Affidavit of Mailing. An affidavit of notice, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)	Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)	Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)	Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within sixty (60) days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

(g)	Waiver. Whenever notice is required to be given under any provision of the DGCL, the Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws.

Section 13.

AMENDMENTS

Section 13.1       Amendments. Subject to the limitations set forth in Section 11.1(h) or the Amended and Restated Certificate of Incorporation, the Board is expressly empowered to adopt, amend or repeal these Amended and Restated Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal these Amended and Restated Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Amended and Restated Certificate of Incorporation)), such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

EXHIBIT E

Form of Stockholder and Registration Rights Agreement

[Attached]

E-1

Exhibit E

FORM OF
STOCKHOLDER AND REGISTRATION RIGHTS AGREEMENT

This STOCKHOLDER AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [         ], 20[         ], is made and entered into by and among e2Companies, Inc., a Delaware corporation (f/k/a Nabors Energy Transition Corp. II) (the “Company”), Nabors Energy Transition Sponsor II LLC, a Cayman Islands limited liability company (“Sponsor”), the undersigned holders listed on the signature pages hereto under “Existing Holders” (such holders together with the Sponsor, the “Existing Holders”), and the undersigned holders listed on the signature pages hereto under “e2 Holders” (such holders, the “e2 Holders” and each such party, together with the Existing Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 6.4, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company, Sponsor, and the Existing Holders entered into that certain Registration Rights Agreement, dated as of July 13, 2023 (the “Original RRA”);

WHEREAS, the parties to the Original RRA desire to terminate the Original RRA and enter into this Agreement, which shall supersede and replace the Original RRA;

WHEREAS, the Company entered into that certain Business Combination Agreement and Plan of Reorganization, dated as of February 11, 2025 (the “Signing Date”), by and among the Company, e2Companies LLC, a Florida limited liability company (“e2Companies”), and Liffey Merger Sub, LLC, a Delaware limited liability company (as it may be amended or supplemented from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”);

WHEREAS, concurrently with the execution and delivery of the Business Combination Agreement, the Company entered into that certain Letter Agreement, dated as of the Signing Date (the “Sponsor Letter”), by and among the Company, e2Companies, Nabors Lux 2 S.A.R.L., a Luxembourg private limited liability company (société à responsabilité limitée), and the other parties thereto, pursuant to which, among other things, such parties agreed to restrictions on transfer with respect to the Company Shares held by them following the Closing in accordance with the terms and conditions of the Sponsor Letter;

WHEREAS, concurrently with the closing of the Business Combination, the Company and certain e2 Holders entered into those certain Lock-Up Agreements, dated as of the date hereof (the “Lock-Up Agreements”), pursuant to which, among other things, such e2 Holders agreed to restrictions on transfer with respect to the Company Shares held by them following the Closing in accordance with the terms and conditions of the Lock-Up Agreements;

WHEREAS, prior to the consummation of the transactions contemplated by the Business Combination Agreement and subject to the terms and conditions contemplated therein, the Company domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Cayman Islands Companies Act (2021 Revision) (the “Domestication”);

WHEREAS, following the Domestication and the closing of the Business Combination, the Holders will own shares of the Company’s Class A common stock, par value $0.0001 per share (the “Company Shares”), and the Existing Holders will own warrants to purchase Company Shares; and

WHEREAS, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1        Definitions. Capitalized terms used but not otherwise defined in this Section 1.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement or the Prospectus were not being filed, declared effective, or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Company or any of the Company’s subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its subsidiaries) of any investment fund or account affiliated with, managed or controlled by, any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its subsidiaries) of any investment fund or account affiliated with any equityholder of the Company be considered to be an Affiliate of the Company or any of its subsidiaries.

“Agreement” shall have the meaning given in the Preamble hereto.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” means a day, other than a Saturday or Sunday, on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY in the United States of America or Sydney, Australia.

“CEO Nominee” shall have the meaning given in subsection 2.1.4.

“Charter” means the amended and restated certificate of incorporation of the Company, as in effect as of the Closing, as the same may be amended from time to time.

“Closing” shall mean the closing of the Business Combination.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto.

“Company Shares” shall have the meaning given in the Recitals hereto.

“Demanding Holder” shall have the meaning given in subsection 3.1.5.

“Domestication” shall have the meaning given in the Recitals hereto.

“e2Companies” shall have the meaning given in the Recitals hereto.

“e2 Holder” shall have the meaning given in the Preamble hereto.

“e2 Nominees” shall have the meaning given in subsection 2.1.2.

“e2 Principal Holder” means James Richmond.

“Equity Securities” means, with respect to the Company, all of the shares of capital stock or equity of (or other ownership or profit interests in) the Company, all of the warrants, options or other rights for the purchase or acquisition from the Company of shares of capital stock or equity of (or other ownership or profit interests in) the Company, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) the Company or warrants, rights or options for the purchase or acquisition from the Company of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of the Company (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 3.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 3.1.3.

“GEM Parties” means GEM Global Yield LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg, GEM Yield Bahamas Limited, a limited company formed under the laws of the Commonwealth of the Bahamas and their respective transferees or assignees in accordance with the GEM RRA.

“GEM RRA” means that certain Registration Rights Agreement, dated as of January 13, 2024, by and among e2Companies and the GEM Parties.

“Governmental Entity” means any nation or government, any state, commonwealth, province, territory or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any international, federal, state, local or foreign jurisdiction.

“Holder Information” shall have the meaning given in subsection 5.1.2.

“Holder” or “Holders” shall have the meaning given in the Preamble hereto.

“Joint Nominee” shall have the meaning given in subsection 2.1.3.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lock-Up Agreements” shall have the meaning given in the Recitals hereto.

“Maximum Number of Securities” shall have the meaning given in subsection 3.1.6.

“Minimum Takedown Threshold” shall have the meaning given in subsection 3.1.5.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to Company Shares, (c) causing the adoption of stockholders’ resolutions and amendments to the Charter, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual or any special meeting of stockholders of the Company.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Party” shall mean each of the Company, the Existing Holders and the e2 Holders.

“Piggyback Registration” shall have the meaning given in subsection 3.2.1.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Private Warrant Agreement” shall mean that certain private warrant agreement, dated July 13, 2023, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent.

“Prospectus” shall mean the prospectus included in any Registration Statement, (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rules 430A or 430B under the Securities Act or any successor rule thereto), as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Public Warrant Agreement” shall mean that certain public warrant agreement, dated July 13, 2023, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent.

“Registrable Security” shall mean at any time any outstanding Company Shares (including shares issuable under the Business Combination Agreement) or any other Equity Security (including the warrants to purchase Company Shares issued pursuant to the Warrant Agreements and Company Shares issued or issuable upon the exercise of any other Equity Security) of the Company held by a Holder and any security into which such Company Shares or other Equity Security shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise, in each case other than any security received pursuant to an incentive plan adopted by the Company on or after the Closing; provided, however, that, as to any particular Registrable Security, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (A) the date on which such securities shall have been sold, transferred, disposed of or exchanged pursuant to an effective registration statement under the Securities Act; (B) the date on which such securities may be disposed of pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act without limitation thereunder on volume or manner of sale; (C) the date on which such securities shall have been otherwise transferred, new certificates (or book entry positions) for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (D) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; and (E) the date on which such securities cease to be outstanding.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)        all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Company Shares are then listed;

(B)        fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)        printing, messenger, telephone and delivery expenses;

(D)        reasonable fees and disbursements of counsel for the Company;

(E)        reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(F)        the fees and expenses incurred in connection with the listing of any Registrable Securities on Nasdaq or other securities exchange upon which the Company Shares are listed;

(G)        the fees and expenses incurred by the Company in connection with any road show for any Underwritten Offerings; and

(H)        reasonable fees and expenses, not to exceed $100,000, of one (1) legal counsel selected by (i) the majority-in-interest of the Demanding Holders in an Underwritten Shelf Takedown or (ii) in the case of a Piggyback Registration, the majority in interest of the Holders participating in such Piggyback Registration; provided that, the Company will not be required to pay fees and expenses for more than one (1) legal counsel for all Holders in any given Registration or Shelf Takedown.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“Requesting Holders” shall have the meaning given in subsection 3.1.6.

“Rule 415” shall mean Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall have the meaning given in subsection 3.1.1.

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Signing Date” shall have the meaning given in the Recitals hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Letter” shall have the meaning given in the Recitals hereto.

“Sponsor Nominees” shall have the meaning given in subsection 2.1.1.

“Subsequent Shelf Registration” shall have the meaning given in subsection 3.1.4.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 3.1.5.

“Warrant Agreements” shall mean the Private Warrant Agreement and the Public Warrant Agreement, collectively.

“Withdrawal Notice” shall have the meaning given in subsection 3.1.7.

Article II
GOVERNANCE Rights

2.1        Board of Directors.

2.1.1        Sponsor Nominees. For so long as Nabors Industries Ltd., a Bermuda exempted company and affiliate of Sponsor (“Nabors Parent”), and its subsidiaries Beneficially Own at least 50% of the number of Company Shares that Nabors Parent and its subsidiaries collectively Beneficially Owned immediately following Closing (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), Sponsor shall have the right to nominate two directors for election to serve on the Board (the “Sponsor Nominees” and each a “Sponsor Nominee”). At least one of the Sponsor Nominees seated at any given time shall qualify as “independent” pursuant to the listing standards of the national securities exchange upon which the Company Shares are admitted to trading (or, if at the time of such recommendation, the Company Shares are not admitted to trading on a national securities exchange, pursuant to the listing standards of Nasdaq or its successor) and the other Sponsor Nominee shall be initially appointed as a Class [     ][1] director.

2.1.2        Company Nominees. For so long as the e2 Principal Holder Beneficially Owns at least 50% of the number of Company Shares that the e2 Principal Holder Beneficially Owned immediately following Closing (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the e2 Principal Holder shall have the right to nominate three directors for election to serve on the Board (the “e2 Nominees”). At least two of the e2 Nominees seated at any given time shall qualify as “independent” pursuant to the listing standards of the national securities exchange upon which the Company Shares are admitted to trading (or, if at the time of such recommendation, the Company Shares are not admitted to trading on a national securities exchange, pursuant to the listing standards of Nasdaq or its successor) and the remaining e2 Nominee shall be initially appointed as a Class [     ][2] director.

2.1.3        Joint Nominee and Chairman. For so long as each of (i) Nabors Parent and its subsidiaries and (ii) the e2 Principal Holder Beneficially Owns at least the number of Company Shares that entitle Sponsor and the e2 Principal Holder, respectively, to the nomination rights contemplated by subsections 2.1.1 and 2.1.2, respectively, Sponsor and the e2 Principal Holder shall have the right to mutually agree to (a) nominate one director for election to serve on the Board (the “Joint Nominee”) and (b) determine the Chairman of the Board. The Joint Nominee seated at any given time shall qualify as “independent” pursuant to the listing standards of the national securities exchange upon which the Company Shares are admitted to trading (or, if at the time of such recommendation, the Company Shares are not admitted to trading on a national securities exchange, pursuant to the listing standards of Nasdaq or its successor); provided that, if either of Nabors Parent and its subsidiaries or the e2 Principal Holder ceases to own the number of Company Shares that entitle Sponsor and the e2 Principal Holder, respectively, to the nomination rights contemplated by subsections 2.1.1 and 2.1.2, respectively, the other party shall have the right to nominate the Joint Nominee and determine the Chairman of the Board until such other party ceases to own such number of Company Shares.

1 To reflect the class of directors with the longest initial term at Closing.

2 To reflect the class of directors with the longest initial term at Closing.

2.1.4        CEO Nominee. For so long as (i) Nabors Parent and its subsidiaries and (ii) the e2 Principal Holder Beneficially Owns at least the number of Company Shares that entitle Sponsor and the e2 Principal, respectively, to the nomination rights contemplated by subsections 2.1.1 and 2.1.2, respectively, the Chief Executive Officer of the Company shall be nominated for election to serve on the Board (the “CEO Nominee”).

2.1.5        Procedures for nominees.

(a)        The Company shall take all Necessary Action to cause the Board to include in the slate of nominees to be voted upon by the stockholders of the Company at any meeting thereof each Sponsor Nominee, each e2 Nominee, the Joint Nominee and the CEO Nominee.

(b)        In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal of a Sponsor Nominee, e2 Nominee, Joint Nominee or CEO Nominee, then Sponsor (in the case of a Sponsor Nominee), the e2 Principal Holder (in the case of an e2 Nominee) and Sponsor and the e2 Principal Holder together (in the case of the Joint Nominee and CEO Nominee) shall have the exclusive right to nominate an individual to fill such vacancy, and the Company shall take all Necessary Action to remove or nominate or cause the Board to appoint, as applicable, a replacement Sponsor Nominee, e2 Nominee, Joint Nominee or CEO Nominee (as applicable) designated by Sponsor, the e2 Principal Holder or both (as applicable) to fill any such vacancy above as promptly as practicable after such designation.

2.2        Sharing of Information.

2.2.1        By Sponsor Nominees. To the extent permitted by antitrust, competition or any other applicable Law, each of the Company and Sponsor agree and acknowledge that any Sponsor Nominee or the Joint Nominee may, to the extent consistent with fiduciary duties, share confidential, non-public information about the Company and its subsidiaries (“Confidential Information”) with the Sponsor. Sponsor recognizes that it, or its Affiliates and Representatives, have acquired or will acquire Confidential Information the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, Sponsor covenants and agrees with the Company that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of Sponsor in violation of this Agreement and without breach of fiduciary duties by such Sponsor Nominee or the Joint Nominee, (b) disclosure is required by applicable Law (including any filing following the date of Closing made pursuant to applicable securities laws) or court of competent jurisdiction or requested by a Governmental Entity, (c) such information was available or becomes available to Sponsor or its Affiliates or Representatives before, on or after the date of this Agreement, without restriction, from a source (other than the Company or any of its subsidiaries or the Sponsor Nominees or the Joint Nominee) without any breach of duty to the Company or any of its Affiliates or (d) such information was independently developed by Sponsor or its Affiliates or Representatives without the use of, or reference to, the Confidential Information. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Sponsor from disclosing Confidential Information (x) to any Affiliate or Representative, of such third party, provided, that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and Sponsor shall be responsible for any breach of this subsection 2.2.1 by any such Person or (y) if such disclosure is made pursuant to any examinations, audits, investigations, regulatory sweeps or other regulatory inquiries by regulatory agencies, self-regulatory organizations, Governmental Entities or examiners thereof with jurisdiction over Sponsor or its Affiliates or Representatives that does not target the Company or the Confidential Information.

2.2.2        By e2 Nominees. To the extent permitted by antitrust, competition or any other applicable Law, each of the Company and the e2 Principal Holder agree and acknowledge that any e2 Nominee or the Joint Nominee may, to the extent consistent with fiduciary duties, share Confidential Information with the e2 Principal Holder. The e2 Principal Holder recognizes that he, or his respective Affiliates and Representatives, have acquired or will acquire Confidential Information the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, the e2 Principal Holder covenants and agrees with the Company that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of the e2 Principal Holder in violation of this Agreement and without breach of fiduciary duties by the e2 Nominees or the Joint Nominee, (b) disclosure is required by applicable Law (including any filing following the date of Closing made pursuant to applicable securities laws) or court of competent jurisdiction or requested by a Governmental Entity, (c) such information was available or becomes available to the e2 Principal Holder or his respective Affiliates or Representatives before, on or after the date of this Agreement, without restriction, from a source (other than the Company or any of its subsidiaries, the e2 Nominees or the Joint Nominee) without any breach of duty to the Company or any of its Affiliates or (d) such information was independently developed by such e2 Nominee or its Representatives without the use of, or reference to, the Confidential Information. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the e2 Principal Holder from disclosing Confidential Information (x) to any Affiliate or Representative, of such e2 Principal Holder, provided, that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such e2 Principal Holder shall be responsible for any breach of this subsection 2.2.2 by any such Person or (y) if such disclosure is made pursuant to any examinations, audits, investigations, regulatory sweeps or other regulatory inquiries by regulatory agencies, self-regulatory organizations, Governmental Entities or examiners thereof with jurisdiction over such e2 Principal Holder or its Affiliates or Representatives that does not target the Company or the Confidential Information.

2.3        Compliance with Securities Laws. The Sponsor and the e2 Principal Holder each acknowledge that (a) it understands that the Confidential Information may contain or constitute material non-public information (“MNPI”) concerning the Company or its affiliates; and (b) trading in the Company’s or its Affiliates’ securities while in possession of MNPI, or communicating MNPI to any other person who trades in such securities, could subject the Sponsor, the e2 Principal Holder or the Company to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder. The Sponsor and the e2 Principal Holder each agree that it and its Affiliates will not trade, and it will instruct its Representatives not to trade, in the Company’s or its Affiliates’ securities while in possession of MNPI or at all until the Company, its Affiliates and its Representatives (including the Sponsor Nominees, e2 Nominees and Joint Nominee, as applicable) can do so in compliance with all applicable Laws and without breach of this Agreement.

Article III
REGISTRATIONS AND OFFERINGS

3.1        Shelf Registration.

3.1.1        Form S-1 Shelf Filing. The Company shall use its reasonable best efforts to file within forty-five (45) days of Closing a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (as defined herein) and any Subsequent Shelf Registration, the “Shelf”) covering the resale of all the Registrable Securities (and certain other outstanding Equity Securities of the Company as may be required by registration rights granted in favor of other stockholders of the Company or in the Company’s sole discretion) on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The Company shall use its commercially reasonable efforts to cause the Shelf to become effective as soon as practicable after such filing. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder prior to the Shelf being declared effective; provided that it is agreed any Form S-1 Shelf shall have a plan of distribution that contemplates underwritten public offerings. The Company shall use commercially reasonable efforts to maintain the Shelf in accordance with the terms hereof, and shall use commercially reasonable efforts to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act (including to increase the amount of Registrable Securities that may be resold thereunder as a result of a Holder obtaining additional Registrable Securities) until such time as there are no longer any Registrable Securities.

3.1.2        Rule 415 Cutback.

(a)        Notwithstanding the registration obligations set forth in subsection 3.1.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415 of the Securities Act, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (a) inform each of the Holders and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (b) withdraw the Shelf Registration and file a new Registration Statement (a “New Registration Statement”) to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”).

(b)        Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering, unless otherwise directed in writing by a Holder as to its Registrable Securities and subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis among the Holders.

(c)         If the Company amends the Shelf or files a New Registration Statement, as the case may be, under this subsection 3.1.2, the Company shall use its commercially reasonable efforts to file with the Commission, as promptly as practicable and allowed by the Commission or SEC Guidance, one or more Registration Statements to register for resale those Registrable Securities that were not registered for resale on the Shelf, as amended, or the New Registration Statement.

3.1.3        Form S-3 Shelf. The Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) as soon as practicable after the Company is eligible to use such Form S-3 Shelf.

3.1.4        Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing) from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof.

3.1.5        Requests for Underwritten Shelf Takedowns. Subject to Section 4.4 hereof, at any time and from time to time after the Shelf has been declared effective by the Commission, and after the expiration of any applicable lock-up periods, any Holder may request to sell, all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include either (x) securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, the lesser of (i) $20,000,000 and (ii) five percent (5%) of the Company’s market capitalization or (y) all remaining Registrable Securities held by the requesting Holder, but in no event with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to be less than $10,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown, the intended method or methods of distribution thereof and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The majority-in-interest of Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) subject to the prior approval of the Company, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, the Sponsor and Existing Holders, if any, may, collectively, demand only one Underwritten Shelf Takedown each fiscal year and the e2 Holders may, collectively, demand only two Underwritten Shelf Takedowns each fiscal year; provided, that no demand for an Underwritten Shelf Takedown may be made prior to 45 days following the consummation of another Underwritten Shelf Takedown or a Piggyback Registration (as defined herein) has been effected.

3.1.6        Reduction of Underwritten Shelf Takedown. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Company Shares or other Equity Securities that the Company desires to sell and all other Company Shares or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, (i) the Registrable Securities that can be sold without exceeding the Maximum Number of Securities pro rata among all participating Holders on the basis of the number of Registrable Securities requested to be included by each such Holder, (ii) to the extent that the Maximum Number of Securities has not been reached under the foregoing (i) such number of Company Shares or other Equity Securities proposed to be sold by the Company that can be sold without exceeding the Maximum Number of Securities, and (iii) to the extent that the Maximum Number of Securities has not been reached under the foregoing (i) and (ii), Company Shares or other Equity Securities of other Persons that the Company is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities. Notwithstanding anything herein to the contrary, if the Maximum Number of Securities is less than 50% of the number of Registrable Securities requested by the Holders to be included in such Underwritten Shelf Takedown, such Underwritten Shelf Takedown shall not count as an Underwritten Shelf Takedown demanded by any Holder for purposes of subsection 3.1.5.

3.1.7        Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from an Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the remaining Demanding Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of subsection 3.1.5 with respect to the applicable Demanding Holder, unless the Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided, that if a Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall count as an Underwritten Shelf Takedown demanded by such Holder for purposes of subsection 3.1.5. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown.

Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Underwritten Shelf Takedown prior to its withdrawal under this subsection 3.1.7, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this subsection 3.1.7.

3.2        Piggyback Registration.

3.2.1        Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of, Equity Securities, or securities or other obligations exercisable or exchangeable for, or convertible into Equity Securities, for its own account, for a Demanding Holder or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 3.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) on Form S-4 (or similar form that related to a transaction subject to Rule 145 promulgated under the Securities Act or any successor rule thereto), (iii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iv) for an offering of debt that is convertible into Equity Securities of the Company, (v) for an “at the market” offering, registered direct offering, a “block trade,” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (vi) for an equity line of credit, or (vii) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) calendar days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, a good faith estimate of the proposed maximum offering price of such securities, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (unless such offering is an overnight or bought Underwritten Offering, then one (1) day, in each case) (such registered offering, a “Piggyback Registration”), provided, however, that if the Company has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution of the Equity Securities in an Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to such Holders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of subsection 3.2.2. The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 3.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

3.2.2        Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Company Shares or other Equity Securities that the Company desires to sell, taken together with (i) the Company Shares or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 3.2 hereof, and (iii) Company Shares or other Equity Securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)        If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering the number of Company Shares or other Equity Securities proposed to be sold by the Company, and thereafter, the Registrable Securities that can be sold without exceeding the Maximum Number of Securities pro rata among such Holders on the basis of the number of Registrable Securities requested to be included by each such Holder and, to the extent that the Maximum Number of Securities has not been reached, Company Shares or other Equity Securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)        If the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Company Shares or other Equity Securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 3.2.1, pro rata among such Holders on the basis of the number of Registrable Securities requested to be included by each such Holder, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Company Shares or other Equity Securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Company Shares or other Equity Securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

(c)        If the Registration or registered offering is an Underwritten Shelf Takedown pursuant to a request by Holder(s) of Registrable Securities pursuant to subsection 3.1.5 hereof, then the Company shall include in any such Underwritten Shelf Takedown the applicable securities in the priority set forth in subsection 3.1.6.

3.2.3        Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, at least five (5) Business Days prior to the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 3.2.3.

3.2.4        Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 3.1.6 any Piggyback Registration effected pursuant to Section 3.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under subsection 3.1.5 hereof.

3.3        Market Stand-off. In connection with any Underwritten Offering of Equity Securities of the Company, if requested by the managing Underwriter(s), each Holder agrees that it shall not transfer any Company Shares (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven days prior to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each stockholder of the Company that (together with their respective Affiliates) hold at least 5% of the issued and outstanding Company Shares and each of the Company’s directors and officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under this Section 3.3 shall only apply for so long as such Holder or any of its respective Affiliates is a member of the Board of Directors of the Company or such Holder (together with its Affiliates) holds at least 5% of the issued and outstanding Company Shares.

Article IV
COMPANY PROCEDURES

4.1        General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall use commercially reasonable efforts to, as expeditiously as possible:

4.1.1        prepare and file with the Commission, within the timeframe required by Section 3.1.1, a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all Registrable Securities covered by such Registration Statement have been sold or have ceased to be Registrable Securities;

4.1.2        prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus as may be reasonably requested by any Holder or Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

4.1.3        prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

4.1.4        prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “Blue Sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

4.1.5        use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

4.1.6        provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

4.1.7        advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

4.1.8        at least two (2) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

4.1.9        notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 4.4 hereof;

4.1.10      in the event of an Underwritten Offering, and solely to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that any such representative or Underwriter agree to confidentiality arrangements reasonably satisfactory to the Company prior to the release or disclosure of any such information; and provided, further that the Company may not include the name of any Holder or any information regarding any Holder in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document into such Registration Statement or Prospectus, or any response to any comment letter, without providing each such Holder a reasonable amount of time to review and comment on such applicable document, which reasonable comments the Company shall include;

4.1.11      obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request;

4.1.12      on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Offering, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, the placement agent or sales agent, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriters, the placement agent or sales agent may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such Underwriters, placement agent or sales agent;

4.1.13      in the event of an Underwritten Offering, to the extent reasonably requested in order to engage in such offering, allow the Underwriters to conduct customary due diligence with respect to the Company;

4.1.14      in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and as agreed to by the Company, with the managing Underwriter of such offering;

4.1.15      make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

4.1.16      if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, the lesser of (i) $20 million and (ii) five percent (5%) of the Company’s market capitalization, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

4.1.17      otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, consistent with this Agreement, in connection with such Registration.

4.2        Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses related to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

4.3        Requirements for Inclusion as a Selling Stockholder. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, and any other reasonably requested agreements or certificates, on or prior to the fifth (5th) Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Agreement, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering for Equity Securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 4.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

4.4        Suspension of Sales; Adverse Disclosure.

4.4.1        Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or upon the advice of counsel for the Company, the Company determines it is necessary to supplement or amend the prospectus to comply with applicable law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to use commercially reasonable efforts to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time (i) would require the Company to make an Adverse Disclosure, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgement of a majority of the Board, would be seriously detrimental to the Company and the Board concludes, as a result, that it is necessary to defer such filing, initial effectiveness, or continued use at such time, or (iv) if the majority of the Board, in its good faith judgment, determines to delay the filing or initial effectiveness of, or suspend the use of, a Registration Statement and such delay or suspension arises out of or is a result of, or is related to or is in connection with any publicly available written guidance of the Commission, or any comments requirements, or requests of the Commission Staff related to accounting, disclosure or other matters, then the Company may, upon giving prompt written notice of such action to the Holders, delay, postpone or suspend (i) the filing or initial effectiveness of, or suspend use of, such Registration Statement, and/or (ii) the launch of any Underwritten Offering, in each case, for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 4.4.

4.4.2        Subject to subsection 4.4.3, (a) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days (or such shorter time as the managing Underwriters may agree) after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, or (b) if, pursuant to subsection 3.1.5, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 3.1.5.

4.4.3        The right to delay, postpone or suspend any filings, initial effectiveness or launch of any Underwritten Offering pursuant to subsection 4.4.1 and subsection 4.4.2 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive days or more than one hundred and eighty (180) total days in any twelve-month period.

4.5        Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 4.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

4.6        Other Obligations. In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 4.6, if requested by the Holder, the Company shall use commercially reasonable efforts to cause the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within two (2) trading days of any such request therefor from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission).

Article V
INDEMNIFICATION AND CONTRIBUTION

5.1        Indemnification.

5.1.1        In connection with any Registration Statement in which a holder of Registrable Securities is participating, the Company agrees to indemnify, to the extent permitted by law, each such Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees) caused by any Misstatement or alleged Misstatement contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, in light of the circumstances under which it was made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

5.1.2        In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, shall, severally and not jointly, indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) and any other Holders of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including without limitation reasonable and documented attorneys’ fees) resulting from any Misstatement or alleged Misstatement contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, in light of the circumstances under which it was made, not misleading, but only to the extent that such Misstatement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

5.1.3        Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim (and, if necessary, one local counsel), unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.1.4        The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

5.1.5        If the indemnification provided under Section 5.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 5.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability, except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 5.1.1, 5.1.2 and 5.1.3 above, any legal or other fees, charges or documented out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 5.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 5.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 5.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

Article VI
MISCELLANEOUS

6.1        Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company to: e2 Companies LLC, 8901 Quality Road, Bonita Springs Florida 34135, Attn: James Richmond, CEO, E-Mail: james.richmond@e2companies.com, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2        Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each of the other Parties as follows:

6.2.1        Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

6.2.2        Such Party has the full power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Party. This Agreement has been duly executed and delivered by such Party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

6.2.3        The execution and delivery by such Party of this Agreement, the performance by such Party of its, his or her obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

6.2.4        Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this Agreement or to perform its, his or her obligations hereunder.

6.2.5        There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this Agreement or to perform its, his or her obligations hereunder.

6.3        Not a Group; Independent Nature of Holders’ Obligations and Rights. The Holders and the Company agree that the arrangements contemplated by this Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this Agreement of the Company’s Equity Securities owned by the other Holders, and the Company agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and the Company acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement, and the Company acknowledges that the Holders are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement. The decision of each Holder to enter into this Agreement has been made by such Holder independently of any other Holder. Each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in the Company and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in Company Shares or enforcing its rights under this Agreement. The Company and each Holder confirms that each Holder has had the opportunity to independently participate with the Company and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of the Company, not the action or decision of any Holder, and was done solely for the convenience of the Company and its subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Holder, solely, and not between the Company and the Holders collectively and not between and among the Holders.

6.4        Assignment; No Third Party Beneficiaries.

6.4.1        This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.4.2        This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

6.4.3        This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement.

6.4.4        No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.4 shall be null and void.

6.4.5        A transferee receiving Registrable Securities from an Existing Holder shall become an Existing Holder under this Agreement, and a transferee receiving Registrable Securities from an e2 Holder shall become an e2 Holder under this Agreement.

6.5        Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.6        Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7        Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or .PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.8        Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the action in any such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

6.9        TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.10        Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 6.11 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

6.11        Other Registration Rights. The Company represents and warrants that no Person, other than (a) a Holder of Registrable Securities, (b) the subscriber parties to those certain Subscription Agreements, dated as of [     ], by and among the Company and the subscriber parties thereto, as the same have been amended prior to the date hereof, (c) the GEM Parties pursuant to the GEM RRA and (d) the holders of warrants pursuant to the Warrant Agreements, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, including the Original RRA, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. The Company agrees that (i) it shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders hereunder, and (ii) it shall not grant any registration rights to third parties which are more favorable than the rights granted hereunder unless are such more favorable rights are concurrently added to the rights granted hereunder.

6.12        Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.13        Termination of Original RRA. Upon the Closing, the Company, Sponsor, and the other Existing Holders party thereto hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder will be terminated in their entirety and shall be of no further force or effect.

6.14        Term. This Agreement shall terminate upon the earlier of (i) the fourth anniversary of the date of this Agreement and (ii) with respect to and as to any Holder, when such Holder, following the Closing, ceases to Beneficially Own any Registrable Securities or any securities which are convertible or exchangeable into Registrable Securities.

6.15        Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.16        Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder for the purposes of the filing of a Registration Statement or Prospectus or otherwise as reasonably determined by the Company.

6.17        Legends. Each of the Holders acknowledges that (i) no transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) the Company shall place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Agreement.

6.18        Adjustments. If, and as often as, there are any changes in Company Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, equitable adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to Company Shares as so changed.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

E2COMPANIES, INC. (F/K/A NABORS ENERGY TRANSITION CORP. II)

By:
Name:
Title:

SPONSOR:

NABORS ENERGY TRANSITION SPONSOR II LLC

By:
Name:
Title:

EXISTING HOLDERS:

[ ]

E2 HOLDERS:

[ ]

[Signature Page to Stockholder and Registration Rights Agreement]

EXHIBIT F

Form of Lock-Up Agreement

[Attached]

F-1

Exhibit F

FORM OF LOCK-UP AGREEMENT

[          ], 20[     ]

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that e2Companies, Inc., a Delaware corporation (f/k/a Nabors Energy Transition Corp. II, a Cayman Islands exempted company) (“Acquiror”), has entered into a Business Combination Agreement and Plan of Reorganization, dated as of February 11, 2025 (as the same may be amended from time to time, the “BCA”) with Liffey Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquiror, and e2Companies LLC, a Florida limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the BCA.

1.        In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Acquiror and Sponsor the undersigned will not, for a period of six (6) months following the date hereof (the “Restricted Period”):

(a)	offer, pledge, hypothecate, create a security interest in, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Acquiror Common Stock or any securities convertible into or exercisable or exchangeable for Acquiror Common Stock (including without limitation, Acquiror Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Acquiror which may be issued upon exercise of any of Acquiror’s options, warrants or other convertible security) that are listed on the signature page hereto (collectively, the “Undersigned’s Shares”);

(b)	enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (a) above or this clause (b) is to be settled by delivery of Acquiror Common Stock or other securities, in cash or otherwise;

(c)	make any demand for, or exercise any right with respect to, the registration of any shares of Acquiror Common Stock or any security convertible into or exercisable or exchangeable for Acquiror Common Stock (other than such rights set forth in the BCA and the Stockholder and Registration Rights Agreement, dated as of the date hereof, by and among Acquiror, Nabors Energy Transition Sponsor II, LLC, a Cayman Islands limited liability company, the undersigned and the other parties thereto); or

(d)	publicly disclose the intention to do any of the foregoing.

2.        The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)	transfers of the Undersigned’s Shares:

(i)	if the undersigned is a natural person, (A) to any immediate family member (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide charitable gift or contribution, (D) by operation of Law pursuant to a qualified domestic relations order or (E) to any partnership, corporation or limited liability company which is controlled by or under common control with the undersigned and/or by any such Family Member(s);

(ii)	if the undersigned is a corporation, partnership or other entity, (A) to another corporation, partnership, or other entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide charitable gift or contribution or otherwise to a trust or other entity for the direct benefit of a beneficial owner or a Family Member of a beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of the Undersigned’s Shares or (D) transfers or dispositions not involving a change in beneficial ownership, including (i) transactions involving a basket default swap or other derivative securities tied to an underlying index or basket of publicly-traded equities, corporate bonds or other assets subject to credit risk and (ii) transactions concerning an index or basket of securities;

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust or to the estate of a beneficiary of such trust; or

(iv)	to enable the undersigned to pay or otherwise offset taxes (including estimated taxes) arising in connection with the transactions described in the BCA or make tax distributions in respect thereof;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Acquiror a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Acquiror Common Stock or such other securities that have been so transferred or distributed;

(b)	the exercise of Acquiror options or warrants (including dispositions of shares to Acquiror in connection with a net or cashless exercise of such options or warrants), and any related transfer of shares of Acquiror Common Stock to Acquiror for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options or warrants; provided that, for the avoidance of doubt, the underlying shares of Acquiror Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c)	the disposition (including a forfeiture or repurchase) to Acquiror by any employee or other service provider of Acquiror upon death, disability or termination of employment or service relationship, in each case, of such employee or service provider;

(d)	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Acquiror Common Stock; provided that (i) such plan does not provide for, or permit, any transfers of Acquiror Common Stock during the Restricted Period, and (ii) Acquiror shall not be required to effect, and the undersigned shall not effect or cause to be effected, any public filing, report or other public announcement or disclosure regarding the establishment of the trading plan during the Restricted Period;

(e)	transfers by the undersigned of shares of Acquiror Common Stock purchased by the undersigned on the open market or in a public offering by Acquiror, in each case following the Closing Date;

(f)	pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction approved by Acquiror’s board of directors and made to all holders of Acquiror’s capital stock involving a change of control (as defined below) of Acquiror, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or

(g)	pursuant to an order of a court or regulatory agency;

provided, that, with respect to each of (a), (b), (c), (d), and (f) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be made voluntarily reporting a reduction in beneficial ownership of shares of Acquiror Common Stock or any securities convertible into or exercisable or exchangeable for shares of Acquiror Common Stock in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities Laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Acquiror Common Stock that would otherwise expire during the Restricted Period or as otherwise provided in connection with a net or cashless exercise of a Acquiror options or warrants, provided that (x) reasonable notice shall be provided to Acquiror prior to any such filing and (y) such filing, report or announcement shall clearly indicate in the footnotes therein, in reasonable detail, a description of the circumstances of the transfer and that the shares remain subject to this Lock-Up Agreement).

For purposes of this Lock-Up Agreement, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of Acquiror’s voting securities if, after such transfer, Acquiror’s stockholders as of immediately prior to such transfer do not hold a majority of the outstanding voting securities of Acquiror (or the surviving entity).

3.        Notwithstanding the provisions of Section 2, the undersigned may not make a transfer pursuant to Section 2 if: (i) such transfer has the purpose of the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on transfers in this Lock-Up Agreement (it being understood that the purpose of this provision includes prohibiting the transfer to a transferee (A) that has been formed to facilitate a material change with respect to who or which entities beneficially own the Undersigned’s Shares or (B) followed by a change in the relationship between the undersigned and the transferee (or a change of control of the undersigned or a transferee) after the transfer with the result and effect that the undersigned has indirectly made a transfer of the Undersigned’s Shares, which transfer would not have been directly permitted under Section 2 had such change in relationship occurred prior to such transfer) or (ii) the transfer will conflict with or violate any Law applicable to the undersigned, Acquiror or the transferee.

4.        Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Acquiror. In furtherance of the foregoing, the undersigned agrees that Acquiror and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. The legend set forth below, or a legend substantially equivalent thereto, shall be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Acquiror Common Stock, or any securities convertible into or exercisable or exchangeable for Acquiror Common Stock:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

5.        The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

6.        Any and all remedies herein expressly conferred upon Acquiror will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Acquiror of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur to Acquiror in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Acquiror shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Acquiror is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Acquiror with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity (other than that a breach would not occur absent such award).

7.        No party hereto may assign, directly or indirectly, including by operation of Law, either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party hereto, except with respect to a transfer completed in accordance with Section 2. Subject to the first sentence of this Section 7, this Lock-Up Agreement shall be binding upon and shall inure to the benefit of the undersigned’s heirs, legal representatives, successors and assigns. Any assignment in violation of this Section 7 shall be void ab initio.

8.        This Lock-Up Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any Action between any of the parties arising out of or relating to this Lock-Up Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such Action shall be heard and determined exclusively in accordance with clause (a) of this Section 8, (c) waives any objection to laying venue in any such Action in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 9 of this Lock-Up Agreement. This Lock-Up Agreement constitutes the entire agreement between the parties to this Lock-Up Agreement with respect to the subject matter hereof, and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LEGAL PROCEEDING RELATED TO OR ARISING OUT OF THIS LOCK-UP AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.

9.        All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by electronic transmission (providing confirmation of transmission) to Acquiror in accordance with Section 10.01 of the BCA and to the undersigned at his, her or its address or email address (providing confirmation of transmission) set forth on the signature page hereto (or at such other address for a party as shall be specified by like notice).

10.        This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Acquiror and the undersigned by electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Pages Follow)

Very truly yours,

[ ]

Signature (for individuals):

Name: [ ]

Email:

Address:

Undersigned’s Shares:

Signature (for entities):

[ ]

By:
Name: [ ]
Title: [ ]

Email:

Address:

Undersigned’s Shares:

[Signature Page to Lock-Up Agreement]

Accepted and Agreed:

e2Companies, Inc.
(f/k/a Nabors Energy Transition Corp. II)

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

EXHIBIT G

Form of Company Interest Holders Written Consent

[Attached]

G-1

Exhibit G

FORM OF WRITTEN CONSENT OF

THE CLASS A MEMBERS OF

E2COMPANIES LLC

This Written Consent is solicited by the Managers of e2Companies LLC.

Please return this consent no later than [____] pm (Eastern Time) on [_____ ___], 2025, which is the final date that the managers of e2Companies LLC, a Florida limited liability company (“e2Companies”), have set for receipt of written consents. Your units will be voted to approve the proposal.

The undersigned, being a holder of record of Class A Units of e2Companies on [_____ ___], 2025, hereby consents, by written consent without a meeting, to the action as set forth below with respect to all of the aforementioned units of e2Companies that the undersigned holds of record.

The undersigned acknowledges receipt of the joint proxy and consent solicitation statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-[ ]) of Nabors Energy Transition Corp. II, a Cayman Islands exempted company (“Nabors”), and which more fully describes the proposal below.

1. Approval of the merger of Liffey Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Nabors (“Merger Sub”) with and into e2Companies, with e2Companies continuing as the surviving company and a wholly owned subsidiary of Nabors, and adoption and approval of the Business Combination Agreement and Plan of Reorganization, dated as of [_______ ___], 2025 (as may be amended from time to time, the “Merger Agreement”), by and among Nabors, Merger Sub, and e2Companies, and the transactions contemplated thereby.

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW.

Please sign exactly as your name appears on the certificate(s) representing your unit(s) of e2Companies. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If units are held by a corporation, please sign the full corporate name by president or other authorized officer. If units are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to by emailing a PDF copy of your written consent to james.richmond@e2companies.com, or by mailing your written consent to e2Companies LLC, 8901 Quality Road, Bonita Springs, FL 34135, Attention: James Richmond.

[Signature page follows.]

G-1

IF AN INDIVIDUAL:		IF AN ENTITY:
(please print or type complete name of entity)

By:		By:
(duly authorized signature)		(duly authorized signature)

Name:		Name:
(please print or type full name)		(please print or type full name)

Title:		Title:
(please print or type full title)		(please print or type full title)

Date:	, 2025	Date:	, 2025

SIGNATURE PAGE TO THE

FORM OF WRITTEN CONSENT OF

THE CLASS A MEMBERS OF

E2COMPANIES LLC

G-2

SCHEDULE A

Company Knowledge Parties

1.       James Richmond

2.      Alexis Khazzam

3.      Matt Leiter

4.      Andrea Schanck

5.      Joseph Wakem

Schedule A - 1

SCHEDULE B

Key Company Interest Holders

1.        Iepreneur Consulting, LLC

2.        Avanti Insieme, LLC

3.        LK Capital, LLC

Schedule B - 1